Filed Pursuant to Rule 424(b)(4)

Registration No. 333-193840

11,100,000 Shares

Class B Common Stock

This is an initial public offering of shares of Class B common stock of Castlight Health, Inc.

We have two classes of common stock, Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. In certain circumstances pertaining to change in control, the sale of all or substantially all of our assets and liquidation matters, and on all matters if and when any individual, entity or “group” (as such term is used in Regulation 13D of the Securities Exchange Act of 1934, as amended) has, or has publicly disclosed (through a press release or a filing with the Securities and Exchange Commission) an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of our Class A common stock and Class B common stock, combined, holders of our Class A common stock are entitled to ten votes per share and holders of our Class B common stock are entitled to one vote per share. Immediately following the completion of this offering, outstanding shares of our Class A common stock will represent approximately 98.6% of the voting power of our outstanding capital stock in these circumstances. In all other circumstances, holders of our Class A common stock and Class B common stock are each entitled to one vote per share, and in these other circumstances the outstanding shares of our Class A common stock immediately following the completion of this offering would represent 87.2% of the voting power of our outstanding common stock. Each share of Class A common stock is convertible at any time into one share of Class B common stock.

Prior to this offering, there has been no public market for our Class B common stock. The initial public offering price per share is $16.00. We have been approved to list our Class B common stock on the New York Stock Exchange under the symbol “CSLT.”

We are an “emerging growth company” as defined under federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

See “Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of our Class B common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$16.00	$177,600,000
Underwriting discount(1)	$1.12	$12,432,000
Proceeds, before expenses, to Castlight	$14.88	$165,168,000

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters have the option to purchase up to an additional 1,665,000 shares from us at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on March 19, 2014.

Goldman, Sachs & Co.	Morgan Stanley

Allen & Company LLC
Stifel	Canaccord Genuity	Raymond James

Prospectus dated March 13, 2014.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before deciding to invest in shares of our Class B common stock, you should read this summary together with the more detailed information, including our consolidated financial statements and the related notes, provided elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors,” our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus.

Castlight Health, Inc.

Mission

Our mission is to dramatically improve the efficiency of the U.S. health care industry by unleashing the power of market forces through greater transparency and better alignment of economic incentives among employers, health care consumers and their providers.

Overview

Castlight is a pioneer in a new category of cloud-based software that enables enterprises to gain control over their rapidly escalating health care costs. Our Enterprise Healthcare Cloud allows our customers to conquer the complexity of the existing health care system by providing personalized, actionable information to their employees, implementing technology-enabled benefit designs and integrating disparate systems and applications. Our comprehensive technology offering aggregates complex, large-scale data and applies sophisticated analytics to make health care cost and quality data transparent and useful. We deploy consumer-oriented applications that deliver strong engagement and integration capabilities. In the last two years, we have signed more than 95 customers, which consist primarily of large self-insured employers, across a broad range of industries, including 24 Fortune 500 companies.

U.S. health care spending is forecasted to total approximately $3.1 trillion in 2014, with $620 billion of this amount to be paid by U.S. employers, according to the Centers for Medicare and Medicaid Services, or CMS. Despite this substantial investment, the U.S. health care system is burdened by significant waste and extreme variations in the cost and quality of care, with limited correlation between the two. Two fundamental causes of these inefficiencies have been the absence of transparent information and the misalignment of economic incentives, which make it difficult for employees and their health care providers to make judicious health care choices.

Employers bear a substantial share of this waste and inefficiency, as they pay on average more than three quarters of their employees’ health care costs according to a 2013 joint survey by the National Business Group on Health, or NBGH, and Towers Watson & Co., or Towers Watson. Over the last two decades, employers have taken various steps to attempt to mitigate this growing burden, including self-insuring and increasingly shifting costs to employees. These measures have failed to solve the fundamental problems that have undermined employers’ efforts to control costs while maintaining competitive health care benefits for their employees.

This failure is due in part to an inability to collect and analyze complex and unstructured health care data, limitations on the feasibility of highly tailored advanced benefit designs and poor integration of disparate health care systems, applications and programs. In addition, even as employers have shifted more costs to their employees, they have been unable to engage and empower employees with useful, high-quality information about their health care choices.

We believe that controlling costs and improving quality of care for employees and thereby driving efficiency in the overall health care market can be achieved by introducing a new category of cloud-based technology solutions that are capable of addressing the scale and complexity of the U.S. health care industry.

Our Enterprise Healthcare Cloud offering transforms a massive quantity of complex data into transparent and useful information. These data include external data we obtain from a diverse array of sources, such as health care providers, insurance companies, governmental agencies and quality-monitoring organizations, as well as internal data generated through the usage of our applications. Our team of leading engineers, economists and clinicians applies sophisticated data science techniques, including predictive modeling and epidemiologic analytics, that leverage our database to drive insights such as identification of high-risk patients and estimated future costs of care, thereby empowering employers with the information they need to design and implement advanced benefit plans that address their specific challenges. We deliver this powerful offering through a suite of innovative, consumer-oriented applications that enables employers to engage their employees with actionable information and integrate their other health care applications and programs.

We believe that Castlight is well positioned to leverage its use of large amounts of health care related data, sophisticated data analytics, strong customer portfolio and early-mover advantage to play a role in dramatically improving the efficiency of the U.S. health care system.

Our total revenue was $1.9 million, $4.2 million and $13.0 million for the years ended December 31, 2011, 2012 and 2013, respectively. Our net loss was $19.9 million, $35.0 million and $62.2 million for the years ended December 31, 2011, 2012 and 2013, respectively. Our accumulated deficit at December 31, 2013 was $131.2 million.

Industry Background

Significant Waste.    The health care industry in the United States is the largest in the world, according to the World Bank, and yet health care outcomes are inferior to those of many other countries. Additionally, a 2013 Institute of Medicine report estimates that approximately 30% of U.S. health care spending in 2009 was wasted due to factors such as inflated prices, the provision of unnecessary services and inefficient delivery of care.

Dysfunctional Market.    In addition to these inefficiencies, industry dynamics have led to high variations in the cost and quality of health care services, with limited correlation between the two. Two fundamental causes driving this lack of correlation between cost and quality and the resulting market dysfunction are the absence of transparent data and the misalignment of economic incentives.

Lack of Transparency.    Historically, employers and employees have not had access to clear information about the cost and quality of care as they consider benefit designs and health care treatment options. In some cases, health care providers and other market participants have actively resisted efforts by employers and others to obtain information about the costs and quality of health care services. Despite this resistance, the health care industry generates extensive data that is relevant to determining the cost and quality of health care services. These data reside in myriad formats and disparate databases, without a common infrastructure, and have therefore been of limited value to employers and employees in controlling costs and improving outcomes.

Misalignment of Economic Incentives.    Historically, employees in the United States have been insulated from direct financial responsibility for much of the cost of the care they choose to receive. On average, employees paid approximately 23% of the total cost of their health care and employers paid approximately 77% in 2012, according to a joint survey by NBGH and Towers Watson. As a result, employees historically have been less sensitive to the costs of health care services than they might have been had their economic incentives been more closely linked to the total costs of care they received.

Growing Problem for Employers.    According to the Bureau of Labor Statistics, health care benefit costs account for approximately 8% of total employee costs in the United States and are increasing rapidly. According to an August 2013 Kaiser Family Foundation survey, in 2013, approximately 61% of U.S. employees who rely on health care funded by an employer are covered by health plans by employers that have elected to self-insure (including 94% of the covered employees of U.S. employers with more than 5,000 employees), which more directly exposes employers to the volatility of health care expenses and the burdens of designing health care benefits. As a result, better managing health care expenses will have a direct impact on financial performance, making employers eager for solutions that can help them manage this growing problem.

Employers Lack a Solution.    Despite intensive efforts to reduce health care expenses and improve value over many years, employers continue to face escalating costs and highly variable quality. Historical efforts to manage costs through benefit design (such as the use of health maintenance organizations, or HMOs) have been largely unsuccessful in preventing the overall growth in health care costs. More recently, employers have attempted to reduce health care costs through use of employee cost-sharing plans, such as consumer-directed health care plans. These plans shift health care expenses to employees and thereby incentivize them to make more judicious health care spending decisions. Progressive employers have also implemented benefit design strategies intended to improve quality of care and thereby lower costs by reducing medical complications and eliminating wasteful treatments. While higher cost-sharing plans and other advanced benefit design strategies have the potential to reduce costs, they are difficult to implement effectively without transparent and actionable information that enables employers and employees to identify options that provide more value for their health care dollar.

Our Opportunity

We believe there is a significant opportunity to offer a comprehensive, technology-based solution to reduce the massive waste and inefficiencies associated with the approximately $620 billion that employers are projected to spend on health care in the United States in 2014. By combining innovations in big data analytics, cloud-based software delivery models and consumer-oriented online and mobile applications, with our deep health care domain knowledge and platform for integrating third-party applications, we believe we are well positioned to play a central role in dramatically improving the efficiency of the U.S. health care system. We estimate, based on the number of people who rely on health care funded by self-insured employers and our estimate of the potential fee opportunity for our current products, that our total available market is greater than $5 billion.

Our Solution

We have developed a new category of cloud-based software that enables enterprises to gain control over their rapidly escalating health care costs. Our Enterprise Healthcare Cloud offering transforms a massive quantity of complex data, which we obtain from a diverse array of internal and external sources, into transparent and useful information for employers, and their employees and families.

We deliver this powerful offering through a suite of innovative applications that enables employers to engage their employees with personalized, actionable information, implement highly tailored benefit designs and integrate their other health care systems, applications and programs. These applications are delivered to our customers, and their employees and families, via our cloud-based offering and leverage consumer-oriented design principles that drive engagement and ease of use. In addition, as more customers use our applications and our database grows, the depth and breadth of our offering improves, increasing the value we can deliver to employers, and their employees and families.

The key dimensions of our Enterprise Healthcare Cloud offering include:

•	Extensive Data Foundation. Our offering integrates, organizes and normalizes data from across the fragmented and complex health care landscape. Our offering has successfully scaled to aggregate more than a billion health care claim transactions from public and private data sources and combine these data with health care benefit information, clinical practice guidelines, user-generated data and the consumer behavior data of our users. We then structure these data, allowing us to map personalized cost information by region and individual service providers for a broad range of health care and physician services and medical products. We combine these pricing data with clinical quality and patient experience information from national, regional and user-generated sources to deliver service-specific quality metrics across a broad range of providers in the United States.

•	Sophisticated Analytics. Our team of leading engineers, economists and clinicians has developed proprietary data science techniques and robust capabilities to process and analyze our extensive data foundation and compute cost and quality data for thousands of health care services and products. In addition, we employ predictive modeling to identify patients at risk for needing particular services and estimate their future cost of care. We also use epidemiologic analytics to personalize recommendations for employers for specific benefits programs in which they should invest based on the health characteristics of their populations. Our offering uses this analytics engine to calculate costs and identify patterns of inefficient behavior for large populations of employees and their families, thereby enabling employers to take actions to optimize benefit plans, reduce inefficient outcomes and foster behavioral change.

•	Personalized Cost, Quality and Benefit Information. We simplify the health care decision-making process for employees and their families by providing highly relevant, personalized information that encourages informed choices before, during and after receiving health care. We utilize a real-time interface to securely aggregate the employee’s latest medical spending information to deliver a highly personalized health care shopping experience that illuminates both the employee’s specific out-of-pocket costs and the portion of the medical expense paid by the employer. In addition, we deliver personalized benefit and clinical information, as well as specific alerts about lower cost medical and pharmaceutical options, avoidance of unnecessary services and preventative care recommendations. By empowering employees and their families with the ability to simultaneously search price, quality and relevant content on health care services and providers, we enable them to make informed “market-based” decisions that avoid excessive prices and low quality or unnecessary care, creating significant value for employers.

•

Technology-Enabled Benefit Design.    We deliver significant value to employers by enabling the successful implementation of employee cost-sharing plans and other advanced benefit designs that incentivize employees and their families to consume resources more judiciously. Our offering gives employers who offer these types of plans the tools and information their employees and families need, at scale, to better understand their care options, become more empowered health care consumers and spend their health care dollars wisely. In addition, we also enable and increase the effectiveness of advanced benefit programs including reference-

based pricing, centers of excellence and incentive programs, which can drive significant savings for employers. Our data, analytics and reporting capabilities allow employers to rigorously design, specify and enforce the parameters of these programs, evaluate their effectiveness and optimize their performance over time.

•	Independent and Integrated Platform. As an independent player in the health care industry, we act as trusted source of unbiased health care cost and quality information. We believe our independence is an important attribute for our relationships with our customers, and their employees and families and allows us to partner with health plans, health care providers and broader health care stakeholders. Furthermore, we designed our offering to seamlessly integrate with other key third-party data sources, programs and applications. These integrations streamline the user experience across a fragmented vendor set. For example, we provide employees with a consistent and personalized experience regardless of geography, plan design or health plan, while at the same time interfacing with all of the employers’ legacy systems that support their health care offerings. This integration capability is a key competitive advantage of our offering for large enterprises with national employee bases and multiple health plans. Additionally, our integration capabilities enable employers to increase use of other complementary vendor applications by capitalizing on our ability to drive high levels of engagement. Over time, we believe our platform will become a key consolidation point for a broad array of third-party health care applications.

•	Engaging Interface. In order for employers and employees to maximize the benefits of transparent cost and quality information and technology-enabled benefit designs, we have designed our offering to be ubiquitously and conveniently accessible, easy-to-use and valuable for consumers. Our applications enable user experiences similar to those of leading consumer internet sites. Our user experience design fosters user engagement and drives utilization. Our focus on an intuitive and simple user experience allows employees to conveniently shop and access information throughout the process of understanding, planning and carrying out their health care decisions. This focus enables our customers to realize higher productivity and generate better business results through broad access to more timely and reliable information. We complement these capabilities with professional services designed to drive initial user registrations and ongoing engagement.

Our Strategy

•	Capitalize on Our Leadership. As a pioneer in the emerging enterprise health care cloud market, we have experienced significant demand from customers in the early commercialization of our offering. We initially targeted, and have already secured, large enterprise customers, which have provided us with data access, enhanced product development and increased scale. We intend to leverage our experiences with these large customers as we continue to build on our momentum. Our current base of 106 customers represents only a small fraction of customers that we believe could benefit from our cloud offering. In order to capitalize on this emerging market opportunity, we intend to continue to leverage our current customer base, expand our direct sales capabilities and invest further in indirect sales channels and partnerships.

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Continue to Invest in Customer Success.    We are intensely focused on driving lasting customer success. We invest early and heavily in customer relationships and work closely with employers throughout the implementation process to configure their benefit plans to meet their specific needs and objectives and continue to help them adapt these plans over time. We also provide integrated communications and implementation programs that help employers execute their benefit plan strategies quickly and effectively. We aim to be the catalyst that drives long-

term employee engagement and lasting efficiency in health care purchases, and in turn, drive high customer satisfaction, retention and referenceability.

•	Further Develop Our Platform Strategy. We believe there is a significant opportunity to provide complementary software applications and services to our customers to serve their evolving benefit needs. We have only recently begun to offer additional applications to our customers and have experienced positive results. Additionally, we expect third-party developers will leverage our application program interfaces, or APIs, and our database to develop a broad range of value-added applications and services accessed via our platform, thereby further enhancing the value of our offering.

•	Leverage Our Health Care Database. We operate a growing independent database that includes more than a billion health care claim transactions and a rapidly expanding collection of consumer behavior data, making us a trusted third-party source of reference for health care spending. Through algorithmic processing of this aggregated information on provider practices, referral patterns, patient outcomes, patient needs and purchasing trends, we will continue to develop novel offerings that inform the benefit design strategies of our customers.

•	Leverage Our Passionate, Mission-Driven Culture. We believe our team of employees, our corporate culture and our shared passion to change health care that unites us, are key elements of our success. We have assembled a unique multi-disciplinary team of software developers, economists, behavioral scientists, clinicians, health policy experts and enterprise-focused sales and marketing personnel and have created a work environment that stimulates cross-functional innovation to effect fundamental change in health consumption behavior.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. Some of these risks are:

•	We have a history of significant losses, which we expect to continue, and we may never achieve or sustain profitability in the future;

•	Our limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment;

•	The enterprise health care cloud market is immature and volatile and may not develop or may develop more slowly than we expect;

•	If our security measures are breached and unauthorized access to a customer’s data are obtained, we may incur significant liabilities, our reputation may be harmed and we could lose sales and customers;

•	Our quarterly results may fluctuate significantly;

•	If we fail to manage our rapid growth effectively, our expenses could increase more than expected, our revenue could decrease and we may be unable to implement our business strategy;

•	We incur significant upfront costs in our customer relationships, and if we are unable to maintain and grow these customer relationships over time, we are likely to fail to recover these costs;

•	Our ability to deliver our full offering depends in substantial part on our ability to access pricing and claims data managed by a limited number of health plans and other third parties;

•	If our existing customers do not continue or renew their agreements with us, renew at lower fee levels or decline to purchase additional applications and services from us, our business and operating results will suffer; and

•	Our failure to comply with regulatory requirements, including applicable health information privacy and security laws and other state and federal privacy and security laws, could create liability for us, result in adverse publicity and otherwise negatively affect our business.

Corporate Information

We were incorporated in the State of Delaware in January 2008 as Maria Health, Inc. In July 2009, we changed our name to Ventana Health Services, Inc. In April 2010, we changed our name to Castlight, Inc., and then subsequently changed our name to Castlight Health, Inc. Our principal executive offices are located at Two Rincon Center, 121 Spear Street, Suite 300, San Francisco, California 94105, and our telephone number is (415) 829-1400. Our website address is www.castlighthealth.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our Class B common stock.

Unless the context indicates otherwise or otherwise noted, as used in this prospectus, the terms “Company,” “Castlight,” “Castlight Health,” “Registrant,” “we,” “us,” “our” and “our company” refer to Castlight Health, Inc., a Delaware corporation, and its subsidiaries taken as a whole.

The marks “Castlight Health” and “Castlight” are our registered trademarks and the Castlight Health logo and all product names are our common law trademarks. All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

•	reduced disclosure of financial information in this prospectus, including two years of audited financial information and two years of selected financial information;

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about our executive compensation arrangements; and

•	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a shareholder approval of any golden parachute arrangements.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. We would cease to be an emerging growth company upon the earliest to occur of: the last day of the fiscal year in which we have more than $1.0 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of this offering.

The JOBS Act also permits us, as an emerging growth company, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies and thereby allows us to delay the adoption of those standards until those standards would apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The Offering

Class B common stock offered by us	11,100,000 shares

Class B common stock to be outstanding after this offering	11,100,000 shares

Class A common stock to be outstanding after this offering	75,469,707 shares

Total Class A and Class B common stock to be outstanding after this offering	86,569,707 shares

Option to purchase additional shares of Class B common stock from us	1,665,000 shares

Use of proceeds	We intend to use the net proceeds from this offering for working capital and other general corporate purposes. We may also use the proceeds to acquire or invest in other businesses, products, or technologies, although we have no commitments with respect to any such acquisitions or investments at this time. See “Use of Proceeds.”

Voting rights

Each share of Class A common stock and each share of Class B common stock has one vote per share, except on the following matters (in which each share of Class A common stock has ten votes per share and each share of Class B common stock has one vote per share):

•    adoption of a merger or consolidation agreement involving our company;

•    a sale, lease or exchange of all or substantially all of our property and assets;

•    a dissolution or liquidation of our company; or

•    every matter, if and when any individual, entity or “group” (as such term is used in Regulation 13D of the Exchange Act of 1934, as amended, or the Exchange Act) has, or has publicly disclosed (through a press release or a filing with the Securities and Exchange Commission, or the SEC) an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of Class A common stock and Class B common stock, combined.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class B common stock.

New York Stock Exchange symbol	“CSLT”

The number of shares of Class A and Class B common stock to be outstanding following this offering includes 75,469,707 shares of our Class A common stock and no shares of our Class B common stock outstanding as of December 31, 2013 and excludes:

•	16,455,404 shares of Class A common stock issuable upon the exercise of options outstanding as of December 31, 2013, with a weighted-average exercise price of $1.22 per share;

•	1,441,000 shares of Class A common stock issuable upon the exercise of options granted between January 1, 2014 and March 13, 2014, with a weighted-average exercise price of $7.20 per share;

•	115,000 shares of Class A common stock issuable upon the exercise of a warrant outstanding as of December 31, 2013, with an exercise price of $5.00 per share;

•	89,943 shares of restricted Class A common stock sold on February 18, 2014 at a purchase price per share of $6.76, and 12,786 shares of restricted Class A common stock sold on February 18, 2014 at a purchase price per share of $7.93; and

•	23,104,918 shares of our common stock reserved for future issuance under our equity compensation plans, consisting of:

(a) 2,104,918 shares of our Class A common stock reserved for issuance under our 2008 Stock Incentive Plan as of December 31, 2013;

(b) 15,000,000 shares of our Class B common stock reserved for issuance under our 2014 Equity Incentive Plan, including 1,788,000 shares of Class B common stock issuable upon the exercise of options to purchase Class B common stock with an exercise price equal to the initial public offering price that were granted on the day that the registration statement for this offering was declared effective; and

(c) 6,000,000 shares of our Class B common stock reserved for issuance under our 2014 Employee Stock Purchase Plan.

On the date of this prospectus, any remaining shares available for issuance under our 2008 Stock Incentive Plan as Class B common stock were added to the shares reserved under our 2014 Equity Incentive Plan and we ceased granting awards under the 2008 Stock Incentive Plan. Our 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan also provide for automatic annual increases in the number of shares reserved thereunder, as more fully described in “Executive Compensation—Employee Benefit Plans.”

Unless otherwise noted, the information in this prospectus reflects and assumes the following:

•	the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 64,475,633 shares of our Class A common stock effective immediately upon the completion of this offering;

•	the filing of our restated certificate of incorporation and the effectiveness of our restated bylaws, which will occur upon the completion of this offering;

•	no exercise of outstanding options or warrants; and

•	no exercise by the underwriters of their option to purchase up to an additional 1,665,000 shares of our Class B common stock from us in this offering.

Summary Consolidated Financial Data

The following tables present summary historical financial data for our business. You should read this information in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes and other information included elsewhere in this prospectus.

We derived the summary consolidated statements of operations data for 2011, 2012 and 2013 and the consolidated balance sheet data as of December 31, 2013 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2011	2012	2013
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$1,569	$3,395	$11,655
Professional services	306	759	1,318

Total revenue	1,875	4,154	12,973

Cost of revenue(1):
Cost of subscription	1,210	3,242	6,246
Cost of professional services	1,068	5,286	11,058

Total cost of revenue	2,278	8,528	17,304

Gross loss	(403)	(4,374)	(4,331)

Operating expenses:
Sales and marketing(1)	5,978	15,829	33,742
Research and development(1)	10,157	9,718	15,219
General and administrative(1)	3,563	5,212	9,047

Total operating expenses	19,698	30,759	58,008

Operating loss	(20,101)	(35,133)	(62,339)

Other income, net	181	129	157

Net loss	$(19,920)	$(35,004)	$(62,182)

Net loss per share, basic and diluted(2)	$(3.27)	$(4.44)	$(6.28)

Weighted-average shares used to compute basic and diluted net loss per share(2)	6,093	7,885	9,895

Pro forma net loss per share, basic and diluted (unaudited)(3)			$(0.84)

Weighted-average shares used to compute basic and diluted pro forma net loss per share (unaudited)(3)			74,371

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2011	2012	2013
	(in thousands)
Cost of revenue	$12	$107	$125
Sales and marketing	335	551	919
Research and development	302	242	603
General and administrative	333	411	780

(2)	Net loss per share is computed by dividing net loss by the weighted-average number of shares of our common stock outstanding during the period, less the weighted-average unvested shares of common stock subject to repurchase.
(3)	Pro forma net loss per share is computed by dividing net loss by the weighted-average shares outstanding during the period assuming the conversion of all our convertible preferred stock into common stock as of its issuance date.

	As of December 31, 2013
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(in thousands)
		(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$67,171	$67,171	$228,339
Working capital	54,944	54,944	216,112
Property and equipment, net	2,631	2,631	2,631
Total assets	83,517	83,517	244,685
Total deferred revenue	11,473	11,473	11,473
Total liabilities	27,444	27,444	27,444
Convertible preferred stock	180,423	—	—
Additional paid-in capital	6,885	187,302	348,469
Accumulated deficit	(131,236)	(131,236)	(131,236)
Total stockholders’ equity (deficit)	(124,350)	56,073	217,241

(1)	The pro forma consolidated balance sheet data as of December 31, 2013 gives effect to the automatic conversion of all our outstanding convertible preferred stock into an aggregate of 64,475,633 shares of our Class A common stock upon the completion of this offering.
(2)	The pro forma as adjusted consolidated balance sheet data above gives effect to (i) the pro forma adjustments described in footnote (1) above and (ii) the sale by us of shares of our Class B common stock in this offering at the initial public offering price of $16.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our Class B common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in shares of our Class B common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of may also become important factors that adversely affect our business. If any of the following risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

We have a history of significant losses, which we expect to continue, and we may never achieve or sustain profitability in the future.

We have incurred significant net losses in each fiscal year since our incorporation in 2008 and expect to continue to incur net losses for the foreseeable future. We experienced net losses of $35.0 million during the year ended December 31, 2012 and $62.2 million during the year ended December 31, 2013. As of December 31, 2013, we had an accumulated deficit of $131.2 million. The losses and accumulated deficit were primarily due to the substantial investments we made to grow our business, enhance our technology and offering through research and development and acquire and support customers. We anticipate that cost of revenue and operating expenses will increase substantially in the foreseeable future as we seek to continue to grow our business and acquire customers and develop our platform and new applications. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Many of our efforts to generate revenue from our business are new and unproven, and any failure to increase our revenue or generate revenue from new applications and services could prevent us from attaining profitability. Furthermore, to the extent we are successful in increasing our customer base, we could also incur increased losses because costs associated with entering into customer agreements are generally incurred up front, while customers are generally billed over the term of the agreement. Our prior losses, combined with our expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. We expect to continue to incur operating losses for the foreseeable future and may never become profitable on a quarterly or annual basis, or if we do, we may not be able to sustain profitability in subsequent periods. As a result of these factors, we may need to raise additional capital through debt or equity financings in order to fund our operations, and such capital may not be available on reasonable terms, if at all.

Our limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment.

We were founded in 2008, began building the first version of Castlight Medical in 2009, did not complete our first customer sale and implementation until 2010 and did not make substantial investments in sales and marketing until 2012. This limited operating history makes our current business and future prospects difficult to evaluate.

We have encountered and will continue to encounter risks and uncertainties frequently experienced by new and growing companies in rapidly changing industries, such as determining appropriate investments of our limited resources, market adoption of our existing and future offerings, competition from other companies, acquiring and retaining customers, managing customer deployments, hiring, integrating, training and retaining skilled personnel, developing new applications and services, determining prices for our applications, unforeseen expenses and challenges in forecasting accuracy. If our assumptions regarding these and other similar risks and uncertainties, which we use to plan our business, are incorrect or change as we gain more experience operating our business or due to changes in our industry, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

In addition, we may need to change our current operations infrastructure in order for us to achieve profitability and scale our operations efficiently, which makes our future prospects even more difficult to evaluate. For example, in order to grow sales of our Enterprise Healthcare Cloud to smaller customers in a financially sustainable manner, we may need to further automate implementations, tailor our offering and modify our go-to-market approaches to reduce our service delivery and customer acquisition costs. If we fail to implement these changes on a timely basis or are unable to implement them effectively due to our limited experience with the new infrastructure or factors beyond our control, our business may suffer.

The market for our offering is immature and volatile, and if it does not develop, if it develops more slowly than we expect, or if our offering does not drive employee engagement, the growth of our business will be harmed.

The enterprise health care cloud market is new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand and market adoption. Our success will depend to a substantial extent on the willingness of employers to increase their use of our Enterprise Healthcare Cloud offering, the ability of our applications to increase employee engagement, as well as on our ability to demonstrate the value of our offering to customers and their employees and to develop new applications that provide value to customers and users. If employers do not perceive the benefits of our offering or our offering does not drive employee engagement, then our market might not develop at all, or it might develop more slowly than we expect, either of which could significantly adversely affect our operating results. In addition, we have limited insight into trends that might develop and affect our business. We might make errors in predicting and reacting to relevant business, legal and regulatory trends, which could harm our business. If any of these events occur, it could materially adversely affect our business, financial condition or results of operations.

If our security measures are breached and unauthorized access to a customer’s data are obtained, our offering may be perceived as insecure, we may incur significant liabilities, our reputation may be harmed and we could lose sales and customers.

Our offering involves the storage and transmission of customers’ proprietary information, as well as protected health information, or PHI, of our customers and their employees, which is regulated under the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, collectively HIPAA. Because of the extreme sensitivity of this information, the security features of our offering are very important. If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive customer or employee data, including HIPAA-regulated protected health information. A security breach or failure could result from a variety of circumstances and events, including third-party action, employee negligence or error, malfeasance, computer viruses, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, telecommunication failures, user errors, and catastrophic events.

If our security measures were to be breached or fail, our reputation could be severely damaged, adversely affecting customer or investor confidence, customers may curtail their use of or stop using our offering and our business may suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation and for measures to prevent future occurrences. In addition, any potential security breach could result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to customers or other business partners in an effort to maintain the business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We outsource important aspects of the storage and transmission of customer information, and thus rely on third parties to manage functions that have material cyber-security risks. These outsourced functions include services such as software design and product development, software engineering, database consulting, call center operations, co-location data centers, data-center security, IT, network security and Web application firewall services. We attempt to address these risks by requiring outsourcing subcontractors who handle customer information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard personal health data and in some cases by requiring such outsourcing subcontractors to undergo third-party security examinations. However, we cannot assure you that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of customers proprietary and protected health information.

We may experience cyber-security and other breach incidents that may remain undetected for an extended period. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against us, we may be unable to anticipate these techniques or to implement adequate preventive measures. In addition, in the event that our customers authorize or enable third parties to access their data or the data of their employees on our systems, we cannot ensure the complete integrity or security of such data in our systems as we would not control access. If an actual or perceived breach of our security occurs, or if we are unable to effectively resolve such breaches in a timely manner, the market perception of the effectiveness of our security measures could be harmed and we could lose sales and customers.

Our quarterly results may fluctuate significantly, which could adversely impact the value of our Class B common stock.

Our quarterly results of operations, including our revenue, gross margin, net loss and cash flows, may vary significantly in the future, and period-to-period comparisons of our operating results may not be meaningful. Accordingly, our quarterly results should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, including, without limitation, those listed elsewhere in this “Risk Factors” section and those listed below:

•	the addition or loss of large customers, including through acquisitions or consolidations of such customers;

•	seasonal and other variations in the timing of the sales of our offering, as a significantly higher proportion of our customers enter into new subscription agreements with us or renew previous agreements in the third and fourth quarters of the year compared to the first and second quarters;

•	the timing of recognition of revenue, including possible delays in the recognition of revenue due to lengthy and sometimes unpredictable implementation timelines;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

•	our access to pricing and claims data managed by health plans and other third parties, or changes to the fees we pay for that data;

•	the timing and success of introductions of new applications and services by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

•	network outages or security breaches;

•	our ability to attract new customers;

•	general economic, industry and market conditions;

•	customer renewal rates and the timing and terms of customer renewals;

•	changes in our pricing policies or those of our competitors;

•	the mix of applications and services sold during a period; and

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies.

We are particularly subject to fluctuations in our quarterly results of operations since the costs associated with entering into customer agreements are generally incurred up front, while we generally recognize revenue at launch over the term of the agreement. In addition, some of our contracts with customers provide for one-time bonus payments if our offering achieves certain metrics, such as a certain rate of employee engagement, which may lead to additional fluctuations in our quarterly operating results. In certain contracts, employee engagement may refer to the number of first time registrations by employees of our customers and in other cases it may refer to return usage of our applications by employees. Any fluctuations in our quarterly results may not accurately reflect the underlying performance of our business and could cause a decline in the trading price of our Class B common stock.

If we fail to manage our rapid growth effectively, our expenses could increase more than expected, our revenue may not increase and we may be unable to implement our business strategy.

We have experienced rapid growth in recent periods, which puts strain on our business, operations and employees. For example, we grew from 156 full-time employees at December 31, 2012 to 287 full-time employees at December 31, 2013. We have also signed more than 95 customers in the last two years, increasing the size of our customer base to 106 customers at December 31, 2013; our revenue has increased from $4.2 million for the year ended December 31, 2012 to $13.0 million for the year ended December 31, 2013; and our total backlog, which we define as including both cancellable and non-cancellable portions of our customer agreements that we have not yet billed, has increased from $44.0 million as of December 31, 2012 to $108.7 million as of December 31, 2013. We anticipate that we will continue to rapidly expand our operations. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our IT infrastructure, financial and accounting systems and controls. We must also attract, train and retain a significant number of qualified sales and marketing personnel, customer support personnel, professional services personnel, software engineers, technical personnel and management personnel, and the availability of such personnel, in particular software engineers, may be constrained. These and similar challenges, and the related costs, may be exacerbated by the fact that our headquarters are located in the San Francisco Bay Area.

A key aspect to managing our growth is our ability to scale our capabilities to implement our offering satisfactorily with respect to both large and demanding enterprise customers, who currently comprise the substantial majority of our customer base, as well as smaller customers who are becoming an increasingly larger portion of our customer base. Large customers often require specific features or functions unique to their particular business processes, which at a time of rapid growth or during periods of high demand, may strain our implementation capacity and hinder our ability to successfully implement our offering to our customers in a timely manner. We may also need to make further investments in our technology and automate portions of our offering or services to decrease our costs, particularly as we grow sales of our Enterprise Healthcare Cloud to smaller customers. If we are unable to address the needs of our customers or their employees, or our customers or their employees are unsatisfied with the quality of our offering or services, they may not renew their agreements, seek to cancel or terminate their relationship with us or renew on less favorable terms.

Failure to effectively manage our rapid growth could also lead us to over-invest or under-invest in development and operations, result in weaknesses in our infrastructure, systems or controls, give rise to operational mistakes, financial losses, loss of productivity or business opportunities and result in loss of employees and reduced productivity of remaining employees. Our growth is expected to require significant capital expenditures and might divert financial resources from other projects such as the development of new applications and services. In addition, data and content fees, which are one of our primary operational costs, are not fixed as they vary based on the source and condition of the data we receive from third parties, and if they remain variable or increase over time, we would not be able to realize the economies of scale that we expect as we grow renewals and implementation of new customers, which would negatively impact our gross margin. If our management is unable to effectively manage our growth, our expenses might increase more than expected, our revenue may not increase or might grow more slowly than expected and we might be unable to implement our business strategy. The quality of our offering might also suffer, which could negatively affect our reputation and harm our ability to retain and attract customers.

We incur significant upfront costs in our customer relationships, and if we are unable to maintain and grow these customer relationships over time, we are likely to fail to recover these costs and our operating results will suffer.

We devote significant resources and incur significant upfront costs to establish relationships with our customers and implement our offering and related services. This is particularly so in the case of large enterprises that, to date, have comprised a substantial majority of our customer base and revenue and often request or require specific features or functions unique to their particular business processes. Accordingly, our operating results will depend in substantial part on our ability to deliver a successful customer experience and persuade our customers to maintain and grow their relationship with us over time. For example, if we are not successful in implementing our offering or delivering a successful customer experience, a customer could terminate or fail to renew their agreement with us, we would lose or be unable to recoup the significant upfront costs that we had expended on such customer and our operating results would suffer. As we are growing rapidly, our customer acquisition costs could outpace our build-up of recurring revenue, and we may be unable to reduce our total operating costs through economies of scale such that we are unable to achieve profitability.

Our ability to deliver our full offering to customers depends in substantial part on our ability to access pricing and claims data managed by a limited number of health plans and other third parties.

In order to deliver the full functionality offered by our Enterprise Healthcare Cloud, we need access, on behalf of our customers, to sources of pricing and claims data, much of which is managed by a limited number of health plans and other third parties. We have developed various long-term and short-term data-sharing relationships with certain health plans and other third parties, including most of the largest health plans in the United States. However, we do not currently have a data-sharing arrangement with UnitedHealth Group, Inc., one of the largest health plans, as well as other smaller health plans, which limits our ability to offer the full functionality of our offering to customers of such health plans.

The terms of the agreements under which we have access to data managed by health plans and other third parties vary, which can impact the offering we are able to deliver. Many of our agreements with health plans and third parties have terms that limit our access to and permitted uses of claims or pricing data to the data associated with our mutual customers. Also, some agreements may be terminated if the underlying customer contracts do not continue, or may otherwise be subject to termination or non-renewal. In addition, in one agreement with a large national health plan, we agreed, in exchange for more favorable terms to access health care claims data and other strategic benefits, to an exclusivity provision that restricts our ability to provide our full offering to customers of UnitedHealth Group, Inc. until January 2015.

The health plans and other third parties that we currently work with may, in the future, change their position and limit or eliminate our access to pricing and claims data, increase the costs charged to us for access to data, provide data to us in more limited or less useful formats, or restrict our permitted uses of data. Furthermore, some health plans have developed or are developing their own proprietary price and quality estimation tools and may perceive continued cooperation with us as a competitive disadvantage and choose to limit or discontinue our access to pricing and claims data. Failure to continue to maintain and expand our access to pricing and claims data will adversely impact our ability to continue to serve existing customers and expand our offering to new customers.

If our access to pricing and claims data is reduced or becomes more costly to us, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results would suffer.

If our existing customers do not continue or renew their agreements with us, renew at lower fee levels or decline to purchase additional applications and services from us, our business and operating results will suffer.

We expect to derive a significant portion of our revenue from renewal of existing customer agreements and sales of additional applications and services to existing customers. As a result, achieving a high renewal rate of our customer agreements and selling additional applications and services is critical to our future operating results.

However, we have a limited operating history, and to date have not yet reached the end of the original term for the vast majority of our existing customer agreements. Accordingly, we do not yet have enough experience with customer renewals to predict our customer renewal rate and may experience significantly more difficulty than we anticipate in renewing existing customer agreements. Factors that may affect the renewal rate for our offering and our ability to sell additional applications and services include:

•	the price, performance and functionality of our offering;

•	the availability, price, performance and functionality of competing solutions;

•	our ability to develop complementary applications and services;

•	our continued ability to access the pricing and claims data necessary to enable us to deliver reliable data in our cost estimation and price transparency offering to customers;

•	the stability, performance and security of our hosting infrastructure and hosting services;

•	changes in health care laws, regulations or trends; and

•	the business environment of our customers, in particular, headcount reductions by our customers.

We enter into master services agreements with our customers. These agreements generally have stated terms of three years. Our customers have no obligation to renew their subscriptions for our offering after the term expires. In addition, our customers may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these customers. Factors that are not within our control may contribute to a reduction in our contract revenue. For instance, our customers may reduce their number of employees, which would result in a corresponding reduction in the number of employee users eligible for our offering and thus a lower aggregate monthly services fee. Our future operating results also depend, in part, on our ability to sell new applications and services to our existing customers. If our customers fail to renew their agreements, renew their agreements upon less favorable terms or at lower fee levels, or fail to purchase new applications and services from us, our revenue may decline or our future revenue may be constrained.

In addition, a significant number of our customer agreements allow customers to terminate such agreements for convenience at certain times, typically with one to three months advance notice. We typically incur the expenses associated with integrating a customer’s data into our health care database and related training and support prior to recognizing meaningful revenue from such customer. Customer subscription revenue is not recognized until our applications are implemented for launch, which is generally from three to 12 months from contract signing. If a customer terminates its agreement early and revenue and cash flows expected from a customer are not realized in the time period expected or not realized at all, our business, operating results and financial condition could be adversely affected.

A significant portion of our revenue comes from a limited number of customers, the loss of which would adversely affect our financial results.

Historically, we have relied on a limited number of customers for a substantial portion of our total revenue. For the year ended December 31, 2013, the Administrative Committee of the Wal-Mart Stores, Inc., Associates’ Health and Welfare Plan represented approximately 16% of our total revenue. In addition, in our years ended December 31, 2012 and 2013, our top 10 customers by revenue accounted for 93% and 61% of our total revenue, respectively. We rely on our reputation and recommendations from key customers in order to promote our offering to potential customers. The loss of any of our key customers, or a failure of some of them to renew or expand user subscriptions, could have a significant impact on the growth rate of our revenue, reputation and our ability to obtain new customers. In addition, mergers and acquisitions involving our customers could lead to cancellation or non-renewal of our agreements with those customers or by the acquiring or combining companies, thereby reducing the number of our existing and potential customers.

Because we generally bill our customers and recognize revenue over the term of the contract, near term declines in new or renewed agreements may not be reflected immediately in our operating results and may be difficult to discern.

Most of our revenue in each quarter is derived from agreements entered into with our customers during previous quarters. Consequently, a decline in new or renewed agreements in any one quarter may not be fully reflected in our revenue for that quarter. Such declines, however, would negatively affect our revenue in future periods and the effect of significant downturns in sales of and market demand for our offering, and potential changes in our rate of renewals or renewal terms, may not be fully reflected in our results of operations until future periods. In addition, we may be unable to adjust our cost structure rapidly, or at all, to take account of reduced revenue. Our subscription model also makes it difficult for us to rapidly increase our total revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable term of the agreement. Accordingly, the effect of changes in the industry impacting our business or changes we experience in our new sales may not be reflected in our short-term results of operations.

Our sales and implementation cycle can be long and unpredictable and require considerable time and expense, which may cause our operating results to fluctuate.

The sales cycle for our Enterprise Healthcare Cloud offering from initial contact with a potential lead to contract execution and implementation, varies widely by customer, ranging from three to 24 months. Some of our customers undertake a significant and prolonged evaluation process, including whether our offering meets a customer’s unique health care needs, that frequently involves not only our offering but also those of our competitors, which has in the past resulted in extended sales cycles. Our sales efforts involve educating our customers about the use, technical capabilities and benefits of our offering. Moreover, our large enterprise customers often begin to deploy our service on a limited basis, but nevertheless demand extensive configuration, integration services and pricing concessions, which increase our upfront investment in the sales effort with no guarantee that these customers will deploy our offering widely enough across their organization to justify our substantial upfront investment. It is possible that in the future we may experience even longer sales cycles, more complex customer needs, higher upfront sales costs and less predictability in completing some of our sales as we continue to expand our direct sales force and thereby increase the percentage of our sales personnel with less experience in selling our service, expand into new territories and add additional applications and services. If our sales cycle lengthens or our substantial upfront sales and implementation investments do not result in sufficient sales to justify our investments, our operating results may be harmed.

The health care industry is heavily regulated. Our failure to comply with regulatory requirements could create liability for us, result in adverse publicity and otherwise negatively affect our business.

The health care industry is heavily regulated and is constantly evolving due to the changing political, legislative and regulatory landscape and other factors. Many health care laws are complex, and their application to specific services and relationships may not be clear. Further, some health care laws differ from state to state and it is difficult to ensure our business complies with evolving laws in all states. Our operations may be adversely affected by enforcement initiatives. Our failure to accurately anticipate the application of these laws and regulations to our business, or any other failure to comply with regulatory requirements, could create liability for us, result in adverse publicity and negatively affect our business. For example, failure to comply with these requirements could result in the willingness of current and potential customers to work with us. Federal and state legislatures and agencies periodically consider proposals to revise aspects of the legal rules applicable to the health care industry, or to revise or create additional statutory and regulatory requirements. Such proposals, if implemented, could impact our operations, the use of our offering and our ability to market new applications and services, or could create unexpected liabilities for us. We cannot predict what changes to laws or regulations might be made in the future or how those changes could affect our business or our operating costs.

If we fail to comply with applicable health information privacy and security laws and other state and federal privacy and security laws, we may be subject to significant liabilities, reputational harm and other negative consequences, including decreasing the willingness of current and potential customers to work with us.

We are subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA established uniform federal standards for certain “covered entities,” which include health care providers and health plans, governing the conduct of specified electronic health care transactions and protecting the security and privacy of protected health information, or PHI. The Health Information Technology for Economic and Clinical Health Act, or HITECH, which became effective on February 17, 2010, makes HIPAA’s privacy and security standards directly applicable to “business associates,” which are independent contractors or agents of covered entities that create, receive, maintain, or transmit PHI in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA’s requirements and seek attorney’s fees and costs associated with pursuing federal civil actions.

A portion of the data that we obtain and handle for or on behalf of our customers is considered PHI, subject to HIPAA. Under HIPAA and our contractual agreements with our HIPAA covered entity health plan customers, we are considered a “business associate” to those customers, and are required to maintain the privacy and security of PHI in accordance with HIPAA and the terms of our business associate agreements with customers, including by implementing HIPAA-required administrative, technical and physical safeguards. We have incurred, and will continue to incur, significant costs to establish and maintain these safeguards and, if additional safeguards are required to comply with HIPAA regulations or our customers’ requirements, our costs could increase further, which would negatively affect our operating results. Furthermore, if we fail to maintain adequate safeguards, or we or our agents and subcontractors use or disclose PHI in a manner prohibited or not permitted by HIPAA or our business associate agreements with our customers, or if the privacy or security of PHI that we obtain and handle is otherwise compromised, we could be subject to significant liabilities and consequences, including, without limitation:

•	breach of our contractual obligations to customers, which may cause our customers to terminate their relationship with us and may result in potentially significant financial obligations to our customers;

•	investigation by the federal and state regulatory authorities empowered to enforce HIPAA, which include the U.S. Department of Health and Human Services and state attorneys general, and the possible imposition of civil penalties;

•	private litigation by individuals adversely affected by any violation of HIPAA, HITECH or comparable state laws for which we are responsible; and

•	negative publicity, which may decrease the willingness of current and potential future customers to work with us and negatively affect our sales and operating results.

Further, we publish statements to end users of our services that describe how we handle and protect personal information. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

We also send SMS text messages to potential end users who are eligible to use our service through certain customer and partners. While we get consent from or on behalf of these individuals to send text messages, federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, form of consents we obtain or our SMS texting practices are not adequate. These SMS texting campaigns are potential sources of risk for class action lawsuits and liability for our company. Numerous class-action suits under federal and state laws have been filed in the past year against companies who conduct SMS texting programs. Many of those suits have resulted in multi-million dollar settlements to the plaintiffs.

If our new applications and services are not adopted by our customers, or if we fail to continue to innovate and develop new applications and services that are adopted by customers, then our revenue and operating results will be adversely affected.

To date we have derived a substantial majority of our revenue from sales of our Castlight Medical application, and our longer-term operating results and continued growth will depend on our ability to successfully develop and sell new applications and services that our customers want and are willing to purchase. In addition to our Castlight Medical application, we have recently introduced a number of new applications, such as our Castlight Pharmacy, Castlight Rewards and Castlight Reference Based Pricing applications, but it is uncertain whether these applications and services will result in significant revenue or comprise a significant portion of our total revenue. In addition, we have invested, and will continue to invest, significant resources in research and development to enhance our existing offering and introduce new high quality applications and services. If existing customers are not willing to make additional payments for such new applications, or if new customers do not value such new applications, our business and operating results will be harmed. If we are unable to predict user preferences or our industry changes, or if we are unable to modify our offering and services on a timely basis, we might lose customers. Our operating results would also suffer if our innovations are not responsive to the needs of our customers, appropriately timed with market opportunity or effectively brought to market.

We operate in a competitive industry, and if we are not able to compete effectively, our business and operating results will be harmed.

While the enterprise health care cloud market is in an early stage of development, the market is competitive and we expect it to attract increased competition, which could make it hard for us to succeed. We currently face competition for sub-components of our offering from a range of companies, including specialized software and solution providers that offer similar solutions, often at substantially lower prices, and that are continuing to develop additional products and becoming more sophisticated and effective. These competitors include Truven Health Analytics Inc., ClearCost Health, Change Healthcare Corporation, Healthcare Blue Book and HealthSparq, Inc. In addition, large, well-financed health plans, with whom we cooperate and on whom we depend in order to obtain the pricing and claims data we need to deliver our offering to customers, have in some cases developed their own cost and quality estimation tools and provide these solutions to their customers at discounted prices or often for free. These health plans include Aetna Inc., Cigna Corporation, UnitedHealth Group, Inc. and WellPoint, Inc. Competition from specialized software and solution providers, health plans and other parties will result in continued pricing pressures, which is likely to lead to price decline in certain product segments, which could negatively impact our sales, profitability and market share. In addition, if health plans perceive continued cooperation with us as a threat to their business interests, they may take steps that impair our access to pricing and claims data, or that otherwise make it more difficult or costly for us to deliver our offering to customers.

Some of our competitors, in particular health plans, have greater name recognition, longer operating histories and significantly greater resources than we do. Furthermore, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors might be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and might in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances might emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources and larger sales forces than we have, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of the enterprise health care cloud market, such as customers that desire a more narrow solution, which could create additional price pressure. In light of these factors, even if our offering is more effective than those of our competitors, current or potential customers might accept competitive offerings in lieu of purchasing our offerings.

Shifts in health care benefits trends, including any potential decline in the number of self-insured employers, or the emergence of new technologies may render our offering obsolete or require us to expend significant resources in order to remain competitive.

The U.S. health care industry is massive, with a number of large market participants with conflicting agendas, is subject to significant government regulation and is currently undergoing significant change. Changes in our industry, for example, towards private health care exchanges or away from high deductible health plans, or the emergence of new technologies as more competitors enter our market, could result in our offering being less desirable or relevant.

For example, we currently derive substantially all of our revenue from sales to customers that are self-insured employers. The demand for our offering depends on the need of self-insured employers to manage the costs of health care services that they pay on behalf of their employees. While the percentage of employers who are self-insured has been increasing over the past decade, there is no assurance that this trend will continue. Various factors, including changes in the health care insurance market or in government regulation of the health care industry, could cause the percentage of self-insured employers to decline, which would adversely affect the market for our offering and would negatively affect our business and operating results. Furthermore, such trends and our business could be affected by changes in health care spending resulting from the Patient Protection and Affordable Care Act, or the ACA, which was enacted in March 2010 and is currently being implemented. For example, the ACA contemplated the adoption of public exchanges in which consumers can purchase health insurance. In the event that the implementation of the ACA causes our customers to change their health care benefits plans or move to use of exchanges such that it reduces the need for our offering, or if the number of self-insured employers otherwise declines, we would be forced to compete on additional application and service attributes or to expend significant resources in order to alter our offering to remain competitive.

If health care benefits trends shift or entirely new technologies are developed that replace existing offerings, our existing or future offerings could be rendered obsolete and our business could be adversely affected. In addition, we may experience difficulties with software development, industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new applications and enhancements.

We may require additional capital to support business growth, and this capital might not be available to us on acceptable terms or at all.

Our operations have consumed substantial amounts of cash since inception and we intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new applications and services, enhance our existing offering and services, enhance our operating infrastructure and potentially acquire complementary businesses and technologies. For the years ended December 31, 2012 and 2013, our net cash used in operating activities was $29.3 million and $50.1 million, respectively. As of December 31, 2013, we had $67.2 million of cash, cash equivalents and marketable securities, which are held for working capital purposes. Our future capital requirements may be significantly different from our current estimates and will depend on many factors including our growth rate, subscription renewal activity, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced services offerings and the continuing market acceptance of our cloud-based subscription services. Accordingly, we might need to engage in equity or debt financings or collaborative arrangements to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We might have to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to our technologies or offering that we otherwise would not relinquish. In addition, during the recent economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and we might not be able to obtain additional financing on commercially reasonable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Our proprietary software may not operate properly, which could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business and operating results.

Proprietary software development is time-consuming, expensive and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we discover additional problems that prevent our proprietary applications from operating properly. We are currently implementing software with respect to a number of new applications and services, including our Castlight Pharmacy, Castlight Rewards and Castlight Reference Based Pricing applications. If our offering does not function reliably or fails to achieve client expectations in terms of performance, clients could assert liability claims against us or attempt to cancel their contracts with us. This could damage our reputation and impair our ability to attract or maintain clients.

Moreover, data services are complex as those we offer have in the past contained, and may in the future develop or contain, undetected defects or errors. Material performance problems, defects or errors in our existing or new software and applications and services may arise in the future and may result from interface of our offering with systems and data that we did not develop and the function of which is outside of our control or undetected in our testing. These defects and errors and any failure by us to identify and address them could result in loss of revenue or market share, diversion of development resources, injury to our reputation and increased service and maintenance costs. Defects or errors in our Enterprise Healthcare Cloud might discourage existing or potential clients from purchasing our offering from us. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating results.

If we cannot implement our offering for customers in a timely manner, we may lose customers and our reputation may be harmed.

Our customers have a variety of different data formats, enterprise applications and infrastructure and our offering must support our customers’ data formats and integrate with complex enterprise applications and infrastructures. If our platform does not currently support a customer’s required data format or appropriately integrate with a customer’s applications and infrastructure, then we must configure our platform to do so, which increases our expenses. Additionally, we do not control our customers’ implementation schedules. As a result, if our customers do not allocate internal resources necessary to meet their implementation responsibilities or if we face unanticipated implementation difficulties, the implementation may be delayed. Further, our implementation capacity has at times constrained our ability to successfully implement our offering for our customers in a timely manner, particularly during periods of high demand. If the customer implementation process is not executed successfully or if execution is delayed, we could incur significant costs, customers could become dissatisfied and decide not to increase usage of our offering, or not to use our offering beyond an initial period prior to their term commitment or, in some cases, revenue recognition could be delayed. In addition, competitors with more efficient operating models with lower implementation costs could penetrate our customer relationships.

Additionally, large and demanding enterprise customers, who currently comprise the substantial majority of our customer base, may request or require specific features or functions unique to their particular business processes, which increase our upfront investment in sales and deployment efforts and the revenue resulting from the customers under our typical contract length may not cover the upfront investments. If prospective large customers require specific features or functions that we do not offer, then the market for our offering will be more limited and our business could suffer.

In addition, supporting large customers could require us to devote significant development services and support personnel and strain our personnel resources and infrastructure. Furthermore, if we are unable to address the needs of these customers in a timely fashion or further develop and enhance our offering, or if a customer or its employees is not satisfied with the quality of work performed by us or with the offering delivered or professional services rendered, then we could incur additional costs to address the situation, we may be required to issue credits or refunds for pre-paid amounts related to unused services, the profitability of that work might be impaired and the customer’s dissatisfaction with our offering could damage our ability to expand the number of applications and services purchased by that customer. These customers may not renew their agreements, seek to terminate their relationship with us or renew on less favorable terms. Moreover, negative publicity related to our customer relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new business with current and prospective customers. If any of these were to occur, our revenue may decline and our operating results could be adversely affected.

Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and harm our financial results.

Our customers depend on our support organization to resolve any technical issues relating to our offering. In addition, our sales process is highly dependent on the quality of our offering, our business reputation and on strong recommendations from our existing customers. Any failure to maintain high-quality and highly-responsive technical support, or a market perception that we do not maintain high-quality and highly-responsive support, could harm our reputation, adversely affect our ability to sell our offering to existing and prospective customers, and harm our business, operating results and financial condition.

We offer technical support services with our offering and may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services, particularly as we increase the size of our customer base. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors. It is difficult to predict customer demand for technical support services and if customer demand increases significantly, we may be unable to provide satisfactory support services to our customers and their employees. Additionally, increased customer demand for these services, without corresponding revenue, could increase costs and adversely affect our operating results.

We depend on data centers operated by third parties for our offering, and any disruption in the operation of these facilities could adversely affect our business.

We provide our Enterprise Healthcare Cloud through computer hardware that is currently located in a third-party data center in Texas, which is operated by one IT hosting company, and two third-party data centers in Colorado and Arizona, which are operated by a second IT hosting company. We expect to transition all of our hardware to the data centers in Colorado and Arizona by the end of 2014. While we control and have access to our servers and all of the components of our network that are located in our external data centers, we do not control the operation of these facilities. The owners of our data centers have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if our data center operator is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible service interruption in connection with doing so.

Problems faced by our third-party data center locations could adversely affect the experience of our customers. The operators of the data centers could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy, faced by the operators of the data centers or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict. Additionally, if our data centers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could affect the service levels at our data centers or cause such data centers and systems to fail. Any changes in third-party service levels at our data centers or any disruptions or other performance problems with our offering could adversely affect our reputation and may damage our customers’ stored files or result in lengthy interruptions in our services. Interruptions in our services might reduce our revenue, cause us to issue refunds to customers for prepaid and unused subscriptions, subject us to potential liability or adversely affect our renewal rates.

The information that we provide to our customers, and their employees and families, could be inaccurate or incomplete, which could harm our business, financial condition and results of operations.

We provide price, quality and other health care-related information for use by our customers, and their employees and families, to search and compare options for health care services. Third-party health plans and our clients provide us with most of these data. Because data in the health care industry is fragmented in origin, inconsistent in format and often incomplete, the overall quality of data in the health care industry is poor, and we frequently discover data issues and errors. If the data that we provide to our customers are incorrect or incomplete or if we make mistakes in the capture or input of these data, our reputation may suffer and our ability to attract and retain customers may be harmed.

In addition, a court or government agency may take the position that our storage and display of health information exposes us to personal injury liability or other liability for wrongful delivery or handling of health care services or erroneous health information. While we maintain insurance coverage, this coverage may prove to be inadequate or could cease to be available to us on acceptable terms, if at all. Even unsuccessful claims could result in substantial costs and diversion of management resources. A claim brought against us that is uninsured or under-insured could harm our business, financial condition and results of operations.

We depend on our senior management team, and the loss of one or more of our executive officers or key employees or an inability to attract and retain highly skilled employees could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. These executive officers are at-will employees and therefore may terminate employment with us at any time with no advance notice. We do not maintain “key person” insurance for any of these executive officers or any of our other key employees. We also rely on our leadership team in the areas of research and development, marketing, services and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives.

To continue to execute our growth strategy, we also must attract and retain highly skilled personnel. Competition is intense for engineers with high levels of experience in designing and developing software and Internet-related services, particularly in the San Francisco Bay Area where we are located. We might not be successful in maintaining our unique culture and continuing to attract and retain qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. The pool of qualified personnel with Software-as-a-Service, or SaaS, experience or experience working with the health care market is limited overall. In addition, many of the companies with which we compete for experienced personnel have greater resources than we have.

In addition, in making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock options or other equity instruments they are to receive in connection with their employment. Volatility in the price of our stock might, therefore, adversely affect our ability to attract or retain highly skilled personnel. Furthermore, the requirement to expense stock options and other equity instruments might discourage us from granting the size or type of stock option or equity awards that job candidates require to join our company. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

If we cannot maintain our corporate culture as we grow, we could lose the transparency, courage, community, passion and excellence that we believe contribute to our success and our business may be harmed.

We believe that a critical asset for our business, and a source of our competitive strength, is our unique company culture, which we believe fosters transparency, courage, community, passion and excellence. As we grow and change, we may find it difficult to maintain these important aspects of our corporate culture. Any failure to preserve our culture could also negatively affect our ability to attract and retain personnel, our reputation and our ability to continue to build and advance our offering and may otherwise adversely affect our future success.

If we fail to develop widespread brand awareness cost-effectively, our business may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread adoption of our offering and attracting new customers. Brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses, we may fail to attract or retain customers necessary to realize a sufficient return on our brand-building efforts, or to achieve the widespread brand awareness that is critical for broad customer adoption of our offering.

Our marketing efforts depend significantly on our ability to receive positive references from our existing customers.

Our marketing efforts depend significantly on our ability to call on our current customers to provide positive references to new, potential customers. Given our limited number of long-term customers, the loss or dissatisfaction of any customer could substantially harm our brand and reputation, inhibit the market adoption of our offering and impair our ability to attract new customers and maintain existing customers. Any of these consequences could have a material adverse effect on our business, financial condition and results of operations.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Our success depends in part on our ability to enforce our intellectual property and other proprietary rights. We rely upon a combination of patent, trademark, copyright and trade secret laws,

as well as license and access agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring certain of our employees, consultants and contractors to enter into confidentiality, noncompetition and assignment of inventions agreements. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. While we have four U.S. patent applications pending, and we currently have one issued U.S. patent, we cannot ensure that any of our pending patent applications will be granted or that our issued patent will adequately protect our intellectual property. In addition, if any patents are issued in the future, they may not provide us with any competitive advantages, or may be successfully challenged by third parties. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties might gain access to our proprietary information, develop and market solutions similar to ours, or use trademarks similar to ours, each of which could materially harm our business. Further, unauthorized parties may attempt to copy or obtain and use our technology to develop applications with the same functionality as our offering, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. The failure to adequately protect our intellectual property and other proprietary rights could materially harm our business.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Companies in the Internet and technology industries are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and our competitors and other third parties may hold patents or have pending patent applications, which could be related to our business. These risks have been amplified by the increase in third parties, which we refer to as non-practicing entities, whose sole primary business is to assert such claims. We expect that we may receive in the future notices that claim we or our customers using our offering have misappropriated or misused other parties’ intellectual property rights, particularly as the number of competitors in our market grows and the functionality of applications amongst competitors overlaps. If we are sued by a third party that claims that our technology infringes its rights, the litigation, whether or not successful, could be extremely costly to defend, divert our management’s time, attention and resources, damage our reputation and brand and substantially harm our business. We do not currently have an extensive patent portfolio of our own, which may limit the defenses available to us in any such litigation.

In addition, in most instances, we have agreed to indemnify our customers against certain third-party claims, which may include claims that our offering infringes the intellectual property rights of such third parties. Our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them. The results of any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease offering or using technologies that incorporate the challenged intellectual property;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms, to sell or use the relevant technology; or

•	redesign technology to avoid infringement.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our customers for such claims, such payments or costs could have a material adverse effect upon our business and financial results.

Our use of open source technology could impose limitations on our ability to commercialize our software platform.

Our offering incorporates open source software components that are licensed to us under various public domain licenses. Some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software or make available any derivative works of the open source code on unfavorable terms or at no cost. There is little or no legal precedent governing the interpretation of many of the terms of these licenses and therefore the potential impact of such terms on our business is somewhat unknown. There is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our software platform. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur and we may be required to release our proprietary source code, pay damages for breach of contract, re-engineer our offering, discontinue sales of our offering in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from our development efforts, any of which could cause us to breach customer contracts, harm our reputation, result in customer losses or claims, increase our costs or otherwise adversely affect our business and operating results.

We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results.

We may in the future seek to acquire or invest in businesses, applications and services or technologies that we believe could complement or expand our offering, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

In addition, we have limited experience in acquiring other businesses. If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;

•	unanticipated costs or liabilities associated with the acquisition;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business;

•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

•	difficulty converting the customers of the acquired business onto our platform and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

•	diversion of management’s attention from other business concerns;

•	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of our business; and

•	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class B common stock may be negatively affected.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires that we evaluate and determine the effectiveness of our internal control over financial reporting and, beginning with our annual report for the fiscal year ending December 31, 2015, provide a management report on the internal control over financial reporting. Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company,” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We are in the process of designing and implementing the internal control over financial reporting required to comply with this obligation, which process will be time consuming, costly and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Class B common stock could be negatively affected and we could become subject to investigations by the New York Stock Exchange, on which our securities are listed, the SEC or other regulatory authorities, which could require us to obtain additional financial and management resources.

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and the New York Stock Exchange, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and operating results. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an emerging growth company, as defined by the JOBS Act. We may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.

We also expect that operating as a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class B common stock less attractive to investors.

We are an emerging growth company, as defined under the JOBS Act. For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Class B common stock less attractive because we will rely on these exemptions. If some investors find our Class B common stock less attractive as a result, there may be a less active trading market for our Class B common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our Class B common stock that is held by non-affiliates exceeds $700 million as of June 30, (ii) the end of the fiscal year in which we have total annual gross revenue of $1 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) December 31, 2019, which is the last day of the fiscal year following five years from the date of this prospectus.

We may not be able to utilize a significant portion of our net operating loss or research tax credit carryforwards, which could adversely affect our profitability.

As of December 31, 2013, we had federal and state net operating loss carryforwards of $120.7 million and $97.8 million, respectively, due to prior period losses, which if not utilized will begin to expire in 2028 for federal and state purposes. We also have federal and state research tax credit carryforwards of $2.1 million and $2.3 million as of December 31, 2013, respectively, which if not utilized will begin to expire in 2028 for federal purposes. These net operating loss and research tax credit carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our profitability.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, our ability to utilize net operating loss carryforwards or other tax attributes, such as research tax credits, in any taxable year may be limited if we experience an “ownership change.” A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. This offering or future issuances of our stock could cause an “ownership change.” Any future ownership change, which could be outside of our control, could also have a material effect on the use of our net operating loss carryforwards or other tax attributes, which could adversely affect our profitability.

We may be subject to liabilities with respect to sales and use, value added and similar taxes, which could adversely affect our results of operations.

We are typically held responsible by taxing authorities for the collection and payment of any applicable sales and use, value added and similar taxes on the subscriptions and services that we sell. Prior to 2014, we did not collect or remit U.S. state taxes on the charges to our customers for our subscriptions or services. In 2014, we will begin to collect sales tax relating to subscription and services fees. Historically, we have recorded a contingent sales tax liability for sales including estimated penalties and interest. If our ultimate liability exceeds such amount, it could result in charges to our earnings. Each state has different rules and regulations governing sales and use, value added and similar taxes, and these rules and regulations are subject to varying interpretations that change over time. Certain jurisdictions in which we did not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, and we may be required to collect such taxes in the future. Such tax assessments, penalties and interest, or future requirements may adversely affect our results of operations. Moreover, imposition of such taxes on us going forward will effectively increase the cost of our applications and services to our customers and might adversely affect our ability to retain existing customers or to gain new customers in the areas in which such taxes are imposed.

Economic uncertainties or downturns in the general economy or the industries in which our customers operate could disproportionately affect the demand for our offering and negatively impact our results of operations.

General worldwide economic conditions have experienced a significant downturn, and market volatility and uncertainty remain widespread, making it extremely difficult for our customers and us to accurately forecast and plan future business activities. In addition, these conditions could cause our customers or prospective customers to decrease headcount, benefits or human resources budgets, which could decrease corporate spending on our applications and services, resulting in delayed and lengthened sales cycles, a decrease in new customer acquisition and loss of customers. Furthermore, during challenging economic times, our customers may have difficulty gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to us and adversely affect our revenue. If that were to occur, our financial results could be harmed. Further, challenging economic conditions might impair the ability of our customers to pay for the applications and services they already have purchased from us and, as a result, our write-offs of accounts receivable could increase. We cannot predict the timing, strength, or duration of any economic slowdown or recovery. If the condition of the general economy or markets in which we operate worsens, our business could be harmed.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this prospectus relating to the size and expected growth of the enterprise health care cloud market may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all. For more information regarding our estimates of market opportunity and the forecasts of market growth included in this prospectus, see the section titled “Industry and Market Data.”

Natural or man-made disasters and other similar events may significantly disrupt our business and negatively impact our results of operations and financial condition.

Our offices may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters and acts of terrorism or other criminal activities, which may render it difficult or impossible for us to operate our business for some period of time. For example, our headquarters are located in the San Francisco Bay Area, a region known for seismic activity. Any disruptions in our operations related to the repair or replacement of our office, could negatively impact our business and results of operations and harm our reputation. In addition, we may not carry business insurance sufficient to compensate for losses that may occur. Any such losses or damages could have a material adverse effect on our business, results of operations and financial condition. In addition, the facilities of significant customers, health plans or major strategic partners may be harmed or rendered inoperable by such natural or man-made disasters, which may cause disruptions, difficulties or material adverse effects on our business.

Risks Related to This Offering and Ownership of Our Class B Common Stock

The stock price of our Class B common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The market price of our Class B common stock may fluctuate significantly. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid in this offering. Factors, many of which are beyond our control, that could cause fluctuations in the market price of our Class B common stock include the following:

•	overall performance of the equity markets;

•	our operating performance and the performance of other similar companies;

•	changes in the estimates of our operating results that we provide to the public or our failure to meet these projections;

•	failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company or our failure to meet these estimates or the expectations of investors or changes in recommendations by securities analysts that elect to follow our Class B common stock;

•	sales of shares of our Class B common stock by us or our stockholders, including upon expiration of market standoff or contractual lock-up agreements;

•	announcements of technological innovations, new applications or enhancements to services, acquisitions, strategic alliances or significant agreements by us or by our competitors;

•	disruptions in our services due to computer hardware, software or network problems;

•	announcements of customer additions and customer cancellations or delays in customer purchases;

•	recruitment or departure of key personnel;

•	the economy as a whole, market conditions in our industry and the industries of our customers;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	the size of our market float; and

•	any other factors discussed in this prospectus.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business.

Substantial blocks of our total outstanding shares may be sold into the market when lock-up or market standoff periods end. If there are substantial sales of shares of our Class B common stock, the price of our Class B common stock could decline.

The price of our Class B common stock could decline if there are substantial sales of our Class B common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our Class B common stock available for sale. All of the shares of Class B common stock sold in this offering will be available for sale in the public market. Any shares of Class B common stock that may be outstanding as of the date of this offering will be restricted from resale as a result of market standoff and “lock-up” agreements, as more fully described in “Shares Eligible for Future Sale.” These shares will become available to be sold 181 days after the date of this prospectus. Shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements.

After the consummation of this offering, certain of our stockholders will have rights, subject to some conditions, to require us to file registration statements covering their shares and to include their shares in registration statements that we may file for ourselves or our stockholders. All of the shares held by these holders are subject to market standoff or lock-up agreements restricting their sale until 181 days after the date of this prospectus. We also intend to register shares of Class B common stock that we have issued and may issue under our employee equity incentive and employee stock purchase plans. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to existing market standoff or lock-up agreements.

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC may, at their discretion, permit our stockholders to sell shares prior to the expiration of the restrictive provisions contained in the lock-up agreements.

The market price of the shares of our Class B common stock could decline as a result of the sale of a substantial number of our shares of Class B common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

There has been no prior public market for our Class B common stock and an active trading market may not develop or be sustained.

There has been no public market for our Class B common stock prior to this offering. The initial public offering price for our Class B common stock was determined through negotiations between the underwriters and us and may vary from the market price of our Class B common stock following this offering. An active or liquid market in our Class B common stock may not develop upon closing of this offering or, if it does develop, it may not be sustainable. The lack of an active market may impair the value of your shares, your ability to sell your shares at the time you wish to sell them and the prices that you may obtain for your shares. An inactive market may also impair our ability to raise capital by selling our Class B common stock and may impair our ability to acquire other companies, products or technologies by using our Class B common stock as consideration.

The dual class structure of our common stock will have the effect of concentrating voting control with our executive officers (including our Chief Executive Officer) and directors and their affiliates; this will limit or preclude your ability to influence corporate matters.

Each share of Class A common stock and each share of Class B common stock has one vote per share, except on the following matters (in which each share of Class A common stock has ten votes per share and each share of Class B common stock has one vote per share):

•	adoption of a merger or consolidation agreement involving our company;

•	a sale, lease or exchange of all or substantially all of our property and assets;

•	a dissolution or liquidation of our company; or

•	every matter, if and when any individual, entity or “group” (as such term is used in Regulation 13D of the Exchange Act) has, or has publicly disclosed (through a press release or a filing with the SEC) an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of Class A common stock and Class B common stock, combined.

Because of our dual class common stock structure, the holders of our Class A common stock, who consist of our founders, directors, executives, employees and current holders of our convertible preferred stock (and their affiliates), will continue to be able to control the corporate matters listed above if any such matter is submitted to our stockholders for approval even if they come to own less than 50% of the outstanding shares of our common stock. Immediately after this offering, the holders of our Class A common stock, including our executive officers and directors and their affiliates, will own 87.2% and the holders of our Class B common stock will own 12.8% of the outstanding shares of Class A common stock and Class B common stock, combined. However, because of our dual class common stock structure these holders of our Class A common stock will have 98.6% and holders of our Class B common stock will have 1.4% of the total votes immediately after this offering in each of the matters identified in the list above. This concentrated control by our Class A common stockholders will limit or preclude your ability to influence those corporate matters for the foreseeable future and, as a result, we may take actions that our stockholders do not view as beneficial. The market price of our Class B common stock could be adversely affected by the structure. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. See “Principal Stockholders” and “Description of Capital Stock.”

Future transfers by holders of Class A common stock will generally result in those shares converting to Class B common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class A common stock to Class B common stock will have the effect, over time, of increasing the relative voting power of those holders of Class A common stock who retain their shares in the long term. If, for example, our executive officers (including our Chief Executive Officer), directors and their affiliates retain a significant portion of their holdings of Class A common stock for an extended period of time, they could, in the future, continue to control a majority of the combined voting power of our Class A common stock and Class B common stock with respect to each of the matters identified in the list above. For a description of the dual class structure, see “Description of Capital Stock.”

As a new investor, you will experience immediate and substantial dilution in the book value of the shares that you purchase in this offering.

The initial public offering price is substantially higher than the pro forma net tangible book value per share of our Class B common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our Class B common stock in this offering, at the initial public offering price of $16.00 per share, you will experience immediate dilution of $13.51 per share, the difference between the price per share you pay for our Class B common stock and its pro forma net tangible book value per share as of December 31, 2013, after giving effect to the issuance of 11,100,000 shares of our Class B common stock in this offering. See “Dilution.” Furthermore, investors purchasing shares of our Class B common stock in this offering will only own approximately 12.8% of our outstanding shares of Class A and Class B common stock (and have 1.4% of the combined voting power of the outstanding shares of our Class A and Class B common stock in certain circumstances) after the offering even though the new investors’ aggregate investment will represent 49.3% of the total consideration received by us in connection with all initial sales of shares of our capital stock outstanding as of December 31, 2013, after giving effect to the issuance of 11,100,000 shares of our Class B common stock in this offering. To the extent outstanding options or warrants to purchase our Class A common stock are exercised, investors purchasing our Class B common stock in this offering will experience further dilution.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Class B common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our Class B common stock would be negatively affected. If one or more of the analysts who cover us downgrade our Class B common stock or publish inaccurate or unfavorable research about our business, our Class B common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class B common stock could decrease, which might cause our Class B common stock price and trading volume to decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering. We will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition, which could cause the price of our stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

We do not intend to pay dividends for the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their Class B common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Anti-takeover provisions under Delaware law and in our restated certificate of incorporation and restated bylaws could make a merger, tender offer, or proxy contest difficult, limit attempts by our stockholders to replace or remove members of our board of directors or current management and depress the trading price of our Class B common stock.

Following the closing of this offering, our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. See “Description of Capital Stock—Anti-Takeover Provisions—Restated Certificate of Incorporation and Restated Bylaw Provisions.”

In addition, our restated certificate of incorporation and restated bylaws that will be in effect at the closing of this offering will contain provisions that may make the acquisition of our company or changes in our board of directors or management more difficult, including the following:

•	our board of directors will be classified into three classes of directors with staggered three-year terms and directors will only be able to be removed from office for cause, which would delay the replacement of a majority of our board of directors or impede an acquirer from rapidly replacing our existing directors with its own slate of directors;

•	subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, only our board of directors will have the right to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	our stockholders may not act by written consent or call special stockholders’ meetings; as a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions other than at annual stockholders’ meetings or special stockholders’ meetings, which special meetings may only be called by the chairman of our board, our chief executive officer, our president, or a majority of our board of directors;

•	certain litigation against us can only be brought in Delaware;

•	our restated certificate of incorporation will authorize undesignated preferred stock, the terms of which may be established and shares of which may be issued, by our board of directors without the approval of the holders of Class B common stock, which makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us;

•	advance notice procedures and additional disclosure requirements will apply for stockholders to nominate candidates for election as directors or to bring matters before a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company;

•	our restated certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	amendment of the anti-takeover provisions of our restated certificate of incorporation require supermajority approval by holders of at least two-thirds of our outstanding common stock; and

•

in certain circumstances pertaining to change in control, the sale of all or substantially all of our assets and liquidation matters, and on all matters if and when any individual, entity or group has, or has publicly disclosed an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of Class A common stock and Class B common stock, combined, holders of our Class A common stock are entitled to ten votes per share and holders of our Class B common stock are entitled to one vote per share. Immediately after this offering, the holders of our Class A common stock will own 87.2% and the holders of our Class B common stock will own 12.8% of the outstanding shares of Class A common stock and Class B common stock, combined. However, because of our dual class common stock structure these holders of our Class A common stock will have 98.6% and holders of our Class B common stock will have 1.4% of the total votes immediately after this offering with respect to the matters specified above. In all other circumstances, holders of our Class A common stock and Class B common stock are each entitled to one vote per share, and in these other circumstances the holders of our Class A common stock will have 87.2% and holders of our Class B common stock will have 12.8% of the total votes immediately after this offering.

For information regarding these and other provisions, see “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including but not limited to statements regarding our future results of operations and financial position, our business strategy and plans, market growth, the use of the net proceeds from this offering and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to and we disclaim any obligation to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, including independent industry publications by the Attorney General of the Commonwealth of Massachusetts, Centers for Medicare & Medicaid Services, Institute of Medicine of the National Academies, The Kaiser Family Foundation & Health Research & Educational Trust, Towers Watson & Co., the National Business Group on Health, the World Bank, the Leapfrog Group, Bloomberg, the American Hospital Association and the Bureau of Labor Statistics. In presenting this information, we have also made assumptions based on such data and other similar sources, and on our knowledge of, and in our experience to date in, the markets for our offering and services. This information involves a number of assumptions, limitations and estimates. Although neither we nor the underwriters have independently verified the accuracy or completeness of any third-party information, we believe the information from these industry publications that is included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Certain information in the text of the prospectus is contained in independent industry publications. The source of, and selected additional information contained in, these independent industry publications are provided below:

1.	Attorney General, Commonwealth of Massachusetts, “Examination of Health Care Cost Trends and Cost Drivers,” April 2013.

2.	Bloomberg Visual Data, “Most Efficient Health Care: Countries,” August 2013.

3.	Centers for Medicare & Medicaid Services, “National Health Expenditures Projections 2012-2022,” 2013.

4.	Institute of Medicine of the National Academies, “Best Care at Lower Cost: The Path to Continuously Learning Health Care in America,” September 2013.

5.	The Kaiser Family Foundation, “2008 Update on Consumers’ Views of Patient Safety and Quality Information,” October 2008.

6.	The Kaiser Family Foundation and Health Research & Educational Trust, “Employer Health Benefits, 2013 Annual Survey,” August 2013.

7.	The Kaiser Family Foundation, “The Uninsured, A Primer,” October 2013.

8.	Towers Watson & Co. and National Business Group on Health, “Reshaping Health Care, Best Performers Leading the Way,” March 2013.

9.	Thomas C. Tsai, et al., “Variation in Surgical-Readmission Rates and Quality of Hospital Care,” The New England Journal of Medicine, September 2013.

10.	The World Bank, “World Development Indicators: Health Systems,” September 2013.

11.	Bureau of Labor Statistics News Release, “Employer Costs for Employee Compensation—September 2013,” December 2013.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of our Class B common stock in this offering will be approximately $161.2 million, based on the initial public offering price of $16.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares from us is exercised in full, we estimate that we will receive additional net proceeds of $24.8 million.

The principal purposes of this offering are to create a public market for our Class B common stock, obtain additional capital, facilitate our future access to the public equity markets, increase awareness of our company among potential customers and improve our competitive position.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes, however, as of the date of this prospectus, we cannot specify with certainty the particular uses of the net proceeds for such purposes. Additionally, we may use the net proceeds from this offering to expand our current business through acquisitions of, or investments in, other businesses, products or technologies. However, we have no commitments with respect to any such acquisitions or investments at this time.

Our management will have broad discretion in the application of the net proceeds from this offering to us, and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending their use, we plan to invest our net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid dividends on our capital stock. We do not expect to pay dividends on our capital stock for the foreseeable future. Instead, we anticipate that all of our earnings, if any, will be used for the operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and marketable securities and capitalization as of December 31, 2013 on:

•	an actual basis;

•	a pro forma basis to give effect to (i) the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 64,475,633 shares of our Class A common stock upon the completion of this offering and (ii) the filing of our restated certificate of incorporation upon the completion of this offering; and

•	a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments described above and (ii) the sale by us of 11,100,000 shares of our Class B common stock in this offering at the initial public offering price of $16.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2013
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands except share and per share data)
Cash, cash equivalents and marketable securities	$67,171	$67,171	$228,339

Convertible preferred stock, net of issuance costs $0.0001 par value: 64,475,662 shares authorized, 64,475,633 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma or pro forma as adjusted	$180,423	$—	$—

Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value: no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized and no shares issued or outstanding, pro forma or pro forma as adjusted	—	—	—
Class A Common stock, $0.0001 par value: 95,000,000 shares authorized, 10,994,074 shares issued and outstanding, actual; 200,000,000 shares authorized, 75,469,707 shares issued and outstanding, pro forma; 200,000,000 shares authorized, 75,469,707 shares issued and outstanding, pro forma as adjusted	1	7	7
Class B Common stock, $0.0001 par value: 95,000,000 shares authorized, no shares issued and outstanding, actual; 800,000,000 shares authorized, no shares issued and outstanding, pro forma; 800,000,000 shares authorized, 11,100,000 shares issued and outstanding, pro forma as adjusted	—	—	1
Additional paid-in capital	6,885	187,302	348,469
Accumulated other comprehensive income	—	—	—
Accumulated deficit	(131,236)	(131,236)	(131,236)

Stockholders’ equity (deficit)	(124,350)	56,073	217,241

Total capitalization	$56,073	$56,073	$217,241

The number of shares of Class A and Class B common stock shown as issued and outstanding in the table above is based on 75,469,707 shares of our Class A common stock and no shares of our Class B common stock issued and outstanding as of December 31, 2013 and excludes:

•	16,455,404 shares of Class A common stock issuable upon the exercise of options outstanding as of December 31, 2013, with a weighted-average exercise price of $1.22 per share;

•	1,441,000 shares of Class A common stock issuable upon the exercise of options granted between January 1, 2014 and March 13, 2014, with a weighted-average exercise price of $7.20 per share;

•	115,000 shares of Class A common stock issuable upon the exercise of a warrant outstanding as of December 31, 2013, with an exercise price of $5.00 per share;

•	89,943 shares of restricted Class A common stock sold on February 18, 2014 at a purchase price per share of $6.76, and 12,786 shares of restricted Class A common stock sold on February 18, 2014 at a purchase price per share of $7.93; and

•	23,104,918 shares of our common stock reserved for future issuance under our equity compensation plans, consisting of:

(a) 2,104,918 shares of our Class A common stock reserved for issuance under our 2008 Stock Incentive Plan as of December 31, 2013;

(b) 15,000,000 shares of our Class B common stock reserved for issuance under our 2014 Equity Incentive Plan , including 1,788,000 shares of Class B common stock issuable upon the exercise of options to purchase Class B common stock with an exercise price equal to the initial public offering price that were granted on the day that the registration statement for this offering was declared effective; and

(c) 6,000,000 shares of our Class B common stock reserved for issuance under our 2014 Employee Stock Purchase Plan.

On the date of this prospectus, any remaining shares available for issuance under our 2008 Stock Incentive Plan as Class B common stock were added to the shares reserved under our 2014 Equity Incentive Plan and we ceased granting awards under the 2008 Stock Incentive Plan. Our 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan also provide for automatic annual increases in the number of shares reserved thereunder, as more fully described in “Executive Compensation—Employee Benefit Plans.”

DILUTION

If you invest in our Class B common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class B common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

As of December 31, 2013, our pro forma net tangible book value was $54.7 million, or $0.72 per share of common stock. Pro forma net tangible book value per share represents the amount of our tangible assets less our liabilities divided by the total number of shares of our common stock outstanding, after giving effect to the automatic conversion of all our outstanding convertible preferred stock into an aggregate of 64,475,633 shares of our Class A common stock upon the completion of this offering.

Our pro forma as adjusted net tangible book value as of December 31, 2013 was $215.9 million, or $2.49 per share of common stock. Pro forma as adjusted net tangible book value per share gives effect to (i) the pro forma adjustments described above and (ii) the sale by us of 11,100,000 shares of our Class B common stock in this offering at the initial public offering price of $16.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This represents an immediate increase in pro forma net tangible book value of $1.77 per share to existing stockholders and immediate dilution of $13.51 per share to new investors purchasing shares in the offering.

The following table illustrates this per share dilution:

Initial public offering price per share		$16.00
Pro forma net tangible book value per share as of December 31, 2013	$0.72
Increase in pro forma net tangible book value per share attributable to new investors	1.77

Pro forma as adjusted net tangible book value per share after this offering		2.49

Dilution per share to investors in this offering		$13.51

If the underwriters exercise their option to purchase 1,665,000 additional shares of Class B common stock in full, the pro forma as adjusted net tangible book value per share after this offering would be $2.73 per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $13.27 per share.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2013, the differences between the number of shares of common stock purchased from us, the total cash consideration and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering, at the initial public offering price of $16.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	75,469,707	87.2%	$182,539,169	50.7%	$2.42
New public investors	11,100,000	12.8	177,600,000	49.3	$16.00

Total	86,569,707	100%	$360,139,169	100%

If the underwriters’ option to purchase additional shares of our Class B common stock is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to approximately 85.5% of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be further increased to 12,765,000 shares, or approximately 14.5% of the total number of shares of common stock to be outstanding after this offering.

The number of shares of Class A and Class B common stock shown as issued and outstanding in the table and discussion above is based on 75,469,707 shares of our Class A common stock and no shares of our Class B common stock issued and outstanding as of December 31, 2013 and excludes:

•	16,455,404 shares of Class A common stock issuable upon the exercise of options outstanding as of December 31, 2013, with a weighted-average exercise price of $1.22 per share;

•	1,441,000 shares of Class A common stock issuable upon the exercise of options granted between January 1, 2013 and March 13, 2014, with a weighted-average exercise price of $7.20 per share;

•	115,000 shares of Class A common stock issuable upon the exercise of a warrant outstanding as of December 31, 2013, with an exercise price of $5.00 per share;

•	89,943 shares of restricted Class A common stock sold on February 18, 2014 at a purchase price per share of $6.76, and 12,786 shares of restricted Class A common stock sold on February 18, 2014 at a purchase price per share of $7.93; and

•	23,104,918 shares of our common stock reserved for future issuance under our equity compensation plans, consisting of:

(a) 2,104,918 shares of our Class A common stock reserved for issuance under our 2008 Stock Incentive Plan as of December 31, 2013;

(b) 15,000,000 shares of our Class B common stock were reserved for issuance under our 2014 Equity Incentive Plan, including 1,788,000 shares of Class B common stock issuable upon the exercise of options to purchase Class B common stock with an exercise price equal to the initial public offering price that were granted on the day that the registration statement for this offering was declared effective; and

(c) 6,000,000 shares of our Class B common stock that were reserved for issuance under our 2014 Employee Stock Purchase Plan.

On the date of this prospectus, any remaining shares available for issuance under our 2008 Stock Incentive Plan as Class B common stock were added to the shares reserved under our 2014 Equity Incentive Plan and we ceased granting awards under the 2008 Stock Incentive Plan. Our 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan also provide for automatic annual increases in the number of shares reserved thereunder, as more fully described in “Executive Compensation—Employee Benefit Plans.”

To the extent that any outstanding options or warrants to purchase our common stock are exercised or new awards are granted under our equity compensation plans, or we issue additional shares of our common stock or convertible securities in the future, there will be further dilution to investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present selected historical consolidated financial data for our business. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes and other information included elsewhere in this prospectus.

We derived the consolidated statements of operations data for 2011, 2012 and 2013 and the consolidated balance sheet data as of December 31, 2012 and 2013 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2011	2012	2013
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$1,569	$3,395	$11,655
Professional services	306	759	1,318

Total revenue	1,875	4,154	12,973

Cost of revenue(1):
Cost of subscription	1,210	3,242	6,246
Cost of professional services	1,068	5,286	11,058

Total cost of revenue	2,278	8,528	17,304

Gross loss	(403)	(4,374)	(4,331)

Operating expenses:
Sales and marketing(1)	5,978	15,829	33,742
Research and development(1)	10,157	9,718	15,219
General and administrative(1)	3,563	5,212	9,047

Total operating expenses	19,698	30,759	58,008

Operating loss	(20,101)	(35,133)	(62,339)

Other income, net	181	129	157

Net loss	$(19,920)	$(35,004)	$(62,182)

Net loss per share, basic and diluted(2)	$(3.27)	$(4.44)	$(6.28)

Weighted-average shares used to compute basic and diluted net loss per share(2)	6,093	7,885	9,895

Pro forma net loss per share, basic and diluted (unaudited)(3)			$(0.84)

Weighted-average shares used to compute basic and diluted pro forma net loss per share (unaudited)(3)			74,371

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2011	2012	2013
	(in thousands)
Cost of revenue	$12	$107	$125
Sales and marketing	335	551	919
Research and development	302	242	603
General and administrative	333	411	780

(2)	Net loss per share is computed by dividing net loss by the weighted-average number of shares of our common stock outstanding during the period, less the weighted-average unvested shares of common stock subject to repurchase.
(3)	Pro forma net loss per share is computed by dividing net loss by the weighted-average shares outstanding assuming the conversion of all our convertible preferred stock to common stock as of its issuance date.

	As of December 31,
	2012	2013
	(in thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$42,534	$25,154
Marketable securities	77,612	42,017
Working capital	115,389	54,944
Property and equipment, net	1,136	2,631
Total assets	128,148	83,517
Total deferred revenue	4,205	11,473
Total liabilities	13,113	27,444
Convertible preferred stock	180,423	180,423
Total stockholders’ deficit	(65,388)	(124,350)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those forward-looking statements below. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus.

Overview

Castlight is a pioneer in a new category of cloud-based software that enables enterprises to gain control over their rapidly escalating health care costs. Our Enterprise Healthcare Cloud allows our customers to conquer the complexity of the existing health care system by providing personalized, actionable information to their employees, implementing technology-enabled benefit designs and integrating disparate systems and applications. Our comprehensive technology offering aggregates complex, large-scale data and applies sophisticated analytics to make health care cost and quality data transparent and useful. We deploy consumer-oriented applications that deliver strong engagement and integration capabilities.

Since our inception in 2008, we have been committed to improving the efficiency of the U.S. health care industry. From 2008 to 2010, we focused our efforts on research and development to build our consumer health care database, our analytic capabilities and the initial version of our cloud-based application, Castlight Medical. After its release in 2010, we have continued to enhance that application, as well as release Castlight Pharmacy, Castlight Rewards and Castlight Reference-Based Pricing in 2013. These applications are delivered to our customers, and their employees and families, via our cloud-based offering and leverage consumer-oriented design principles that drive engagement and ease of use.

We market and sell our Enterprise Healthcare Cloud offering to self-insured companies in a broad range of industries and governmental entities. As of December 31, 2013, we had 106 signed customers, including 48 customers that had implemented our offering, which we refer to as launched customers. In comparison, we had 47 signed customers, including 15 launched customers, as of December 31, 2012. Our current customers as of December 31, 2013 included 26 Fortune 500 companies and collectively represent millions of eligible employees and their adult dependents. We sell our offering solely in the United States, and we market to our customers and potential customers primarily through our direct sales force.

We generate revenue from sales of subscriptions, including support, and professional services primarily related to the implementation of our offering, including extensive communications support to drive adoption by our customer’s employees and their families. Historically, we have derived a substantial majority of our subscription revenue from Castlight Medical. Our subscription fees are based on the number of employees and adult dependents that employers identify as eligible to use our offering, which typically includes all of our customers’ U.S. employees and adult dependents that receive health benefits. Our agreements with customers generally have terms of three years. As of December 31, 2012 and 2013, our agreements with customers had a weighted-average contract term of approximately 30.0 months for both years. Our total backlog, which we define as including cancellable and non-cancellable portions of our customer agreements for which we have not yet billed, was $108.7 million as of December 31, 2013, compared to $44.0 million as of December 31, 2012. Our deferred revenue, which consists of billed but unrecognized revenue, was $11.5 million as of December 31, 2013, compared to $4.2 million as of December 31, 2012.

Our costs to implement our offering mainly include personnel-related costs for deployment of our applications that are expensed as incurred. However, the related revenue is deferred until our applications are ready for use by the customer. Revenue is then recognized ratably over the related contract term. As a result, for a typical customer, we generate negative gross margin during the implementation phase and positive gross margin thereafter. Accordingly, during periods of rapid growth, when the proportion of customers that we are implementing is high relative to the number of launched customers, as it was during 2011, 2012 and 2013, we incur significant gross losses. We expect gross margin to be positive and improve over time as the number of our launched customers grows in relation to the number of customers in the implementation phase. Furthermore, in order to grow sales to smaller customers in a financially sustainable manner, we may need to further automate implementations, tailor our offering and modify our go-to-market approaches to reduce our service delivery and customer acquisition costs.

We have incurred significant losses since our inception, and as of December 31, 2013, our accumulated deficit was $131.2 million. We have experienced rapid growth in recent periods. Our revenue has increased from $4.2 million for the year ended December 31, 2012 to $13.0 million for the year ended December 31, 2013. We have also increased our number of employees from 104 at December 31, 2011 to 156 at December 31, 2012 to 287 at December 31, 2013. We intend to continue to invest aggressively in the success of our customers, expand our commercial operations and further develop our offering. We also expect to incur significant additional expenditures as a public company. As a result of these and other factors, we expect to continue to incur operating losses for the foreseeable future and may need to raise additional capital through equity and debt financings in order to fund our operations. If we are unable to achieve our revenue growth objectives, including a high rate of renewals of our customer agreements, we may not be able to achieve profitability.

Key Factors Affecting Our Performance

Sale of Additional Applications.    Our revenue growth rate and long-term profitability are affected by our ability to sell additional applications to our customer base. To date, a substantial majority of our revenue has come from sales of subscriptions to Castlight Medical. We believe that there is a significant opportunity to sell subscriptions to other applications as our customers become more familiar with our offering and seek to address additional needs. For example, 60% of our customers as of December 31, 2013 have purchased a subscription to our Castlight Pharmacy application.

Annual Net Dollar Retention Rate.    We believe that our ability to retain our customers and expand their subscription revenue growth over time will be an indicator of the stability of our revenue base and the long-term value of our customer relationships. Because we typically enter into long-term contracts with our customers, only a small percentage of our customer agreements have reached the end of their original terms and, as a result, we have not observed a large enough sample of renewals to derive meaningful conclusions. Based on our limited experience, we observed an annual net dollar retention rate of 109% for the fiscal period ending December 31, 2013. We calculate annual net dollar retention rate for a given fiscal period as the aggregate annualized subscription contract value as of the last day of that fiscal year from those customers that were also customers as of the last day of the prior fiscal year, divided by the aggregate annualized subscription contract value from all customers as of the last day of the prior fiscal year. We calculate annualized subscription contract value for each customer as the expected monthly recurring revenue of our customers multiplied by 12.

Implementation Timelines.    Our ability to convert backlog into revenue and improve our gross margin depends on how quickly we complete customer implementations. Our implementation timelines vary from customer to customer based on the source and condition of the data we receive from third parties, the configurations that we agree to provide and the size of the customer. Typically, we complete implementations three to 12 months after entering into an agreement with a customer.

Professional Services Model.    We believe our professional services capabilities support the adoption of our subscription offerings. As a result, our sales efforts have been focused primarily on our subscription offering, rather than the profitability of our professional services business. Our professional services are generally priced on a fixed-fee basis and the costs incurred to complete these services, which consist mainly of personnel-related costs, have been greater than the amount charged to the customer. We also do not have standalone value for our implementation services for accounting purposes. Accordingly, we recognize implementation services revenue in the same manner as the associated subscription revenue. These factors contributed to our gross loss percentage from professional services of (249)%, (596)% and (739)% in 2011, 2012 and 2013, respectively. The increase in gross loss percentage in 2012 was due to non-recurring professional services fees. The increase in gross loss percentage in 2013 was a result of an increase in the number of customers and complexity of our customer implementations. We expect to continue to generate gross losses on professional services for the foreseeable future as we focus on adoption of our subscription offerings.

Seasonality.    A significantly higher proportion of our customers enter into new subscription agreements with us or renew previous agreements in the third and fourth quarters of the year compared to the first and second quarters. This seasonality is related to the employee benefits cycle, as customers typically want to make our applications available at the beginning of a new benefits year, which generally occurs in the first quarter. However, we do not begin recognizing revenue from new customer agreements until we have implemented our offering, which generally occurs three to 12 months after entering into those agreements.

Components of Results of Operations

Revenue

We generate revenue from subscription fees from customers for access to selected applications in the Castlight Enterprise Healthcare Cloud including basic customer service support. We also earn revenue from professional services that we provide to our customers to help them implement our offering.

Subscription revenue accounted for approximately 82% and 90% of our total revenue during the years ended December 31, 2012 and 2013, respectively. Subscription revenue is driven primarily by the number of customers, the applications to which they subscribe, the number of eligible members per customer and the price of our applications. To date, our renewal experience is extremely limited. In future periods, we expect that our annual net dollar retention rate will be an important driver of subscription revenue.

We recognize subscription fees on a straight-line basis ratably over the contract term beginning when our applications are implemented and ready for launch, which is generally within three to 12 months of contract signing. Our customer agreements generally have a term of three years. We generally invoice our customers in advance on a monthly, quarterly or annual basis. As of December 31, 2012 and 2013, the weighted-average billing period of our customer agreements was 4.3 months and 5.4 months, respectively. The weighted-average billing term represents the frequency with which we bill our customers. We calculate weighted average billing terms as the billing frequency, multiplied by the weighted-average contract value. Amounts that have been invoiced are initially recorded as deferred revenue. Amounts that have not been invoiced are not reflected in our consolidated financial statements.

We invoice our implementation services on a fixed-fee basis generally when we commence work. We also provide employee communications services to drive adoption and use of our applications by employees and their families. We generally invoice for professional services on a fixed-fee basis. We expect professional services revenue to constitute a significant portion of our total revenue in the future.

Costs and Operating Expenses

Cost of Revenue.    Cost of subscription revenue primarily consists of data and content fees, employee-related expenses (including salaries, benefits and stock-based compensation) related to hosting and accounts support costs of our cloud-based services, (including call center support, allocated overhead, the costs of data center capacity and depreciation of owned computer equipment and software). We expect our cost of subscription revenue to decrease as a percentage of our subscription revenue over time because a number of our costs are fixed.

Cost of professional services consists primarily of employee-related expenses associated with these services, the cost of subcontractors and travel costs. The time and costs of our customer implementations vary based on the source and condition of the data we receive from third parties, the configurations that we agree to provide and the size of the customer. Our cost associated with providing implementation services has been significantly higher as a percentage of revenue than our cost of providing subscriptions due to the labor associated with providing implementation services. Customer success is a key focus area for our business and our implementation processes and technologies are at an early stage of development. For these reasons, we expect to continue to generate negative gross margin on our professional services for the foreseeable future. As our implementation processes and technologies mature and our use of automation increases, we expect our gross margin on our professional services to improve.

Our cost of revenue is expensed as we incur the costs. However, the related revenue is deferred until our applications are ready for use by the customer and then recognized as revenue ratably over the related contract term. Therefore, we expense the cost incurred to provide our applications and services prior to the recognition of the corresponding revenue. As a result, during times of rapid customer growth, as was the case during 2011, 2012 and 2013, this has the impact of decreasing our gross margin. We expect gross margin to improve over time as the number of our launched customers grows in relation to the number of customers in the implementation phase. Further, we expect our gross margin to improve over the long term as we realize economies of scale, process improvements and other operational efficiencies. However, our gross margin may fluctuate from period to period depending on the interplay of all of the factors discussed above.

Sales and Marketing.    Sales and marketing expenses consist primarily of employee-related expenses (including salaries, sales commissions and bonuses, benefits and stock-based compensation), travel-related expenses and marketing programs. Marketing programs consist of brand and product marketing activities, field and trade events and corporate communications. Sales and marketing expenses also include employee-related expenses to develop relationships with key industry partners, which include third-party administrators, benefit consultants and brokers, necessary to support our sales activities. Commissions earned by our sales force that can be associated specifically with the noncancellable portion of a subscription contract are deferred and amortized over the same period that revenue is recognized for the related contract.

We expect our sales and marketing expenses to continue to increase in absolute dollars for the foreseeable future as we continue to invest in our selling and marketing activities, building brand awareness, attracting new customers and sponsoring additional marketing events. However, we expect our sales and marketing expenses to decrease as a percentage of our total revenue over the long term. Our sales and marketing expenses may fluctuate from period to period due to the seasonality of our revenue and the timing and extent of our sales and marketing expenses.

Research and Development.    Research and development expenses consist primarily of employee-related expenses (including salaries, sales commissions and bonuses, benefits and stock-based compensation) and costs associated with subcontractors.

We expect to continue to focus our research and development efforts on adding new features and applications, increasing the functionality of our cloud-based subscription services and improving the efficiency of our customer implementations. As a result, we expect our research and development expenses to continue to increase in absolute dollars for the foreseeable future. However, we expect our research and development expenses to decrease as a percentage of our total revenue over the long term. Our research and development expenses may fluctuate from period to period due to the seasonality of our revenue and the timing and extent of our research and development expenses.

General and Administrative.    General and administrative expenses consist of employee-related expenses (including salaries and bonuses, benefits and stock-based compensation) for finance and accounting, legal, human resources and management information systems personnel, legal costs, professional fees and other corporate expenses. We expect our general and administrative expenses to continue to increase in absolute dollars for the foreseeable future as we become a public company and continue to grow our business. However, we expect our general and administrative expenses to decrease as a percentage of our total revenue over the long term. Our general and administrative expenses may fluctuate from period to period due to the seasonality of our revenue and the timing and extent of our general and administrative expenses.

Results of Operations

The following tables set forth selected consolidated statements of operations data and such data as a percentage of total revenue for each of the periods indicated (in thousands):

	Year Ended December 31,
	2011	2012	2013
Consolidated Statements of Operations Data:
Revenue:
Subscription	$1,569	$3,395	$11,655
Professional services	306	759	1,318

Total revenue	1,875	4,154	12,973

Cost of revenue:
Cost of subscription	1,210	3,242	6,246
Cost of professional services	1,068	5,286	11,058

Total cost of revenue	2,278	8,528	17,304

Gross loss	(403)	(4,374)	(4,331)

Operating expenses:
Sales and marketing	5,978	15,829	33,742
Research and development	10,157	9,718	15,219
General and administrative	3,563	5,212	9,047

Total operating expenses	19,698	30,759	58,008

Operating loss	(20,101)	(35,133)	(62,339)

Other income, net	181	129	157

Net loss	$(19,920)	$(35,004)	$(62,182)

	Year Ended December 31,
	2011	2012	2013
	(percentages of revenue)
Revenue:
Subscription	84%	82%	90%
Professional services	16%	18%	10%
Total revenue	100%	100%	100%
Cost of revenue:
Cost of subscription	65%	78%	48%
Cost of professional services	56%	127%	85%
Total cost of revenue	121%	205%	133%
Gross loss	(21)%	(105)%	(33)%
Operating expenses:
Sales and marketing	319%	381%	260%
Research and development	542%	234%	117%
General and administrative	190%	125%	70%
Total operating expenses	1051%	740%	447%
Operating loss	(1072)%	(845)%	(480)%
Other income, net	10%	2%	1%
Net loss	(1062)%	(843)%	(479)%

Comparison of the Years Ended December 31, 2012 and 2013

Revenue

	Years Ended December 31,
	2012	2013	% Change	$ Change
	(dollars in thousands)
Revenue:
Subscription	$3,395	$11,655	243%	$8,260
Professional services	759	1,318	74%	559

Total revenue	$4,154	$12,973	212%	$8,819

Total revenue was $13.0 million for the year ended December 31, 2013, compared to $4.2 million during the year ended December 31, 2012, an increase of $8.8 million, or 212%. Subscription revenue was $11.7 million, or 90% of our total revenue, for the year ended December 31, 2013, compared to $3.4 million, or 82% of our total revenue, for the year ended December 31, 2012. The increase in subscription revenue was due primarily to the increase in new customer launches compared with the prior year period.

Professional services revenue was $1.3 million, or 10% of total revenue, for the year ended December 31, 2013, compared to $0.8 million, or 18% of total revenue, for the year ended December 31, 2012. The increase in professional services revenue was driven by new customer launches.

Costs and Operating Expenses

	Year Ended December 31,
	2012	2013	% Change	$ Change
	(dollars in thousands)
Cost of revenue:
Subscription	$3,242	$6,246	93%	$3,004
Professional services	5,286	11,058	109%	5,772

Total cost of revenue	$8,528	$17,304	103%	$8,776

Gross profit (loss) percentage
Subscription	5%	46%
Professional services	(596)%	(739)%
Total gross profit / (loss) percentage	(105)%	(33)%
Gross loss	$(4,374)	$(4,331)	(1)%	$(43)

Cost of revenue was $17.3 million for the year ended December 31, 2013 compared to $8.5 million for the year ended December 31, 2012, an increase of $8.8 million, or 103%. This increase in cost of revenue was attributable to an increase of $3.0 million in the cost of subscription revenue and an increase of $5.8 million in the cost of professional services.

Cost of subscription revenue was $6.2 million for the year ended December 31, 2013 compared to $3.2 million for the year ended December 31, 2012, an increase of $3.0 million. This increase was primarily due to an increase of $2.5 million in data and content fees, as we continue to support our growing customer base. Gross margin for subscription services for the year ended December 31, 2013 was higher than the year ended December 31, 2012 due to the increase in subscription revenue resulting from the number of launched customers during the period.

Cost of professional services was $11.1 million for the year ended December 31, 2013 compared to $5.3 million for the year ended December 31, 2012, an increase of $5.8 million. Gross loss percentage also increased year over year. These increases were primarily due to an increase of $5.0 million in employee-related expenses and subcontractor costs to assist with implementation services and an increase of $0.4 million in related travel costs. We expect to increase our reliance on third parties to supplement our professional services staff in the future. We believe that higher utilization of third-party resources is an efficient way to support customer requirements as we grow. The increase in gross loss percentage in the year ended December 31, 2013 compared with the year ended December 31, 2012 was attributable to increase in number of customers and complexity of our customer implementations.

Sales and Marketing

	Year Ended December 31,
	2012	2013	% Change	$ Change
	(dollars in thousands)
Sales and marketing	$15,829	$33,742	113%	$17,913

Sales and marketing expenses were $33.7 million for the year ended December 31, 2013 compared to $15.8 million for the year ended December 31, 2012, an increase of $17.9 million. This increase was primarily due to an increase of $11.3 million in employee-related expenses and recruiting costs due to higher headcount, an increase of $2.6 million in brand and product marketing costs and an increase of $1.2 million for travel and entertainment expenses.

Research and Development

	Year Ended December 31,
	2012	2013	% Change	$ Change
	(dollars in thousands)
Research and development	$9,718	$15,219	57%	$5,501

Research and development expenses were $15.2 million for the year ended December 31, 2013 compared to $9.7 million for the year ended December 31, 2012, an increase of $5.5 million. This increase was primarily due to an increase of $5.2 million in employee-related expenses and recruiting costs due to higher headcount. The decrease in the percentage of revenue spent on research and development during the current year period versus the prior year period is primarily a function of increased revenue rather than a curtailment of research and development spending.

General and Administrative

	Year Ended December 31,
	2012	2013	% Change	$ Change
	(dollars in thousands)
General and administrative	$5,212	$9,047	74%	$3,835

General and administrative expenses were $9.0 million for the year ended December 31, 2013 compared to $5.2 million for the year ended December 31, 2012, an increase of $3.8 million. This increase was primarily due to an increase of $1.8 million in employee-related expenses and recruiting costs due to higher headcount and an increase of $1.4 million in subcontractor expenses. In addition, the increase was due to an increase of $0.7 million in professional and outside services. The growth in general and administrative expenses during the year ended December 31, 2013 was to support our overall growth.

Comparison of the Years Ended December 31, 2011 and 2012

Revenue

	Year Ended December 31,
	2011	2012	% Change	$ Change
	(dollars in thousands)
Revenue:
Subscription	$1,569	$3,395	116%	$1,826
Professional services	306	759	148%	453

Total revenue	$1,875	$4,154	122%	$2,279

Total revenue was $4.2 million for the year ended December 31, 2012 compared to $1.9 million for the year ended December 31, 2011, an increase of $2.3 million, or 122%. Subscription revenue was $3.4 million, or 82% of total revenue, for the year ended December 31, 2012 compared to $1.6 million, or 84% of total revenue, for the year ended December 31, 2011. The increase in subscription revenue was due primarily to the increase in new customer launches as compared to the prior year. Professional services revenue was $0.8 million, or 18% of total revenue, for the year ended December 31, 2012 compared to $0.3 million, or 16% of total revenue, for the year ended December 31, 2011. The increase in professional services revenue was due primarily to a larger customer base requesting deployment and implementation services.

Costs and Operating Expenses

	Year Ended December 31,
	2011	2012	% Change	$ Change
	(dollars in thousands)
Cost of revenue:
Subscription	$1,210	$3,242	168%	$2,032
Professional services	1,068	5,286	395%	4,218

Total cost of revenue	$2,278	$8,528	274%	$6,250

Gross profit / (loss) percentage
Subscription	23%	5%
Professional services	(249)%	(596)%
Total gross profit / (loss) percentage	(21)%	(105)%
Gross loss	$(403)	$(4,374)	(985)%	$(3,971)

Cost of revenue was $8.5 million for the year ended December 31, 2012 compared to $2.3 million for the year ended December 31, 2011, an increase of $6.3 million, or 274%. The increase in cost of subscription revenue of $2.0 million was primarily due to an increase of $0.9 million due to our efforts to increase data center capacity, an increase of $0.8 million for data and content fees and an increase of $0.2 million for outside services to support our increased growth, offset by a decrease of $0.1 million from lower headcount due to moving resources to outside services. Gross margin for subscription revenue for the year ended December 31, 2012 was lower than the year ended December 31, 2011 due to increased costs for additional data center capacity and data and content fees, a portion of which was a fixed annual amount that does not vary with the number of customer launches.

The increase in the cost of professional services of $4.2 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011 was primarily due to an increase in employee-related expenses due to higher headcount. Gross margin for professional services in the year ended December 31, 2012 was lower than for the year ended December 31, 2011, due to increased customer deployments.

Sales and Marketing

	Year Ended December 31,
	2011	2012	% Change	$ Change
	(dollars in thousands)
Sales and marketing	$5,978	$15,829	165%	$9,851

Sales and marketing expenses were $15.8 million for the year ended December 31, 2012 compared to $6.0 million for the year ended December 31, 2011, an increase of $9.9 million. This increase was primarily due to an increase of $7.8 million in employee-related expenses and recruiting costs due to higher headcount, a $0.8 million increase in overhead allocations, an increase of $0.6 million in travel-related costs and an increase of $0.3 million in advertising, marketing and event costs. These increases were the result of building out a national direct enterprise sales force, which included higher headcount.

Research and Development

	Year Ended December 31,
	2011	2012	% Change	$ Change
	(dollars in thousands)
Research and development	$10,157	$9,718	(4)%	$(439)

Research and development expenses were $9.7 million for the year ended December 31, 2012 compared to $10.2 million for the year ended December 31, 2011, a decrease of $0.4 million. This decrease was primarily due to a decrease of $2.6 million in employee-related expenses due to lower headcount and contract labor expenses, partially offset by an increase of $0.9 million for use of outside consultants to assist in development of new applications and services and enhance our existing core offering and an increase of $0.8 million from increased overhead allocations. In 2011, certain individuals were utilized to perform development-related services related to our offering. During 2012, these resources were utilized as part of certain customer deployments and were classified as costs of sales.

General and Administrative

	Year Ended December 31,
	2011	2012	% Change	$ Change
	(dollars in thousands)
General and administrative	$3,563	$5,212	46%	$1,649

General and administrative expenses were $5.2 million for the year ended December 31, 2012 compared to $3.6 million for the year ended December 31, 2011, an increase of $1.6 million. This increase was primarily due to an increase of $1.0 million in employee compensation and recruiting costs due to higher headcount and $0.3 million from outside services to support our growth.

Quarterly Results of Operations

The following tables set forth selected unaudited quarterly consolidated statements of operations data for each of the eight quarters in the period ended December 31, 2013. The information for each of these quarters has been prepared on the same basis as the audited annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which includes only normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods in accordance with generally accepted accounting principles in the United States (GAAP). This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for a full year or any future period.

	Three Months Ended
	Mar 31, 2012	Jun 30, 2012	Sep 30, 2012	Dec 31, 2012	Mar 31, 2013	Jun 30, 2013	Sep 30, 2013	Dec 31, 2013
	(unaudited)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$423	$619	$1,147	$1,206	$1,739	$2,088	$3,213	$4,615
Professional services	178	364	95	122	168	237	396	517

Total revenue	601	983	1,242	1,328	1,907	2,325	3,609	5,132
Cost of revenue:
Cost of subscription	737	851	745	909	1,204	1,460	1,510	2,072
Cost of professional services	1,215	1,206	1,250	1,615	2,053	2,373	3,325	3,307

Total cost of revenue	1,952	2,057	1,995	2,524	3,257	3,833	4,835	5,379

Gross loss	(1,351)	(1,074)	(753)	(1,196)	(1,350)	(1,508)	(1,226)	(247)
Operating expenses:
Sales and marketing	2,694	3,315	4,349	5,471	5,765	7,108	8,706	12,163
Research and development	2,234	2,253	2,360	2,871	2,908	3,616	4,138	4,557
General and administrative	1,067	1,171	1,264	1,710	1,460	1,981	2,571	3,035

Total operating expenses	5,995	6,739	7,973	10,052	10,133	12,705	15,415	19,755

Operating loss	(7,346)	(7,813)	(8,726)	(11,248)	(11,483)	(14,213)	(16,641)	(20,002)

Other income, net	18	7	51	53	50	40	38	29

Net loss	$(7,328)	$(7,806)	$(8,675)	$(11,195)	$(11,433)	$(14,173)	$(16,603)	$(19,973)

Quarterly Trends

Revenue

Our quarterly total revenue and subscription revenue increased sequentially for each period presented, primarily as we increased new customer launches. We cannot assure you that this pattern of sequential growth in revenue will continue.

Our professional services revenue fluctuated over the periods as a result of timing of customer implementation but increased overall throughout the eight quarters presented primarily to a larger customer base requesting deployment and implementation services.

Cost of revenue

Our quarterly total cost of revenue fluctuated over the periods as a result of timing of customer implementation but increased overall throughout the eight quarters presented. Cost of subscription revenue increased as a result of higher data content fees and data center costs due to our efforts to increase data center capacity. Cost of professional services increased primarily due to an increase in employee-related expenses and subcontractor costs as we utilized third parties to supplement our professional services staff for increased customer deployments.

Operating Expenses

Our quarterly total operating expenses, as well as quarterly sales and marketing, research and development and general and administrative expenses, mainly increased for the periods presented, primarily due to increases in employee-related expenses and recruiting costs due to an increase in headcount in each of these functions.

Liquidity and Capital Resources

	Year Ended December 31,
	2011	2012	2013
	(in thousands)
Net cash used in operating activities	$(16,608)	$(29,325)	$(50,064)
Net cash provided by (used in) investing activities	29,202	(51,504)	32,260
Net cash provided by financing activities	243	100,083	424

Net increase (decrease) in cash and cash equivalents	$12,837	$19,254	$(17,380)

As of December 31, 2013, our principal sources of liquidity were cash, cash equivalents and marketable securities totaling $67.2 million, which were held for working capital purposes. Our cash, cash equivalents and marketable securities are comprised primarily of U.S. agency obligations, U.S. treasury securities and money market funds.

Since our inception, we have financed our operations primarily through private sales of equity securities and to a lesser extent, payments from our customers. We believe that our existing cash, cash equivalents and marketable securities will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, subscription renewal activity, the timing and extent of spending to support development efforts, our expansion of sales and marketing activities, the introduction of new and enhanced services offerings and the continuing market acceptance of our cloud-based applications. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies and intellectual property rights. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results and financial condition would be adversely affected.

Operating Activities

For the year ended December 31, 2013, cash used in operating activities was $50.1 million. The negative cash flows resulted primarily from our net loss of $62.2 million, the net increase in deferred commissions of $2.4 million and the increases in accounts receivable of $2.7 million, partially offset by increases in deferred revenue of $7.3 million, accrued expenses and other current liabilities of $2.9 million and accrued compensation of $2.5 million. Non-cash stock-based compensation of $2.4 million also offset the increase in cash used in operating activities.

For the year ended December 31, 2012, cash used in operating activities was $29.3 million. The cash used primarily related to our net loss of $35.0 million and increases in deferred commissions of

$3.0 million and accounts receivable of $2.2 million, partially offset by increases in accrued compensation of $4.6 million and deferred revenue of $3.3 million.

For the year ended December 31, 2011, cash used in operating activities was $16.6 million. The cash used primarily related to our net loss of $19.9 million, partially offset by stock-based compensation of $1.0 million, accrued compensation of $1.0 million and deferred revenue of $0.8 million.

Investing Activities

Cash provided by or (used in) investing activities for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 was $32.3 million, $(51.5) million and $29.2 million, respectively. This was primarily the result of the timing of purchases, sales and maturities of marketable securities of $34.8 million, ($51.2) million and $29.3 million, respectively, during the same periods. In addition, we had capital expenditures of $2.6 million, $0.5 million and $0.1 million, respectively, during these same periods. We expect capital expenditures will be approximately $2.0 million for 2014.

Financing Activities

For the year ended December 31, 2013, financing activities provided $0.4 million, primarily due to $0.9 million in proceeds from the exercise of stock options and warrants.

For the year ended December 31, 2012, financing activities provided $100.1 million as a result of $99.9 million net proceeds from our issuance of the Series D convertible preferred stock and $0.2 million in proceeds from the exercise of stock options.

For the year ended December 31, 2011, financing activities provided $0.2 million as a result of proceeds from the exercise of stock options.

Backlog

We have generally signed multiple-year subscription contracts for our cloud-based subscription services. The timing of our invoices to the customer is a negotiated term and thus varies among our subscription contracts. For multiple-year agreements, it is common to invoice an initial amount at contract signing for implementation work that is deferred followed by subsequent annual, quarterly or monthly invoices, once we launch a customer, which is when our product is usable by the customer. At any point in the contract term, there can be amounts that we have not yet been contractually able to invoice. Until such time as these amounts are invoiced, they are not recorded in revenue, deferred revenue or elsewhere in our consolidated financial statements and are considered by us to be backlog. The amount of our total backlog for subscription and professional services contracts, which we define as including both cancellable and non-cancellable portions of our customer agreements that we have not yet billed, was approximately $44.0 million as of December 31, 2012 and $108.7 million as of December 31, 2013. Our total backlog does not take into account contractual provisions that give customers a right to terminate their agreements with us. The amount of our backlog for subscription and professional services contracts was approximately $19.4 million at December 31, 2012 and $50.9 million as of December 31, 2013, respectively, for the non-cancellable portions of our customer agreements that we have not yet billed. We fulfill backlog associated with a customer contract when the customer implementation process is complete. Our implementation timelines can vary between three and 12 months, based on the source and condition of the data we receive from third parties, the configurations that we agree to provide and the size of the customer and therefore, are subject to significant uncertainties, which can have a material impact on our total backlog and non-cancellable backlog that we fulfill in the current year. Based on our current implementation forecasts, we expect to fulfill our total backlog as of December 31, 2013 over a period of approximately four years, with the substantial majority expected to be fulfilled after 2014. Similarly, we expect to fulfill our non-cancellable backlog as of December 31, 2013 over a period of approximately four years, with the substantial majority expected to be fulfilled after 2014.

We expect that the amount of our backlog relative to the total value of our contracts will change from period to period for several reasons, including the amount of cash collected early in the contract term, the specific timing and duration of large customer subscription agreements, varying invoicing cycles of subscription agreements, potential customer upsells dependent on our customer agreements, the specific timing of customer renewal and changes in customer financial circumstances. Accordingly, we believe that fluctuations in our backlog may not be a reliable indicator of our future revenue.

Contractual Obligations and Commitments

Our principal commitments primarily consist of obligations under leases for office space and co-location facilities for data center capacity. As of December 31, 2013, the future non-cancelable minimum payments under these commitments were as follows (in thousands):

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Operating leases for facilities(1)	$3,738	$1,021	$2,717	$—	$—
Data center costs(2)	981	369	612	—	—
Other	1,400	1,400	—	—	—

(1)	Operating leases for facilities space represents our principal commitments, which consists of obligations under leases for office space.
(2)	Data center costs represent costs associated with service agreements for our data centers in Colorado and Arizona.

Our existing lease agreements provide us with the option to renew and generally provide for rental payments on a graduated basis. Our future operating lease obligations would change if we entered into additional operating lease agreements as we expand our operations and if we exercised these options. Contractual obligations represent future cash commitments and liabilities under agreements with third parties and exclude purchase orders for goods and services. Purchase orders are not included in the table above. Our purchase orders represent authorizations to purchase rather than binding agreements. The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions and the approximate timing of the transaction. Obligations under contracts that we can cancel without a significant penalty are not included in the table above.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We are therefore not exposed to the financing, liquidity, market or credit risk that could arise if we had engaged in those types of relationships.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in Note 2 to our consolidated financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies that we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

We derive our revenue from sales of cloud-based subscription service contracts, including support, and professional services contracts. We sell subscriptions to our cloud-based subscription service through contracts that are generally three years in length.

Our cloud-based subscription service contracts do not provide customers with the right to take possession of the software supporting the cloud-based service and, as a result, are accounted for as service contracts.

We commence revenue recognition for our cloud-based subscription service and professional services when all of the following criteria are met:

•	there is persuasive evidence of an arrangement;

•	the service has been provided to the customer;

•	collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the customer is fixed or determinable.

Our subscription and professional service arrangements do not contain refund provisions for fees earned related to services performed.

Subscription Revenue.    Subscription revenue recognition commences on the date that our cloud-based service is made available to the customer, which is considered the launch date, provided all of the other criteria described above are met. Revenue is recognized based on the terms in our customer contracts, which can provide for (a) a variable periodic fee based upon the actual or contractual number of users that is recognized to revenue based on the actual or contractual number of users or (b) a fixed fee that is recognized to revenue on a straight-line basis over the contractual term of the arrangement.

Certain of our cloud-based subscription arrangements include performance incentives that are generally based upon employee engagement. Fees for performance incentives are considered contingent revenue, and are recognized over the remaining term of the related subscription arrangement commencing at the time they are earned.

Professional Services Revenue.    Professional services revenue is comprised of implementation services related to our cloud-based subscription service, as well as follow-on professional services to assist our customers in further adopting our cloud-based subscription service, and communications services. Nearly all of our professional services contracts are sold on a fixed-fee basis. We do not have standalone value for our implementation services. Accordingly, we recognize implementation services revenue in the same manner as the associated cloud-based subscription service, beginning on the launch date, provided all other criteria described above have been met. For follow-on professional services that are sold separately from the cloud-based subscription service, we recognize revenue as the services are delivered. Communication services revenue is recognized over the contractual term, generally one year, commencing when the revenue recognition criteria have been met.

Multiple Deliverable Arrangements.    To date, we have generated substantially all our revenue from multiple deliverable arrangements consisting of multi-year cloud-based subscription services and professional services, including implementation services and communication services. For arrangements with multiple deliverables, we evaluate whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, we account for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables do not have standalone value upon delivery, the deliverables that do not have standalone value are generally combined with our cloud-based subscription service, and revenue for the combined unit is recognized over the remaining term of the cloud-based subscription service.

Our deliverables have standalone value if we or any other vendor sells a similar service separately. We have concluded that we have standalone value for our cloud-based subscription service as we sell these services separately through renewals and for our communication services as other vendors sell similar services separately. Conversely, we have concluded that our implementation services do not have standalone value, as we and others do not yet sell these services separately. Accordingly, we consider the separate units of accounting in our multiple deliverable arrangements to be the communication services and a combined deliverable comprised of cloud-based subscription services and implementation services.

When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling price. Multiple deliverable arrangements accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. Vendor-specific objective evidence, or VSOE, of selling price, based on the price at which the item is regularly sold by the vendor on a standalone basis, should be used if it exists. If VSOE of selling price is not available, third-party evidence, or TPE, of selling price is used to establish the selling price if it exists. If TPE does not exist, we estimate the best estimated selling price, or BESP. VSOE does not currently exist for any of our deliverables. Additionally, we do not believe TPE is a practical alternative due to differences in our cloud-based subscription service compared to other parties and the availability of relevant third-party pricing information for our cloud-based subscription service and our other services. Accordingly, for arrangements with multiple deliverables that can be separated into different units of accounting, we allocate the arrangement fee to the separate units of accounting based on our BESP. The amount of arrangement fee allocated is limited by contingent revenue, if any.

We determine BESP for our deliverables by considering our overall pricing objectives and market conditions. This includes evaluating our pricing practices, our list prices, the size of our transactions, historical standalone sales and our go-to-market strategy. The determination of BESP is made through consultation with and approval by management. For financial statement purposes, we allocate the fees from our combined units of accounting to subscription and professional services based upon their relative selling price.

Deferred Commissions

Deferred commissions are the incremental costs that are directly associated with the noncancelable portion of cloud-based subscription service contracts with customers and consist of sales commission paid to our direct sales force. The commissions are deferred and amortized over the noncancelable terms of the related contracts. The deferred commissions amounts are recoverable through the future revenue streams under the noncancelable customer contracts. Amortization of deferred commissions is included in sales and marketing expense in the consolidated statements of operations.

During the years ended December 31, 2011, 2012 and 2013, we deferred $12,000, $3.0 million and $5.0 million, respectively, of commission expenditures and we amortized $0, $10,000 and $2.5 million, respectively, to sales and marketing expense. Deferred commissions on our consolidated balance sheets totaled $3.1 million and $5.5 million as of December 31, 2012 and December 31, 2013, respectively.

Stock-Based Compensation

Compensation expense related to stock-based transactions, including employee, consultant and non-employee director stock option awards, is measured and recognized in the financial statements based on fair value. The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model. The stock-based compensation expense, net of forfeitures, is recognized using a straight-line basis over the requisite service periods of the awards, which is generally four years.

Our option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates and the expected dividend yield of our common stock. The assumptions used in our option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

•	Volatility. We determine the price volatility factor based on the historical volatilities of our peer group as we do not have a sufficient trading history for our common stock. To determine our peer group of companies, we consider public enterprise cloud-based application providers and health information systems companies and select those that are similar to us with regards to nature of business, customer base, service offerings and markets served. Furthermore, we also added an additional peer group of companies in the cloud-based application industry to valuations beginning in June 2013. We did not rely on implied volatilities of traded options in our industry peers’ common stock because the volume of activity was relatively low. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

•	Expected life. The expected life represents the period that our stock-based awards are expected to be outstanding. We determined the expected life assumption based on the vesting terms, exercise terms and contractual terms of the options.

•	Risk-Free Interest Rate. We base the risk-free interest rate used in the Black-Scholes valuation model on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term of the options for each option group.

•	Dividend Yield. We have not paid and do not plan to pay cash dividends in the foreseeable future and, therefore, use an expected dividend yield of zero.

•	Fair Value of Common Stock. Because our common stock is not publicly traded, we must estimate the fair value of common stock, as discussed in “—Common Stock Valuations” below.

The following table summarizes the assumptions relating to our stock options as follows:

	Year Ended December 31,
	2011	2012	2013
Volatility	60%	60%-63%	58%-60%
Expected life (in years)	5.0-6.2	5.0-6.5	5.0-7.2
Risk-free interest rate	1.5%-2.7%	0.6%-1.1%	0.7%-2.0%
Dividend yield	—	—	—
Weighted-average fair value of underlying common stock	$0.83	$1.05	$3.02

In addition to assumptions used in the Black-Scholes option-pricing model, we must also estimate a forfeiture rate to calculate the stock-based compensation for our option awards. Our forfeiture rate is based on an analysis of our actual forfeitures. We will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. Quarterly changes in the estimated forfeiture rate can have a significant impact on our stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the stock-based compensation expense recognized in the financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the stock-based compensation expense recognized in the financial statements.

We will continue to use judgment in evaluating the assumptions related to our stock-based compensation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may have refinements to our estimates, which could materially impact our future stock-based compensation expense.

Common Stock Valuations.    We are required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations with the Black-Scholes option-pricing model. The fair values of the common stock underlying our stock-based awards were determined by our board of directors, with input from management and contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock. As described below, the exercise price of our stock-based awards was determined by our board of directors based on exercising reasonable judgment and consideration of numerous objective and subjective factors to determine the best estimate of the fair value of our common stock as of each grant date (see below for those factors). If awards were granted a short period of time preceding the date of a valuation report, we assessed the fair value used for financial reporting purposes after considering the fair value reflected in the subsequent valuation report and other facts and circumstances on the date of grant as discussed below. In such instances, the fair value that we used for financial reporting purposes generally exceeded the exercise price for those awards.

Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock including:

•	contemporaneous valuations performed by unrelated third-party specialists;

•	the prices, rights, preferences and privileges of our convertible preferred stock relative to those of our common stock;

•	lack of marketability of our common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	hiring of key personnel and the experience of our management;

•	our history and the introduction of new services;

•	our stage of development;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our company given prevailing market conditions;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.

In valuing our common stock, our board of directors determined the equity value of our business generally using the income approach, the market comparable approach and the prior sale of company stock approach valuation methods, or a combination thereof.

The income approach estimates value based on the expectation of future cash flows that a company will generate into perpetuity. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar lines of business as of each valuation date and is adjusted to reflect the risks inherent in our cash flows.

The market comparable approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined which is applied to the subject company’s operating results to estimate the value of the subject company. In our valuations, the multiple of the comparable companies was determined using a ratio of the market value of invested capital less cash to each of the last 12 month revenue and the forecasted future 12 month revenue. To determine our peer group of companies, we considered public enterprise cloud-based application providers and health information systems companies. In selecting appropriate market multiples for application in our valuation analyses, we considered differences in our business description, size, stage of life cycle, financial leverage and financial performance between us and the selected peer companies.

The prior sale of company stock method estimates value by considering any prior arm’s length sales of the subject company’s equity. When considering prior sales of our equity, the valuation considers the size of the equity sale, the relationship of the parties involved in the transaction, the timing of the equity sale and our financial condition at the time of the sale.

Once we determined an equity value, we either utilized the option pricing method, or OPM, or a hybrid of the OPM and recent initial public offering pricing data from comparable companies, to allocate the equity value to each of the classes of stock. OPM values each equity class by creating a series of call options on our equity value, with exercise prices based on the liquidation preferences, participation rights and strike prices of dissolution or liquidation events that are not imminent. Recent initial public offering pricing utilizes data from recent initial public offerings of comparable companies. For the OPM method, we applied discounts for marketability to the per share common equity values. The adjustment recognizes the lack of marketability due to the fact that stockholders of private companies do not have access to trading markets similar to those enjoyed by stockholders of public companies which impacts liquidity. For the hybrid method, we applied discounts for marketability to the per share common equity values calculated under the OPM and calculated the present value of the recent initial public offering pricing data. We then weighted each scenario to arrive at an estimate of fair value for each share as of a current date.

We utilized the OPM pricing model for options granted through September 25, 2013. We utilized the hybrid model for options granted on October 25, 2013.

In all cases, we considered the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation determined pursuant to one of the methods described above or a straight-line calculation between the two valuation dates. In determining whether to apply the straight-line calculation between valuation dates, we evaluated whether there was a single event or series of events that occurred during the interim period that would have caused a material change in fair value. If there were no such events, then we concluded that the application of the straight-line calculation was appropriate. This determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.

The following table summarizes, by grant date, information regarding stock options granted from October 1, 2012 to the date immediately preceding the date of this prospectus:

Option Grant Dates	Number of Shares Subject to Options Granted	Exercise Price Per Share	Fair Value Per Share On Grant Date- Financial Reporting Purposes
November 8, 2012	758,937	$1.09	$1.10
February 12, 2013	2,060,020	1.12	1.16
April 9, 2013	564,877	1.12	1.21
July 24, 2013	1,344,000	1.29	1.57
September 25, 2013	646,000	1.29	2.29
October 25, 2013	3,668,616	2.35	5.00
January 28, 2014	905,000	6.76	10.00
February 18, 2014	536,000	7.93	10.00

In addition, on February 18, 2014, we sold an aggregate of 89,943 shares of restricted Class A common stock to certain of our employees at a price per share of $6.76, representing a $1.17 per share discount to the fair value used by us to set the exercise price for the contemporaneously-made option grants. In addition, we sold 12,786 shares of restricted stock to one employee at a price per share of $7.93.

On February 24, 2014, February 28, 2014 and March 11, 2014, our compensation committee approved option awards for an aggregate of 1,788,000 shares of our Class B common stock that were issued upon the pricing date of our offering with an exercise price per share equal to the initial public offering price in this offering.

The aggregate intrinsic value of vested and unvested stock options as of December 31, 2013 was $76.8 million, based on a price of $6.76 per share, the estimated value of common stock based on the respective valuation report as of December 31, 2013.

The following discussion relates primarily to our determination of the fair value per share of our common stock for purposes of calculating stock-based compensation costs since October 2012. A combination of the factors described below in each period led to the changes in the fair value of our common stock. Notwithstanding the fair value reassessments described below, we believe we applied a reasonable valuation method to determine the stock option exercise prices on the respective stock option grant dates.

November 2012

As of September 30, 2012, we had 27 signed customers. We generated $2.8 million in revenue for the nine months ended September 30, 2012 and $4.2 million of revenue for the year ended December 31, 2012, compared to $1.9 million for the year ended December 31, 2011, representing continuing revenue growth. We also increased our employee headcount to 148. In November 2012, we granted stock option awards with an exercise price of $1.09 per share based on a valuation report as of September 30, 2012. In determining the fair value of our common stock for financial reporting purposes, our board of directors considered the valuation reports as of September 30, 2012 and December 31, 2012. The September 30, 2012 valuation applied a 60% weighting on a discounted cash flow method and a 40% weighting on the prior stock sale method, which considered the price from the Series D preferred stock offering to derive an estimate of the Business Enterprise Value, or BEV, of $249.8 million. The December 31, 2012 valuation applied a 67% weighting on a discounted cash flow method and a 33% weighting on the prior sale of company stock method, which considered the price from the Series D preferred stock offering which occurred in April 2012 to derive an estimate of the BEV of $255.1 million. When applying the prior stock sale method, the valuations as of September 30, 2012 and December 31, 2012 also applied certain market adjustments to take into account market changes between the valuation and transaction dates. We then used the OPM to allocate the equity value to the common stock value with non-marketability discounts of 31.6% and 30.4% as of September 30, 2012 and December 31, 2012, respectively. For our retrospective analysis for assessing the fair value of our common stock for financial reporting purposes, we applied a straight-line calculation using the valuations of $1.09 per share as of September 30, 2012 and $1.12 per share as of December 31, 2012 to determine, with the benefit of hindsight, a reassessed fair value of our common stock for stock option awards granted in November 2012 of $1.10.

February and April 2013.    As of December 31, 2012, we had 47 signed customers while achieving sequential revenue growth, generating $4.2 million of revenue for the year ended December 31, 2012, compared to $1.9 million for the year ended December 31, 2011, which reflected a continuing increase in annual revenue growth. We also increased our full-time employee headcount to 156 as of December 31, 2012. In February and April 2013, we granted stock option awards with an exercise price of $1.12 per share based on a valuation report as of December 31, 2012. In determining the fair value of our common stock for financial reporting purposes, our board of directors considered the valuation report as of December 31, 2012. We then performed a retroactive analysis assessing the fair value of common stock from the valuation report as of June 30, 2013. The December 31, 2012 valuation applied a 67% weighting on a discounted cash flow method and a 33% weighting on the prior sale of company stock method, which considered the price from the Series D convertible preferred stock offering in April 2012 to arrive at BEV of $255.1 million. When applying the prior sale of company stock method, the valuation as of December 31, 2012 also applied certain market adjustments to the prior BEV established in the April 30, 2012 valuation to take into account market changes between the valuation and transaction dates. The June 30, 2013 valuations applied a 50% weighting on a discounted cash flow method and a 50% weighting on the market method, which considered the comparable companies’ respective multiples to our trailing revenue actuals and forward revenue estimates to arrive at BEV of $276.6 million as of June 30, 2013. We then used OPM to allocate the equity value to the common stock value with non-marketability discounts of 30.4% and 30% as of December 31, 2012 and June 30, 2013, respectively. For our retrospective analysis for assessing the fair value of our common stock for financial reporting purposes, we applied a straight-line calculation using the valuations of $1.12 per share as of December 31, 2012 and $1.29 per share as of June 30, 2013 to determine, with the benefit of hindsight, a reassessed fair value of our common stock for stock option awards granted in February and April 2013 of $1.16 and $1.21, respectively.

July and September 2013.    As of June 30, 2013 and September 30, 2013, we had 70 and 88 signed customers, respectively. We also achieved continuing revenue growth, generating $7.8 million of revenue for the nine months ended September 30, 2013, compared to $2.8 million for the nine months ended September 30, 2012. We also increased our full-time employee headcount to 226 and 264 as of June 30, 2013 and September 30, 2013, respectively. In July and September 2013, we granted stock option awards with an exercise price of $1.29 per share based on a valuation report as of June 30, 2013. The valuations applied equal weights on a discounted cash flow method and market comparable approach, which considered the comparable companies’ respective multiples to our trailing revenue actuals and forward revenue estimates to arrive at BEV of $276.6 million and $351.0 million as of June 30, 2013 and September 30, 2013, respectively. We then used the OPM to allocate the equity value to the common stock value with non-marketability discounts of 30% and 20% as of June 30, 2013 and September 30, 2013, respectively. For our retrospective analysis for assessing the fair value of our common stock for financial reporting purposes, we applied a straight-line calculation using the valuations of $1.29 per share as of June 30, 2013 and $2.35 per share as of September 30, 2013 to determine, with the benefit of hindsight, a reassessed fair value of our common stock for stock option awards granted in July and September 2013 of $1.57 and $2.29, respectively.

October 2013. On October 25, 2013, we granted stock option awards with an exercise price of $2.35 per share based on a valuation report as of September 30, 2013. We believe the fair value of our common stock as of October 25, 2013 as determined by our Board of Directors was based upon assumptions that were appropriate for valuing common stock of a private company at that time. We subsequently received a contemporaneous valuation report as of December 31, 2013, which indicated a fair value of our common stock of $6.76. The December 31, 2013 valuation utilized a hybrid approach, utilizing two scenarios: 1) an “IPO Scenario” is the scenario in which we are assumed to achieve an IPO and 2) an OPM for the scenario in which we are assumed to pursue an alternative liquidating event or remain private, deemed the “Non-IPO Scenario”. For the IPO scenario, management and our Board of Directors considered recent IPO pricing data from comparable companies. The Non-IPO Scenario applied equal weights on a discounted cash flow method and market comparable approach, which considered the comparable companies’ respective multiples to our trailing revenue actuals and forward revenue estimates to arrive at BEV of $507.0 million as of December 31, 2013. We applied a non-marketability discount of 20% for the Non-IPO Scenario and a present value discount of 10% for the IPO Scenario. A weighting of 80% was applied to the IPO scenario and a 20% weighting was applied to the Non-IPO Scenario. Based on this analysis, the fair value of our common stock was determined to be $6.76 as of December 31, 2013. In light of the significant differences between fair values of the September 2013 and December 2013 valuation reports, and based upon certain activities that occurred subsequent to October 2013, including the commencement in November 2013 of our initial public offering, we reassessed the fair value as of October 25, 2013 solely for purposes of determining our stock-based compensation expense for the period ended December 31, 2013. With the benefit of hindsight, management utilized the assumptions and methodology in the December 31, 2013 valuation report mentioned above, based on the information as of October 25, 2013. A weighting of 50% was applied to the IPO Scenario and a 50% weighting was applied to the Non-IPO Scenario. Based on this analysis, we have used a reassessed fair value of $5.00 as of October 25, 2013 for purposes of determining share-based compensation.

January and February 2014. On January 28, 2014, we granted options to purchase 905,000 shares of Class A common stock with an exercise price of $6.76 per share based on a valuation report as of December 31, 2013. On February 18, 2014, we granted options to purchase an aggregate of 536,000 shares of common stock with an exercise price of $7.93 per share based on a valuation report as of February 15, 2014. In addition, on February 18, 2014, we sold an aggregate of 89,943 shares of restricted Class A common stock to certain of our employees at a price per share of $6.76, representing a $1.17 per share discount to the fair value used by us to set the exercise price for the contemporaneously-made option grants, and we sold 12,786 shares of restricted stock to one employee at a price per share of $7.93. The February 15, 2014 valuation utilized a hybrid approach, utilizing two scenarios: 1) an “IPO Scenario” is the scenario in which we are assumed to achieve an IPO and 2) an OPM for the scenario in which we are assumed to pursue an alternative liquidating event or remain private, deemed the “Non-IPO Scenario”. For the IPO scenario, management and our board of directors considered the midpoint of the estimated preliminary price range provided by the underwriters in early February. The Non-IPO Scenario applied equal weights on a discounted cash flow method and market comparable approach, which considered the comparable companies’ respective multiples to our trailing revenue actuals and forward revenue estimates to arrive at BEV of $610.0 million as of February 15, 2014. We applied a non-marketability discount of 20% for the Non-IPO Scenario and a present value discount of 7.5% for the IPO Scenario. A weighting of 85% was applied to the IPO scenario and a 15% weighting was applied to the Non-IPO Scenario. Based on this analysis, the fair value of our common stock was determined to be $7.93 as of February 15, 2014.

In February 2014, we determined, after consultation with the underwriters, that our anticipated initial offering price range was $9.00 to $11.00 per share. At the time that the January 2014 option grants, the February 2014 restricted Class A common stock sales and the February 2014 option grants were approved, our board of directors determined that the fair value of the shares of our common stock underlying such equity grants was $6.76 per share for the January 28, 2014 option grants, and $7.93 for the February 18, 2014 restricted Class A common stock sales and option grants, which were based on the valuation of our common stock as described above. In light of the preliminary initial public offering price range on the cover of the prospectus dated March 3, 2014, we reassessed the fair value solely for purposes of determining share-based compensation expense for equity issuances made on these dates. As a result, we determined that the deemed fair value of awards made on January 28, 2014 and February 18, 2014 was $10.00 per share, which is equal to the midpoint of the then-anticipated initial public offering price range as reflected in our prospectus dated March 3, 2014.

We expect to recognize total compensation expense of approximately $13.2 million for unvested stock options as of December 31, 2013, which is expected to be recognized during the years ending December 31, 2014, 2015, 2016 and 2017. We expect to recognize total compensation expense of approximately $7.9 million for option grants and restricted stock sales made between January 1, 2014 and February 18, 2014, which is expected to be recognized during the years ended December 31, 2014, 2015, 2016, 2017 and 2018. Additionally, on February 24, 2014, February 28, 2014 and March 11, 2014, our compensation committee approved equity awards for an aggregate of 1,788,000 shares of our Class B common stock that were issued upon the pricing date of our offering with an exercise price per share equal to the initial public offering price in this offering. In future periods, our stock-based compensation expense is expected to increase as a result of our existing unrecognized stock-based compensation and as we issue additional stock awards to continue to attract and retain employees.

JOBS Act Accounting Election

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity

We had cash, cash equivalents and marketable securities totaling $120.1 million at December 31, 2012 and $67.2 million as of December 31, 2013. This amount was invested primarily in U.S. agency obligations, U.S. treasury securities and money market funds. The cash, cash equivalents and short-term marketable securities are held for working capital purposes. Our investments are made for capital preservation purposes. We do not enter into investments for trading or speculative purposes. All our investments are denominated in U.S. dollars.

Our cash equivalents and our portfolio of marketable securities are subject to market risk due to changes in interest rates. Fixed rate securities may have their market value adversely affected due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectation due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates. However because we classify our debt securities as “available for sale,” no gains or losses are recognized due to changes in interest rates unless such securities are sold prior to maturity or declines in fair value are determined to be other-than-temporary. Our fixed-income portfolio is subject to interest rate risk.

We do not believe that an increase or decrease in interest rates of 100-basis points would have a material effect on our operating results or financial condition. Fluctuations in the value of our investment securities caused by a change in interest rates (gains or losses on the carrying value) are recorded in other comprehensive income and are realized only if we sell the underlying securities.

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board, or FASB, issued guidance regarding the presentation of unrecognized tax benefits when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. The new guidance requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when settlement in this manner is available under the tax law. This guidance is effective on a prospective basis for financial statements issued for fiscal years and interim periods within those fiscal years, beginning after December 15, 2013. Retrospective and early adoption is permitted. We expect to adopt this guidance in our first quarter of 2014. We do not believe the adoption of this guidance will have a material impact on our consolidated financial statements.

In February 2013, the FASB issued guidance on disclosure requirements for items reclassified out of accumulated other comprehensive income. This new guidance requires entities to present (either on the face of the statement of operations or in the notes to the financial statements) the effects on the line items in the statement of operations for amounts reclassified out of accumulated other comprehensive income. The new guidance will be effective for us beginning in the first quarter of 2014. The adoption of the guidance will impact our financial statement presentation and/or our disclosures but will not impact our financial position, results of operations or cash flows.

BUSINESS

Mission

Our mission is to dramatically improve the efficiency of the U.S. health care industry by unleashing the power of market forces through greater transparency and better alignment of economic incentives among employers, health care consumers and their providers.

Overview

Castlight is a pioneer in a new category of cloud-based software that enables enterprises to gain control over their rapidly escalating health care costs. Our Enterprise Healthcare Cloud allows our customers to conquer the complexity of the existing health care system by providing personalized, actionable information to their employees, implementing technology-enabled benefit designs and integrating disparate systems and applications. Our comprehensive technology offering aggregates complex, large-scale data and applies sophisticated analytics to make health care cost and quality data transparent and useful. We deploy consumer-oriented applications that deliver strong engagement and integration capabilities. In the last two years, we have signed more than 95 customers, which consist primarily of large self-insured employers, across a broad range of industries, including 24 Fortune 500 companies.

U.S. health care spending is forecasted to total approximately $3.1 trillion in 2014, with $620 billion of this amount to be paid by U.S. employers, according to the Centers for Medicare and Medicaid Services, or CMS. Despite this substantial investment, the U.S. health care system is burdened by significant waste and extreme variations in the cost and quality of care with limited correlation between the two. A recent study by The Institute of Medicine, the health arm of the National Academy of Sciences, estimates that approximately 30% of all health care spending in 2009 was wasted due to factors such as inflated prices, the provision of unnecessary services and inefficient delivery of care.

Two fundamental causes of these inefficiencies have been the absence of transparent information and the misalignment of economic incentives, which make it difficult for employees and their health care providers to make judicious health care choices. In general, employers and employees have not had access to clear information about cost and quality of care as they consider benefit designs and health care treatment options. Moreover, benefit plans that require only small out-of-pocket costs have led consumers to be largely insensitive to price and have discouraged the pursuit of value-oriented care.

In the United States, employers bear a substantial share of this waste and inefficiency, as they pay on average more than three quarters of their employees’ health care costs according to a 2013 survey by National Business Group on Health, or NBGH, and Towers Watson & Co., or Towers Watson, and are expected to spend an average of $9,248 per employee on healthcare costs during 2013. Over the last two decades, employers have taken various steps to attempt to mitigate this growing burden, including self-insuring and increasingly shifting costs to employees. These measures have failed to solve the fundamental problems that have undermined employers’ efforts to control costs while maintaining competitive health care benefits for their employees.

Employers’ inability to control these costs and improve quality reflects the historical absence of technology solutions capable of:

•	aggregating and analyzing disparate health care data to deliver highly personalized information that enables employees to be smarter, more value-driven consumers of health care services;

•	implementing advanced benefit designs that empower and incentivize employees to consume resources more judiciously; and

•	integrating and maximizing the effectiveness of the disparate health care systems, applications and programs that employers have deployed to manage health care for their employees and families.

In addition, even as employers have shifted more costs to their employees, they have been unable to engage and empower employees with useful, high-quality information about their health care choices.

We have pioneered a set of technology advancements that enables employers to conquer the complexity of the existing health care system and effectively implement benefit designs that align incentives and drive value for employers, and their employees and families. While this transformation echoes the approach other software providers have used to attack waste and inefficiency in other categories of employee-related enterprise spend such as business travel and procurement, the scale and complexity of the health care industry has historically defied such a solution. We believe that our Enterprise Healthcare Cloud offering, built on our core innovations in data analytics, transparency and employee engagement, represents a fundamental breakthrough in the effort to gain control over health care spending.

Our Enterprise Healthcare Cloud offering transforms a massive quantity of complex data into transparent and useful information. These data include external data we obtain from a diverse array of sources, such as health care providers, insurance companies, governmental agencies and quality-monitoring organizations, as well as internal data generated through the usage of our applications. Our team of leading engineers, economists and clinicians applies sophisticated data science techniques, including predictive modeling and epidemiologic analytics, that leverage our database to drive insights such as identification of high-risk patients and estimated future costs of care, thereby empowering employers with the information they need to design and implement advanced benefit plans that address their specific challenges. We deliver this powerful offering through a suite of innovative applications that enables employers to engage their employees with actionable information, implement highly-tailored benefit designs and integrate their other health care applications and programs. These applications are delivered to our customers, and their employees and families via our cloud-based offering and leverage consumer-oriented design principles that drive engagement and ease of use.

We have experienced significant growth and momentum, and our customers include some of the largest employers in the United States, spanning a wide range of industries, such as education, manufacturing, retail, technology and government. We believe that Castlight is well positioned to leverage its use of large amounts of health care related data, sophisticated data analytics, strong customer portfolio and early-mover advantage to play a role in dramatically improving the efficiency of the U.S. health care system.

Our total revenue was $1.9 million, $4.2 million and $13.0 million for the years ended December 31, 2011, 2012 and 2013, respectively. Our net loss was $19.9 million, $35.0 million and $62.2 million for the years ended December 31, 2011, 2012 and 2013, respectively. Our accumulated deficit at December 31, 2013 was $131.2 million.

Industry Background

The U.S. Health Care Industry Is Large and Inefficient

The health care industry in the United States is the largest in the world, according to the World Bank. According to a 2012 study by CMS, U.S. national health expenditure is forecasted to reach $3.1 trillion, or approximately 18% of the U.S. Gross Domestic Product, or GDP, in 2014, and is expected to grow to approximately 20% of GDP by the year 2022. Despite this tremendous spending, U.S. health care outcomes remain inferior relative to those of many other countries. According to a 2013 Bloomberg report, the United States ranked 46th in overall health care efficiency based on a weighted-average of life expectancy, relative cost per capita and absolute cost per capita of health care. Additionally, a 2013 Institute of Medicine report estimates that approximately 30% of U.S. health care spending in 2009 was wasted due to factors such as inflated prices, the provision of unnecessary services and inefficient delivery of care.

Dysfunctional Market with Limited Correlation Between Cost and Quality

In addition to these inefficiencies, industry dynamics have led to high variations in the cost and quality of health care services. For example, according to a 2013 report by the Massachusetts Attorney General, found that prices paid by certain health plans in 2011 varied by up to 3.5 times between the lowest and highest providers. Further, the study also found that price differences were not explained by differences in quality or complexity of care delivered. Moreover, according to a 2013 study in the New England Journal of Medicine, the quality of health care services can vary dramatically. According to the study, risk-adjusted 30-day readmission rates for six surgical conditions at high-volume hospitals ranged between 7.5% and 25.5% in 2009 and 2010.

Two fundamental causes driving this lack of correlation between cost and quality, and the resulting market dysfunction, are the absence of transparent data and the misalignment of economic incentives.

Health Care Data Is Massive, Disaggregated and Lacks Transparency

Historically, employers and employees have not had access to clear information about the cost and quality of care as they consider benefit designs and health care treatment options. In some cases, health care providers and other market participants have actively resisted efforts by employers and others to obtain information about the costs and quality of health care services. Despite this resistance, the health care industry generates extensive data that is relevant to determining the cost and quality of health care services. These data reside in myriad formats and disparate databases, without a common infrastructure, and have therefore been of limited value to employers and employees in controlling costs and improving outcomes. In many cases, information relating to health care services has restrictions on its use, such as contractual agreements that some health plans and providers have historically entered into to not disclose price information. These factors make it challenging for employers and employees to use these data for the purposes of measuring cost and quality and making informed decisions.

In addition, even where these data have been available, they historically have not been delivered in a simple and intuitive format that could empower consumers to make actionable decisions. For example, the U.S. government releases massive amounts of data on hospital performance, such as detailed mortality statistics. However, it is very difficult for consumers to navigate these resources and determine which data and metrics are most relevant for their particular procedure or service, such as heart failure or child birth. According to the Kaiser Family Foundation, less than one in ten Americans say that have seen and used information comparing the quality of health providers in the past year to make health care related decisions.

Misalignment of Economic Incentives Impairs Cost-Effective Decision Making

Historically, employees in the United States have been insulated from direct financial responsibility for much of the cost of the care they choose to receive. This dynamic exists because approximately 149 million people in the United States rely upon health care that is funded by an employer, according to Kaiser Family Foundation. On average, employees paid approximately 23% of the total cost of their health care and employers paid approximately 77% in 2012, according to a joint survey by NBGH and Towers Watson. As a result, employees historically have been less sensitive to the costs of health care services than they might have been had their economic incentives been more closely linked to the total costs of care they received.

Rising Cost of Health Care for Employees Is a Significant Issue for Employers

Employers are forecasted to spend approximately $620 billion on health care in 2014, according to CMS. According to the Bureau of Labor Statistics, health care benefit costs account for approximately 8% of total employee costs in the United States and represent the largest category of voluntary benefits provided by private employers. These costs are also growing rapidly. In 2013, employers contributed 32% more in health care expenses than five years ago, according to NBGH and Towers Watson. In addition, certain provisions in the ACA, such as the requirement to offer insurance to all full-time employees, will result in additional costs to most employers. As part of their strategy to manage their costs, large employers have been increasingly self-insuring, which more directly exposes these employers to volatility in health care expenses, and places the burden of designing health care benefits for self-insured enterprises on the employer. According to an August 2013 Kaiser Family Foundation survey, in 2013, approximately 61% of employees who rely on health care funded by an employer are covered by health plans by U.S. employers that have elected to self-insure (including 94% of the covered employees of U.S. employers with more than 5,000 employees). As a result, better managing health care expenses will have a direct impact on financial performance, making employers eager for solutions that can help them manage this growing problem.

Employers Have Been Largely Unsuccessful in Controlling Costs and Ensuring High Quality Care

Despite intensive efforts to reduce health care expenses and improve value over many years, employers continue to face escalating costs and highly variable quality. Historical efforts to manage costs through benefit design have been largely unsuccessful. For example, during the 1990s, employers increased their use of health maintenance organization, or HMO, plans, which were designed to incentivize health care providers to reduce the spend for the care of an employee population, but restricted employee choice and created considerable employee dissatisfaction with their health benefits. Many employers responded by shifting to preferred provider organization, or PPO, plans, which offer greater choice and access for employees and their families, but reaccelerated increases in health care costs.

More recently, employers have attempted to reduce health care costs through use of employee cost-sharing plans, such as consumer-directed health care plans. These plans shift health care expenses to employees, and thereby incentivize them to make more judicious health care spending decisions. This shift has been profound. For example, in 2013, 43% of employers with at least 1,000 workers offered high deductible health plans with savings option to their employees, up from only 8% in 2005, according to Kaiser Family Foundation. Although these employee cost-sharing plans have had some success in decreasing the rate of growth of employers’ costs, employee dissatisfaction with these plans is high because they lack the tools to shop for care and understand their benefits.

Progressive employers have also implemented benefit design strategies intended to improve quality of care and thereby lower costs by reducing complications and eliminating wasteful treatments. Employers can ultimately reduce their health care costs by directing employees and their families to higher quality service providers that can improve outcomes, reduce medical complications and eliminate wasteful treatments. While higher cost-sharing plans and other specific benefit design strategies have the potential to reduce costs, they are difficult to implement effectively without transparent and actionable information that enables employers and employees to identify options that provide more value for their health care dollar.

Our Opportunity

We believe there is a significant opportunity to offer a comprehensive, technology-based solution to reduce the massive waste and inefficiencies associated with the approximately $620 billion that employers are projected to spend on health care in the United States in 2014. By combining innovations in big data analytics, cloud-based software delivery models and consumer-oriented online and mobile applications, with our deep health care domain knowledge and platform for integrating third-party applications, we believe we are well positioned to play a central role in dramatically improving the efficiency of the U.S. health care system. We estimate, based on the number of people who rely on health care funded by self-insured employers and our estimate of the potential fee opportunity for our current products, that our total available market is greater than $5 billion.

Our Solution

We have developed a new category of cloud-based software that enables enterprises to gain control over their rapidly escalating health care costs. Our Enterprise Healthcare Cloud offering transforms a massive quantity of complex data, which we obtain from a diverse array of internal and external sources, into transparent and useful information for employers, and their employees and families.

We deliver this powerful offering through a suite of innovative applications that enables employers to engage their employees with personalized, actionable information, implement highly tailored benefit designs and integrate their other systems, applications and programs. These applications are delivered to our customers, and their employees and families, via our cloud-based offering and leverage consumer-oriented design principles that drive engagement and ease of use. In addition, as more customers use our applications and our database grows, the depth and breadth of our offering improves, increasing the value we can deliver to employers, and their employees and families.

The key dimensions of our Enterprise Healthcare Cloud offering include:

Extensive Data Foundation

Our Enterprise Healthcare Cloud offering integrates, organizes and normalizes data from across the fragmented and complex health care landscape. Much of this information has been traditionally difficult to obtain and, in many cases, inaccessible to employers, their employees and families, and benefit providers. Our offering has successfully scaled to aggregate more than a billion health care claim transactions from public and private data sources, which include our customers’ health plans and other third parties, and combines these data with health care benefit information, clinical practice guidelines, user-generated data and the consumer behavior data of our users. We then structure these data, allowing us to map personalized cost information by region and individual service providers for a broad range of health care and physician services and medical products. We combine these pricing data with clinical quality and patient experience information from national, regional and user-generated sources to deliver service-specific quality metrics across a broad range of providers in the United States. Our consumer health care database allows our suite of applications to deliver transparency on cost and quality of health care services to an otherwise opaque market.

Sophisticated Analytics

Over the last four years, our team of leading engineers, economists and clinicians has developed proprietary data science techniques and robust capabilities to process and analyze our extensive data foundation and compute cost and quality data for thousands of health care services and products. Our offering transforms unstructured data from disparate sources into actionable information on price and quality of health care services. In addition, we employ predictive modeling to identify patients at risk for needing particular services and estimate their future cost of care. We also use epidemiologic analytics to personalize recommendations for employers for specific benefits programs in which they should invest based on the health characteristics of their populations. Our offering uses this analytics engine to calculate costs and identify patterns of inefficient behavior for large populations of employees and their families, thereby enabling employers to take actions to optimize benefit plans, reduce inefficient outcomes and foster behavioral change.

Personalized Cost, Quality and Benefit Information

We simplify the health care decision-making process for employees and their families by providing highly relevant, personalized information that encourages informed choices before, during and after receiving health care. We utilize a real-time interface to securely aggregate the employee’s latest medical spending information. By combining these data with medical claims history, benefit plan information, the available provider network and robust search capabilities, we can deliver a highly personalized health care shopping experience that illuminates both the employee’s specific out-of-pocket costs and the portion of the medical expense paid by their employer. In addition, we deliver personalized benefit and clinical information, as well as specific alerts about lower cost medical and pharmaceutical options, avoidance of unnecessary services and preventative care recommendations. By empowering employees and their families with the ability to simultaneously search price, quality and relevant content on health care services and providers, we enable them to make informed “market-based” decisions that avoid excessive prices and low quality or unnecessary care, creating significant value for employers.

Technology-Enabled Benefit Design

We deliver significant value to employers by enabling the successful implementation of employee cost sharing plans and other advanced benefit designs that incentivize employees and their families to consume resources more judiciously. Our offering gives employers who offer employee cost sharing plans the tools and information their employees and families need, at scale, to better understand their care options, become more empowered health care consumers and spend their health care dollars wisely. In addition, we also enable and increase the effectiveness of more advanced benefit programs including:

•	reference-based pricing, in which employers set maximum reimbursement levels for specified health care procedures and services;

•	centers of excellence, in which employers create incentives to direct employees to preferred high-value providers and facilities; and

•	incentive programs, in which employees receive monetary and non-monetary rewards to encourage beneficial health behaviors.

In each case, technology plays a critical role in the effective delivery of these advanced benefit programs. Our data, analytics and reporting capabilities allow employers to rigorously design, specify and enforce the parameters of these programs, evaluate their effectiveness and optimize their performance over time.

Independent and Integrated Platform

As an independent technology company in the health care industry, we are a trusted provider of unbiased health care cost and quality information. We believe our independence is an important attribute for our relationships with our customers, and their employees and families, and allows us to partner with health plans, health care providers and broader health care stake holders. Furthermore, we designed our offering to seamlessly integrate with other key third-party data sources, programs and applications. These integrations streamline the user experience across a fragmented vendor set. For example, we provide employees with a consistent but personalized experience regardless of geography, plan design or health plan, while at the same time interfacing with all of the employers’

legacy systems that support their health care offerings. This integration capability is a key competitive advantage of our offering for large enterprises with national employee bases and multiple health plans. Additionally, our integration capabilities enable employers to increase use of other complementary vendor applications by capitalizing on our ability to drive high levels of engagement. Over time, we believe our platform will become a key consolidation point for a broad array of third-party health care applications.

Universal and Engaging Interface

In order for employers and employees to maximize the benefits of transparent cost and quality information and technology-enabled benefit designs, we have designed our offering to be ubiquitously and conveniently accessible, easy-to-use and valuable for consumers. Our applications enable user experiences similar to those of leading consumer internet sites. Our user experience design fosters user engagement and drives utilization. Our focus on an intuitive and simple user experience allows employees to conveniently shop and access information throughout the process of understanding, planning and carrying out their health care decisions. This focus enables our customers to realize higher productivity and generate better business results through broad access to more timely and reliable information. We complement these capabilities with professional services designed to drive initial user registrations and ongoing engagement.

Our Strategy

Capitalize on Our Leadership in the Emerging Enterprise Healthcare Cloud Market

As a pioneer in the emerging enterprise health care cloud market, we have experienced significant demand from customers in the early commercialization of our offering. We initially targeted, and have already secured, large enterprise customers, which have provided us with data access, enhanced product development and increased scale. We intend to leverage our experiences with these large customers as we continue to build on this momentum. Our current base of 106 customers represents only a small fraction of customers that we believe could benefit from our cloud offering. In order to capitalize on this emerging market opportunity, we intend to continue to leverage our current customer base, expand our direct sales capabilities and invest further in indirect sales channels and partnerships.

Continue to Invest in Customer Success

We are intensely focused on driving lasting customer success. We invest early and heavily in customer relationships and work closely with employers throughout the implementation process to configure their benefit plans to meet their specific needs and objectives and continue to help them adapt these plans over time. We also provide integrated communications and implementation programs that help employers execute their benefit plan strategies quickly and effectively. We aim to be the catalyst that drives long-term employee engagement and lasting efficiency in health care purchases, and in turn, drive high customer satisfaction, retention and reference ability. We believe we are establishing a trusted brand with our customers as they integrate our offering into their own systems, which in turn will not only foster a lasting relationship, but also drive significant value for our customers and their employees and provide us with ongoing opportunities to deploy additional applications and capabilities.

Further Develop Our Platform Strategy

We believe there is a significant opportunity to provide complementary software applications and services to our customers to serve their evolving benefit needs. We have only recently begun to offer additional applications to our customers and have experienced positive results. For instance, our pharmacy application, first launched in 2013, integrates prescription drug information into our offering and has been purchased by more than half of our customer base. We are currently developing new complementary applications and services to address additional benefit and engagement needs. We believe these applications will significantly increase the value our customers realize from our offering, enhancing customer satisfaction and loyalty and driving increased adoption of multiple applications by our customers. Additionally, we expect third-party developers will leverage our application program interfaces, or APIs, and our database to develop a broad range of value-added applications and services accessed via our platform, thereby further enhancing the value of our offering.

Leverage Our Growing Independent Health Care Consumer Database

We operate a growing independent database that includes more than a billion health care claim transactions and a rapidly expanding collection of consumer behavior data, making us a trusted third-party source of reference for health care spending. Through algorithmic processing of this aggregated information on provider practices, referral patterns, patient outcomes patient needs and purchasing trends, we will continue to develop novel offerings that inform the benefit design strategies of our customers.

Leverage Our Passionate, Mission-Driven Culture

We believe our team of employees, our corporate culture and our shared passion to change health care that unites us, are key elements of our success. The problem we aim to solve is complex and requires a variety of expertise. We have assembled a unique multi-disciplinary team of software developers, economists, behavioral scientists, clinicians, health policy experts and enterprise-focused sales and marketing personnel and have created a work environment that stimulates cross-functional innovation to effect fundamental change in health consumption behavior. The depth of these skills, our passionate culture and the creativity of our team has enabled a significant early-mover advantage in the market and allowed us to retain and attract the highest caliber talent in the industry.

Our Applications

The Castlight Enterprise Healthcare Cloud is comprised of multiple powerful applications for employers, and their employees and families.

Castlight Enterprise Healthcare Cloud

Key applications available in Castlight Enterprise Healthcare Cloud include:

•	Castlight Medical: Castlight Medical is our flagship Enterprise Healthcare Cloud application which simplifies health care decision making for employees and their families by providing highly relevant, personalized information for medical services that enable informed choices before, during and after receiving health care. Castlight Medical enables employees and their families to intuitively search for robust and comprehensive information about medical providers, including personalized out-of-pocket cost estimates, clinical quality, user experience and provider demographic information. Additional features include personalized tips, evidence-based clinical guidelines, educational content, benefit guides and real-time spend and deductible information.

The following graphics are illustrative screenshots of our Castlight Medical application.

•	Castlight Pharmacy: The Castlight Pharmacy delivers information to guide employees and their families on how to manage their prescription drug spend. Our pharmacy application enables them to easily search for cost estimates for specific medications at convenient retail locations as well as mail order alternatives and presents multiple ways to save including using generic equivalents and therapeutic area alternatives. Additionally, Castlight Pharmacy is capable of driving improved drug compliance through prescription refill reminders and interfaces with other third-party applications to change and fulfill prescriptions.

Castlight Advanced Benefit Design

Our Advanced Benefit Design applications allow employers to go beyond basic cost and quality transparency by creating incentives and controls to drive behavior change among employees and avoid unnecessary spending. Our applications improve effectiveness of a variety of value-driving benefit designs including:

•	Centers of Excellence: Our Centers of Excellence, or COE, application highlights COE options for users, while educating employees on their relative value.

•	Reference Based Pricing: Our Reference Based Pricing application allows employers to set a “fair market” reference price that establishes the maximum amount paid by the employer specified health care procedures and services. Reference Based Pricing allows employers to direct employees to high value care, while still preserving their choice of provider.

•	Tiered Networks: Our Tiered Networks application educates users about the cost impact of using providers of different network tiers and encourages use of cost-effective providers.

•	Preferred Providers: Our Preferred Provider application enables employers to direct employees and their families to preferred providers including onsite clinics, domestic tourism providers and lower-cost providers such as retail clinics and urgent care centers, allowing more cost-effective and convenient care options.

•	Rewards: Our Rewards application let employers motivate employees to utilize high value providers and perform a variety of other desired behaviors.

Castlight Reporting and Analytics Insights

Our Reporting and Analytics Insights applications allow employers to understand where and how their employees are using the Castlight Enterprise Healthcare Cloud and identify opportunities to drive even deeper engagement and savings. These applications deliver insights into overall savings trends, use of high-quality providers, common search activities, engagement rates and the effects of benefit designs. These applications identify opportunities to increase use of other valuable employer programs that can benefit from promotion using targeted messaging in our Enterprise Healthcare Cloud applications.

Our Services

We provide a range of services to help employers implement and maximize the value of our offering, including:

•	Communication and Engagement Services. We offer communications services to drive employee engagement with our offering that span email campaigns, print collateral and employer-specific media. Communications initiatives are typically run during open enrollment, time of product launch and periodically post launch to continue to drive employee engagement and change management. The fees for these services are included as part of our professional service contracts.

•	Implementation Services. We provide implementation services to our customers to ensure successful deployment of our offering, including executing required data feeds, loading customer data, configuring applications, integrating with third-party and other applications and comprehensive testing. The fees for these services are included as part of our professional service contracts.

•	Customer Support. We offer end user support to ensure effective employee use of our offering. We provide live chat and telephonic support for employees and their families in the area of technical support, clarification support, including answering questions on how to use the online service, and provider search support. We also enable employees who may have limited computer access to obtain their personalized health care information using our customer support personnel. The fees for these services are included as part of our subscription contracts.

•	Training. We offer training for key personnel of our customers, as well as training materials that our customers can provide to employees and their families before and after launching our application. The fees for these services are included as part of our professional service contracts.

Customers

We completed implementation for our first customer in 2010, and as of December 2013, we have signed 106 customers, of which more than 95 customers were signed in the last two years, encompassing millions of eligible employees and their families. Our customers consist primarily of large self-insured employers, representing a wide range of industries, such as education, manufacturing, retail, technology and government, and including some of the largest employers in the United States. For the year ended December 31, 2013, the Administrative Committee of the Wal-Mart Stores, Inc., Associates’ Health and Welfare Plan, or the Wal-Mart Plan, represented approximately 16% of our total revenue. The initial term of our agreement with the Wal-Mart Plan expires on December 31, 2015 and the Wal-Mart Plan has no obligation to renew its subscriptions for our offering after this term expires. We or the Wal-Mart Plan may terminate the agreement prior to December 31, 2015 under certain circumstances.

Representative Customers

The following table lists many of our largest customers, based on total revenue in 2013, and their industry:

Customer	Industry
Administrative Committee of the Wal-Mart Stores, Inc., Associates’ Health and Welfare Plan	Retail
Carlson, Inc	Hospitality
Cummins, Inc.	Manufacturing
Eaton Corporation	Manufacturing
Indiana University	Education
Indiana University Health, Inc.	Health Care
Indiana State Personnel Department	Government
Liberty Mutual Group Inc.	Financial Services
Microsoft Corporation	Technology
Mondelez International, Inc.	Food & Beverage
Purdue University	Education
Safeway Inc.	Retail

Customer Case Studies

The following are representative examples of how some of our customers have benefited from typical deployments of our application:

Honeywell

Situation:    Honeywell, a Fortune 100 technology and manufacturing company, needed to manage the ever-escalating cost of insuring its approximately 130,000 employees and their dependents. Honeywell has reported that it’s health care costs were growing approximately 8-10% per year. The company decided to implement a full-replacement, consumer-directed health plan to help contain costs, but recognized that success would require supporting employees with a consumer-centric, cost and quality transparency tool that enabled informed decision-making, supported change management and improved employee engagement.

Solution and benefits:    Honeywell selected Castlight’s Enterprise Healthcare Cloud platform to provide its employees with access to health care cost, quality and education in a user-friendly way. Castlight aggregated data across the company’s insurance carriers, and helped deploy comprehensive employee education and engagement applications. Castlight was first provided to Honeywell in February 2012. Honeywell reported the following benefits:

•	Castlight developed a health care management platform that connected Honeywell health care vendors in a single integrated solution and offered employees a consistent user experience and message.

•	68% of eligible households registered with Castlight’s solution during the first five months after deployment, and 78% of registrants returned to the application by the end of 2012. Honeywell had identified employee engagement as a key indicator that employees were making consumer-driven health care decisions that would reduce Honeywell’s health care costs, and had targeted an initial engagement target of 50% which was achieved on the second day of launch. Honeywell employees and dependents have conducted over 800,000 provider searches on Castlight since the rollout.

•	Honeywell employees who used Castlight to shop for laboratory services paid 14% less on average than those who did not search (February 2012 through September 2013).

Esterline

The Problem:    Esterline is a leading manufacturing company serving aerospace and defense customers. Esterline is based in Bellevue, Washington and offers a high deductible plan to its 5,000 U.S. employees. Esterline wanted to make health care cost and quality information available to the participants in its medical plan before services were scheduled or received. Esterline expected that informed employees would make choices that would drive down costs for the employee and the plan.

Solution and benefits:    Esterline selected Castlight’s Enterprise Healthcare Cloud offering because it believed in Castlight’s ability to help Esterline’s employees attain savings in health care spending and improve quality of care. Esterline launched Castlight in January 2012.

•	Castlight helped Esterline register approximately 50% of eligible households in the first four months, through a highly tailored and active communications program.

•	Esterline employee households using Castlight experienced an approximate 33% drop in medical spending (on average), while all other Esterline employee households experienced an approximate 1% increase in medical spending (on average).

•	From January 2012 through September 2013, Esterline employees who searched Castlight prior to receiving services experienced significant savings: Those who searched for labs saved approximately 21% relative to non-searchers and those who searched for MRIs saved approximately 16% relative to non-searchers.

Wayne Farms

Situation:    Wayne Farms, a vertically integrated poultry producer, places a high priority on offering their nearly 9,000 employees a high-quality, comprehensive benefits package, and needed an easy to use, technology-based solution to help employees drive value from its heath care benefit programs.

Solution and benefits:    Wayne Farms selected Castlight’s cloud-based transparency platform, and cited as key factors in its decision the easy and consumer-oriented user interface, the differentiated and useful quality platform and Castlight’s demonstrated willingness to accommodate unique needs, such as the development of a Health Savings Account tool. Castlight was first provided to Wayne Farms in September 2012. Wayne Farms reported the following benefits:

•	As of May 2013, 60% of eligible households registered with Castlight.

•	Castlight integrated Wayne Farms’ Health Savings Account program Q3 2013, allowing employees to access real-time HSA information and balances.

•	Based on results using Castlight with the company’s salaried population, Wayne Farms decided to purchase Castlight to support its hourly, manufacturing-based and distributed population in addition to adding Castlight’s pharmacy module (contract signed January 2013).

Employees and Culture

We view our employees and company culture as critical assets for our business and a source of competitive strength. Our leadership team is focused on supporting our employees and fostering our unique culture. We believe this has enabled us to attract and retain some of the best minds in technology and health care to build and advance our offering. Our core values, which we seek to reflect in our work with each other and our customers and partners, are Transparency, Courage, Community, Passion and Excellence. We seek to be transparent in our decision making, courageous in doing the right thing, kind and humble, make our job the one we love and cultivate continuous improvement.

As of December 31, 2013, we had a total of 287 regular full-time employees, all located in the United States. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Sales and Marketing

We sell our applications and services through our direct sales organization. Our direct sales team comprises enterprise-focused field sales professionals who are organized principally by geography and account size. Our field professionals are supported by a sales operations staff, including product technology experts, lead generation professionals and sales data experts. We maintain relationships with key industry participants including benefit consultants, brokers, group purchasing organizations and health plan partners.

We generate customer leads, accelerate sales opportunities and build brand awareness through our marketing programs. Our marketing programs target human resource, benefits and finance executives in addition to technology and health professionals, senior business leaders and health care channel partners. Our principal marketing programs include use of our website to provide information about our company and our software services, as well as learning opportunities for potential customers, demand generation, field marketing events, integrated marketing campaigns and participation in, and sponsorship of, user conferences, industry events, trade shows and conferences.

Our Technology

We have designed our technology infrastructure to provide a highly available and secure multi-tenant cloud-based offering. Our multi-tenant platform allows us to use a common data model and consistent management practices for all customers with multiple possible configurations, while securely partitioning each customer’s application data. This approach provides significant operating leverage and improved efficiency as it helps us reduce our fixed cost base and minimize unused capacity on our hardware.

The following graphic displays our robust technology foundation that supports our applications:

*	Development in process. We are in process of building technologies to enable third-party integrations, external developer tools and administration tools for our customers.

Overall, the architecture, deployment and management of our technology is focused on:

•	Scalability. We have developed a robust and scalable data architecture infrastructure, which allows for automated loading and normalization of numerous data sources, including more than a billion claim transactions in our data warehouse.

•	Standardization. Our technology assimilates unstructured data from disparate sources, and employs unique algorithms to convert these data into user-friendly information for our users. Additionally, we operate using Services Oriented Architecture principles, with a platform of services that serve to deliver the application in a scalable and standardized way.

•	Security. We maintain a formal and comprehensive security program designed to ensure the security and integrity of customer data, protect against security threats or data breaches and prevent unauthorized access to the data of our customers. We strictly regulate and limit all access to on-demand servers and networks at our production and remote backup facilities. All users are authenticated, authorized and validated before they can access our system. Users must have a valid user ID and associated password to log on to our services. We require Secure Socket Layer 3 between the user’s browser and our servers to protect data during transfer.

We have a standard Java and Ruby on Rails based development environment with the majority of our software written in industry standard software programming languages. We develop our native mobile applications for all the other platforms (iOS, Android and Windows Mobile) using a robust java service layer for providing key functionality. Our operating system and databases are open-source including the Linux operating system, MySQL and MongoDB databases and Apache Tomcat for the application servers. We also use Greenplum for our analytics database.

We currently host our applications and serve all of our customers from three data centers, located in Arizona, Colorado and Texas, and expect to transition all hosting to the data centers in Arizona and Colorado by the end of 2014. We rely on third-party vendors to operate these data centers, which are designed to host computer systems that require high levels of availability and have redundant subsystems and compartmentalized security zones. We utilize commercially available hardware for our data center servers.

We apply a wide variety of strategies to achieve better than 99% uptime, excluding scheduled maintenance. We achieved over 99.9% uptime over the last 12 months. Systems are continually monitored for any signs of problems and preemptive action is taken when necessary. Encrypted backup files are transmitted over secure connections to a redundant server storage device in a secondary data center. Our data center facilities employ advanced measures to ensure physical integrity, including redundant power and cooling systems and advanced fire and flood prevention.

Compliance and Certifications

Our software services and data are located at independently managed facilities. We require that those vendors obtain third-party security examinations relating to security and data privacy. Statement on Standards for Attestation Engagements, or SSAE, No. 16, Reporting on Controls at a Service Organization, replaced SAS- 70 Type II examinations as the authoritative standard for reporting on service organizations. Our vendors’ SSAE examination is conducted at least every 12 months by an independent third-party auditor, and addresses, among other areas, physical and environmental safeguards for production data centers, data availability and integrity procedures, change management procedures and logical security procedures. We conduct an annual internal audit based upon ISO 27001 principles and criteria that addresses, among other areas, security, data privacy and operational controls.

Research and Development

Our ability to compete depends, in large part, on our continuous commitment to rapidly introduce new application services, technologies, features and functionality. We deliver monthly service releases,

updating our offering to leverage advances in cloud computing, mobile applications and data management. Our research and development organization, which as of December 31, 2013, consisted of 85 full-time employees, is responsible for the design, development, testing and certification of our offering. In addition, we utilize certain third-party development services to perform application development services. We focus our efforts on developing new applications and core technologies and further enhancing the usability, functionality, reliability, performance and flexibility of our offering.

Research and development expenses were $10.2 million, $9.7 million and $15.2 million for the years ended December 31, 2011, 2012 and 2013, respectively.

Strategic Relationships

We have established a number of strategic relationships to deepen and complement our platform and applications. These relationships include health care payers, consulting and implementation services provider and broader health care partners.

Health Plan Collaborations:    We work with health plans and pharmacy benefit managers, or PBMs, to support our mutual customers. Our partners include many national and regional health plans and PBMs. These collaborations provide us with claims and other data on behalf of our employer customers. We have developed technologies in collaboration with several payer partners including real-time integrated APIs and our reference-based pricing application.

Content and Product Relationships:    We have relationships with leading content and product companies that complement our offering by making specialized content and functionality available to our customers. These include a variety of public and private data vendors and organizations. Additionally, we integrate with broader health care partners to provide a more integrated and streamlined experience for our users.

Implementation Relationships:    We work with consulting firms to supplement our ability to provide customer implementation services and supply our communications services.

Competition

The market for enterprise health care cloud solutions is in an early stage of development, but is rapidly evolving and competitive. We currently face competition from independent third-party tool vendors, such as Change Healthcare Corporation, ClearCost Health, Healthcare Blue Book, HealthSparq Inc. and Truven Health Analytics Inc., as well as from health plans, such as Aetna Inc., Cigna Corporation, United Healthcare Group, Inc. and WellPoint, Inc. We expect competition to increase as other established and emerging companies enter our industry, as customer requirements evolve, and as new products and technologies are introduced.

The principal competitive factors in our industry include:

•	capability for customization through configuration, integration, security, scalability and reliability of applications;

•	ease of use and rates of user adoption;

•	cloud-based delivery model;

•	breadth and depth of application functionality;

•	competitive and understandable pricing;

•	size of customer base and level of user adoption;

•	depth of access to third-party data sources;

•	ability to integrate with legacy enterprise infrastructures and third-party applications;

•	ability to innovate and respond rapidly to customer needs and regulatory changes;

•	domain expertise in benefits and health care consumerism;

•	accessible on any browser or mobile device;

•	clearly defined implementation timeline;

•	financial stability of the vendor; and

•	customer branding and styling.

We believe that we compete favorably on the basis of these factors, but given the longer operating histories, greater resources, broader set of business lines, longer relationships with certain potential customers and ability to offer lower prices, of some of the companies with which we compete, we may not always compare favorably with respect to certain of the above factors. Our ability to remain competitive will largely depend on our ability to invest across our platform.

Many of our competitors have longer operating histories, significantly greater financial, technical, marketing, distribution or other resources and greater name recognition than we do. In addition, many of our competitors have strong relationships with current and potential customers and extensive knowledge of the health care industry. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than us. Increased competition may lead to price cuts, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share. We may not be able to compete successfully against current and future competitors, and our business, results of operations and financial condition will be harmed if we fail to meet these competitive pressures.

Intellectual Property

We rely on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. In addition, we may not be able to prevent others from developing technology that is similar to, but not the same as our proprietary technology. We generally require employees, consultants, customers, suppliers and partners to execute confidentiality agreements with us that restrict the disclosure of our intellectual property. We also require our employees and consultants to execute invention assignment agreements with us that protect our intellectual property rights.

Historically, despite a substantial investment in research and development activities, we have not focused on filing patent applications, although this may change in the future. As of December 31, 2013, we had one issued patent and four patent applications pending in the United States. Our patent expires on July 27, 2031. We cannot ensure that any of our pending patent applications will be granted or that our issued patent will adequately protect our intellectual property. In addition, third parties could claim invalidity or co-inventorship, or make similar claims with respect to our currently issued patent or any patents that may be issued to us in the future. Any such claims, whether or not successful, could be extremely costly to defend; divert management’s time, attention and resources; damage our reputation and brand; and substantially harm our business.

We own and use trademarks on or in connection with our applications and services, including both unregistered common law marks and issued trademark registrations in the United States. We also have trademark applications pending to register marks in the United States. We have also registered numerous Internet domain names.

Despite our efforts to protect our proprietary technology and our intellectual property rights, unauthorized parties may attempt to copy or obtain and use our technology to develop applications with the same functionality as our offering. In addition, policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective.

We expect that we and others in our industry may be subject to third-party infringement claims as the number of competitors grows and the functionality of applications in different industry segments overlaps. Any of these third parties might make a claim of infringement against us at any time. Any such claim could pose a substantial distraction to the management of our company. A successful claim of this type may be costly and could require us to spend substantial time and effort in making our offering noninfringing.

Regulatory Environment

Participants in the health care industry are required to comply with extensive and complex U.S. laws and regulations at the federal and state levels. Although many regulatory and governmental requirements do not directly apply to our business, our customers are required to comply with a variety of U.S. laws, and we may be affected by these laws as a result of our contractual obligations. We have attempted to structure our operations to comply with applicable legal requirements, but there can be no assurance that our operations will not be challenged or impacted by enforcement initiatives.

Health Care Reform

Our business could be affected by changes in health care laws, including without limitation, the Patient Protection and Affordable Care Act, or ACA, which was enacted in March 2010 and is currently in the process of being implemented. ACA is changing how health care services are covered, delivered and reimbursed through expanded coverage of individuals, changes in Medicare program spending and insurance market reforms.

While many of the provisions of ACA and other health care reform legislation will not be directly applicable to us, they may affect the business of many of our customers, which may in turn affect our business. Although we are unable to predict with any reasonable certainty or otherwise quantify the likely impact of ACA or other health care reform on our business model, financial condition, or results of operations, negative changes in the business of our customers and the number of individuals they insure may negatively impact our business.

Requirements Regarding the Privacy and Security of Personal Information

HIPAA and Other Privacy and Security Requirements.    There are numerous U.S. federal and state laws and regulations related to the privacy and security of personal health information. In particular, regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, collectively HIPAA, establishes privacy and security standards that limit the use and disclosure of protected health information and require the implementation of administrative, physical and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Our health plan customers, as well as health care clearinghouses and certain providers with which we may have or may establish business relationships, are covered entities that are regulated under HIPAA. The Health Information Technology for Economic and Clinical Health Act, or HITECH, which became effective on February 17, 2010, significantly expanded HIPAA’s privacy and security requirements. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” which are independent contractors or agents of covered entities that create, receive, maintain, or transmit protected health information in connection with providing a service for or on behalf of a covered entity. Under HIPAA and our contractual agreements with our customers, we are considered a “business associate” to our customers and thus are directly subject to HIPAA’s privacy and security standards. In order to provide our covered entity clients with services that involve the use or disclosure of protected health information, HIPAA requires our clients to enter into business associate agreements with us. Such agreements must, among other things, require us to:

•	limit how we will use and disclose the protected health information;

•	implement reasonable administrative, physical and technical safeguards to protect such information from misuse;

•	enter into similar agreements with our agents and subcontractors that have access to the information;

•	report security incidents, breaches and other inappropriate uses or disclosures of the information; and

•	assist the client in question with certain of its duties under the privacy standards.

If we are unable to properly protect the privacy and security of health information entrusted to us, our offering may be perceived as unsecure, we may incur significant liabilities, and customers may curtail their use of or stop using our offering.

In addition to HIPAA regulations, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities such as data security and texting. We cannot provide assurance regarding how the various privacy and security laws will be interpreted, enforced or applied to our operations.

While we have implemented a privacy and security program, any perception of our practices as unfair or deceptive, whether or not consistent with current regulations and industry practices, may subject us to public criticism, private class actions, reputational harm or claims by regulators, which could disrupt our business and expose us to increased liability.

Data Protection and Breaches.    In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of individuals’ personal information of individuals. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. In addition, under HIPAA, we must report breaches of unsecured protected health information to our contractual partners within 60 days of discovery of the breach. Notification must also be made to HHS and, in certain circumstances involving large breaches, to the media.

We have implemented and maintain physical, technical and administrative safeguards intended to protect all personal data and have processes in place to assist us in complying with all applicable laws, regulations and contractual requirements regarding the protection of these data and properly responding to any security breaches or incidents. However, we cannot be sure that these safeguards are adequate to protect all personal data or assist us in complying with all applicable laws and regulations regarding the privacy and security of personal data and responding to any security breaches or incidents. Furthermore, in many cases, applicable state laws, including breach notification requirements, are not preempted by the HIPAA privacy and security standards and are subject to interpretation by various courts and other governmental authorities, thereby complicating our compliance efforts. Additionally, state and federal laws regarding deceptive practices may apply to public assurances we give to individuals about the security of services we provide on behalf of our contractual customers.

Other Requirements.    In addition to HIPAA, numerous other U.S. state and federal laws govern the collection, dissemination, use, access to and confidentiality of individually identifiable health information and health care provider information. Some states also are considering new laws and regulations that further protect the confidentiality, privacy and security of medical records or other types of medical information. In many cases, these state laws are not preempted by the HIPAA privacy standards and may be subject to interpretation by various courts and other governmental authorities. Further, Congress and a number of states have considered or are considering prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the United States.

Facilities

Our corporate headquarters are located in San Francisco, California, where we occupy facilities totaling approximately 32,571 square feet under a sublease which expires in 2017. We use these facilities for administration, sales and marketing, research and development, engineering, customer support and professional services. We also lease small sales offices elsewhere in the United States.

We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputational harm, and other factors.

MANAGEMENT

Executive Officers, Other Key Employees and Directors:

The following table provides information regarding our executive officers, other key employees and directors as of March 13, 2014:

Name	Age	Position
Executive Officers:
Giovanni M. Colella	56	Chief Executive Officer, Co-Founder and Director
Dena Bravata	47	Chief Medical Officer and Head of Products
John C. Doyle	45	Chief Financial Officer, Vice President, Treasurer
Michele K. Law	43	Chief Revenue Officer
Randall J. Womack	49	Chief Operating Officer and Vice President
Other Key Employees
Naomi L. Allen	39	Vice President, Product
Nita Sommers	34	Vice President, Corporate and Business Development
Non-Employee Directors:
Bryan Roberts(1)(3)	47	Chairman of the Board and Co-Founder
David Ebersman(1)	44	Director
Robert Kocher	42	Director
Ann Lamont(2)	57	Director
Christopher P. Michel(2)	46	Director
David B. Singer(2)(3)	51	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Governance Committee.

Executive Officers

Giovanni M. Colella co-founded our company in 2008 and has served as our Chief Executive Officer and a director since that time. Prior to founding our company, Dr. Colella served as Founder, President and Chief Executive Officer of RelayHealth Corporation, a health care technology company, from 2000 until its acquisition in 2006. Dr. Colella holds an M.D. from the Universita Degli Studi di Milano in Italy and an M.B.A. from Columbia Business School. As our Chief Executive Officer, Dr. Colella is the general manager of our entire business, directing our management team to achieve our strategic, financial and operating goals. His presence as a member of our board of directors brings his thorough knowledge of our company into our board of directors’ strategic and policy-making discussions. He brings his extensive experience in finance and medicine and executive roles in the health care technology industry into deliberations regarding our strategy and operations.

Dena Bravata joined our company in April 2009 as Clinical Content Manager and has served as our Chief Medical Officer since February 2010 and Head of Products since February 2013. Prior to joining our company, Dr. Bravata was a Senior Research Scholar at the Stanford University Center for Primary Care and Outcomes Research from July 2000 to April 2009 and was an internist in private practice for nearly a decade. Before entering private practice, Dr. Bravata worked as an attending physician at Stanford University and the VA Palo Alto Healthcare System. Dr. Bravata holds a B.S. in Biology from Yale University, an M.D. from Columbia University and an M.S. in Health Research and Policy from Stanford University.

John C. Doyle has served as our Chief Financial Officer, Vice President and Treasurer since November 2012. Previously, Mr. Doyle served as Chief Financial Officer and then Chief Operating

Officer of Achaogen, Inc., a biopharmaceutical company, from August 2009 to November 2012. Prior to joining Achaogen, Mr. Doyle was Vice President, Finance and Corporate Planning at Genentech, Inc. from July 2007 to June 2009. Mr. Doyle previously served in various roles at Renovis, Inc., first as Vice President, Finance and Chief Financial Officer from August 2002 to August 2006, as Senior Vice President of Finance and Operations and Chief Financial Officer from August 2006 to January 2007 and as Senior Vice President of Corporate Development and Chief Financial Officer from January 2007 to June 2007. Mr. Doyle has been a member of the board of directors of Achaogen since November 2012. Mr. Doyle is a certified public accountant and holds a B.S. in Business Administration from California Polytechnic State University, San Luis Obispo, and an M.B.A. from the Haas School of Business at the University of California, Berkeley.

Michele K. Law joined our company as Chief Revenue Officer in October 2013. Ms. Law previously worked at OpenDNS, Inc., a software security company, from October 2008 until June 2013, first as Vice President of Business Development and Sales from 2008 until 2011 and then as Chief Operating Officer from 2011 until 2013. From September 2000 to January 2008, Ms. Law served first as an associate from 2000 to 2003 and then as a principal from 2003 to 2008 at Greylock Partners, a venture capital firm. Ms. Law holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School.

Randall J. Womack joined our company as Chief Operating Officer in November 2010. Mr. Womack served as the Chief Information Officer and Vice President, Operations, of SuccessFactors, Inc., a software company, from April 2003 to November 2010. From May 2000 to April 2003, Mr. Womack served as a partner in the Fast Forward Group at Greylock Partners, a venture capital firm. From 1997 to May 2000, Mr. Womack served as Chief Information Officer of Digital River, Inc., an e-commerce company. Mr. Womack attended the University of Texas, Austin, where he studied Finance.

Other Key Employees

Naomi L. Allen joined our company as Vice President, Business Development and Strategy in April 2008 and has served as our Vice President, Product since April 2013. Ms. Allen also previously served as our Vice President, Operations from January 2010 to January 2011, Vice President, Sales and Professional Services from January 2011 to January 2013 and Vice President, Product Strategy and Customer Success from January 2013 to April 2013. Prior to joining our company, Ms. Allen worked at McKinsey & Company, a management consulting firm, from 2004 to 2008, Microsoft Corporation, a software technology company, in 2002 and Deloitte Consulting, a management consulting firm, from 1996 to 2000. Ms. Allen holds a B.A. in International Studies from University of North Carolina—Chapel Hill and an M.B.A. from Stanford University, Graduate School of Business.

Nita Sommers joined our company in December 2009 and has served as Vice President, Corporate and Business Development since that time. Prior to joining our company, Ms. Sommers served as an Associate and then an Engagement Manager at McKinsey & Company, a management consulting firm, from 2007 to December 2009. Ms. Sommers also worked at Athenahealth, Inc., provider of cloud-based electronic health record services from 2000 to 2004 and at McKesson Corporation, a health care services and information technology company, from 2004 to 2005. Ms. Sommers holds a B.A. in Psychology from Harvard University and an M.B.A. from Stanford University, Graduate School of Business.

Non-Employee Directors

Bryan Roberts co-founded our company in 2008, served as a director from 2008 until 2010 and has served as the Chairman of our board of directors since 2010. Dr. Roberts joined Venrock, a venture capital firm, in 1997, where he currently serves as a Partner. Dr. Roberts currently serves as the Chairman of the board of directors of Ironwood Pharmaceuticals, Inc. and as a director of Zeltiq Aethetics, Inc. as well as several private companies. Dr. Roberts previously served on the board of directors of Athenahealth, Inc. from 1999 to 2009, XenoPort, Inc. from 2000 to 2007 and Sirna Therapeutics, Inc. from 2003 to 2007. From 1989 to 1992, Dr. Roberts worked in the corporate finance department of Kidder, Peabody & Co., a brokerage company. Dr. Roberts received a B.A. in Chemistry from Dartmouth College and a Ph.D. in Chemistry and Chemical Biology from Harvard University. Dr. Roberts’ experiences with facilitating the growth of health care, health care IT and biotechnology companies, together with his historical perspective of our company, make him uniquely qualified to serve on our board of directors.

David Ebersman has served as a director since July 2011. Mr. Ebersman has served as the Chief Financial Officer of Facebook, Inc., a social utility company, since September 2009. Prior to joining Facebook, Mr. Ebersman served in various positions at Genentech, Inc., a biotechnology company, including as its Chief Financial Officer from March 2005 until January 2006 and as Chief Financial Officer and Executive Vice President from January 2006 until April 2009, when Genentech was acquired by F. Hoffmann-La Roche Ltd. Prior to joining Genentech, Mr. Ebersman was a research analyst at Oppenheimer & Company, Inc., an investment company. Mr. Ebersman has been a member of the board of directors of Ironwood Pharmaceuticals, Inc. since July 2009. Mr. Ebersman holds an A.B. in International Relations and Economics from Brown University. Mr. Ebersman brings to our board fifteen years of business, manufacturing, strategic planning and financial experience with Genentech, one of the original biotechnology companies.

Robert Kocher has served as a director since July 2011. Dr. Kocher has been a partner at Venrock, a venture capital firm, since July 2011. Additionally, Dr. Kocher has served as a Senior Fellow at the Schaeffer Center for Healthcare Policy at the University of Southern California since 2013 and a Non-Resident Senior Fellow at The Brookings Institution since 2010. Dr. Kocher served in various positions, including as a principal, at McKinsey and Company, a management consulting firm, from July 2002 to January 2009, where he led the McKinsey Center for Health Reform in 2010, and rejoined as principal from September 2010 to July 2011. From January 2009 to July 2010, Dr. Kocher served as special assistant to President Obama for health care and economic policy and as a member of the National Economic Council. His responsibilities included shaping the Affordable Care Act to reduce cost, improve quality and reform health care delivery systems. Dr. Kocher holds a B.A. in Political Science and a B.S. in Zoology from University of Washington and an M.D. from George Washington University. Dr. Kocher brings to our board broad experience in policymaking in the health care sector.

Ann Lamont has served as a director since August 2009. Ms. Lamont has been with Oak Investment Partners, a venture capital firm, since 1982, serving as an associate from 1982 to 1986, as a General Partner from 1986 to 2006 and as a Managing Partner since 2006. She currently leads the health care and payment services teams at Oak Investment Partners. Prior to joining Oak Investment Partners, Ms. Lamont served as a research associate with Hambrecht & Quist. Ms. Lamont currently serves on the boards of Acculynk, Inc., Benefitfocus, Inc., HCA Holdings, Inc., Independent Living Solutions, LLC, Precision for Medicine Holdings, Inc., Radisphere National Radiology Group, Inc. and xG Health Solutions, Inc. Ms. Lamont has also served on the boards of athenahealth, Inc., Clarient, Inc., NetSpend Corporation and PharMEDium Healthcare Corporation. Additionally, in March 2013, Ms. Lamont completed a five-year term on the Stanford University Board of Trustees, and she has also served on the Executive Board of the National Venture Capital Association. Earlier in Ms. Lamont’s career, she developed a number of successful biopharmaceutical investments, including Cephalon, Inc., ViroPharma Incorporated and Esperion Therapeutics, Inc. Ms. Lamont holds a B.A. in Political Science from Stanford University. Ms. Lamont’s experience analyzing corporate performance as a venture capitalist and managing her firm’s investments in private companies, knowledge of the health care and payment services industries and service on multiple boards of directors bring to our board important skills related to corporate finance, oversight of management and strategic positioning and qualify her to serve as one of our directors.

Christopher P. Michel has served as a director since May 2009. Mr. Michel is the founder and managing director of Nautilus Ventures, a venture capital firm, which he founded in December 2008. Prior to Nautilus, Mr. Michel founded Affinity Labs, a software company that builds social networking sites for niche groups, in 2006 and served as its Chief Executive Officer until it was acquired by Monster Worldwide in October of 2008. Mr. Michel also founded Military.com in September of 1999, a website that provides a community and information to members of the military, and served as its CEO and Chairman until it was acquired by Monster Worldwide in 2004. Mr. Michel is a former Naval Flight Officer in the U.S. Navy. Mr. Michel is also currently a member of the boards of directors of Dale Carnegie & Associates, Inc., Kixeye, International Data Group, Inc., Tugboat Yards Inc. and 3D Robotics Inc., each of which is a privately-held entity. Mr. Michel earned his B.A. in Political Science from the University of Illinois at Urbana-Champaign and holds a M.B.A. from the Harvard Business School. Mr. Michel’s brings to our board experience as a venture capitalist investing in a large number of technology and health companies, director on multiple boards of directors, as well as founder of several internet companies.

David B. Singer has held various positions at Maverick Capital Ltd. or its affiliates, an investment firm, since December 2004, including managing director of MCL California, Inc. since March 2014. Mr. Singer is responsible for the firm’s private investment activities globally. Previously, Mr. Singer served as the founding President and Chief Executive Officer of three health care companies. He has also served on the board of directors of Pacific Biosciences of California, Inc. from December 2006 to May 2013, Affymetrix, Inc. from 1993 to 2008, Corcept Therapeutics Incorporated from 1998 to 2008 and Oscient Pharmaceuticals Corporation from 2004 to 2006. Mr. Singer has also served as the senior financial officer of two publicly traded companies. Mr. Singer serves on the boards of several private health care companies. Mr Singer was appointed by the Mayor of San Francisco to be a health commissioner and a member of the San Francisco General Hospital Joint Conference Committee in July 2013. Mr. Singer holds a B.A. in History from Yale University and an M.B.A. from Stanford University. Mr. Singer brings to our board his executive experience and his financial and accounting experience with both public and private companies.

Election of Officers

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Board of Directors

Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of seven members. Our current certificate of incorporation and voting agreement among certain investors, including entities associated with Venrock, Maverick Capital, Fidelity Investments and Oak Investment Partners XII, L.P. and The Wellcome Trust, entered into in connection with our convertible preferred stock financings, provide for one director to be elected by holders of our common stock, one director to be elected by holders of our Series A convertible preferred stock and Series A-1 convertible preferred stock, one director to be elected by holders of our Series B convertible preferred stock and one director to be elected by holders of our Series C convertible preferred stock and three directors to be elected by the holders of the outstanding shares of convertible preferred stock and common stock. Dr. Colella is the designee of our common stock, Dr. Roberts is the designee of our Series A and Series A-1 convertible preferred stock, Ms. Lamont is the designee of our Series B convertible preferred stock, Mr. Singer is the designee of our Series C convertible preferred stock and Mr. Michel, Dr. Kocher and Mr. Ebersman are the designees of our outstanding shares of convertible preferred stock and common stock.

The voting agreement and the provisions of our certificate of incorporation by which Dr. Colella, Dr. Roberts, Dr. Kocher, Ms. Lamont and Mr. Singer were elected will terminate in connection with this offering and there will be no contractual obligations regarding the election of our directors. Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Classified Board of Directors

Our restated certificate of incorporation and restated bylaws that will be in effect upon the completion of this offering provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Our directors will be divided among the three classes as follows:

•	Class I directors, whose initial term will expire at the first annual meeting of stockholders to be held after the closing of the initial public offering, will consist of Dr. Colella and Dr. Roberts;

•	Class II directors, whose initial term will expire at the second annual meeting of stockholders to be held after closing of the initial public offering, will consist of Dr. Kocher and Mr. Michel; and

•	Class III directors, whose initial term will expire at the third annual meeting of stockholders to be held after closing of the initial public offering, will consist of Mr. Ebersman, Ms. Lamont and Mr. Singer.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Our restated certificate of incorporation and restated bylaws that will be in effect upon the completion of this offering authorize only our board of directors to fill vacancies on our board of directors, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.

The classification of our board of directors may have the effect of delaying or preventing changes in our control or management. See “Description of Capital Stock—Anti-Takeover Provisions—Restated Certificate of Incorporation and Restated Bylaw Provisions.”

Director Independence

In connection with this offering, we have been approved to list our Class B common stock on the New York Stock Exchange. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent within specified periods following the closing of an initial public offering. Our board of directors has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the New York Stock Exchange.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the closing of this offering.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Each of these committees will have the composition and responsibilities described below as of the closing of this offering. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Ms. Lamont, Mr. Michel and Mr. Singer. Mr. Singer is the chairman of our audit committee. The composition of our audit committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Singer is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on him any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is comprised of Dr. Roberts and Mr. Ebersman. Mr. Ebersman is the chairman of our compensation committee. The composition of our compensation committee meets the requirements of independence under the New York Stock Exchange rules and regulations. Each member of this committee is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Dr. Roberts and Mr. Singer. Dr. Roberts is the chairman of our nominating and governance committee. The composition of our nominating and governance committee meets the requirements of independence under the New York Stock Exchange rules and regulations. Our nominating and governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our board of directors; and

•	assisting our board of directors on corporate governance matters.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended December 31, 2013.

In addition, in April 2012, we sold 345,064 shares of Series D convertible preferred stock for an aggregate purchase price of $2,083,000 to entities affiliated with Venrock. Bryan Roberts, a member of our compensation committee, is affiliated with these entities.

In connection with the sales of our convertible preferred stock, we entered into our investors’ rights agreement that grants customary preferred stock rights to all of our major preferred stock investors, including the entities affiliated with Mr. Roberts. These rights include registration rights, information rights and other similar rights. All of these rights, other than the registration rights, will terminate upon the closing of this offering. For a description of the registration rights, see “Description of Capital Stock—Registration Rights.”

Code of Conduct

Our board of directors has adopted codes of conduct that apply to all of our employees, officers and directors. The full text of our code of conduct will be posted on the Investor Relations section of our website at www.castlighthealth.com. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. We intend to disclose future amendments to our code of conduct, or waivers of these provisions, that are required to be disclosed under the rules of the SEC or the New York Stock Exchange on our website or in public filings.

Director Compensation

From time to time, we have granted stock options to non-employee directors for their service on our board of directors. In 2013 we did not pay any fees to, reimburse any expense of (other than customary expenses in connection with the attendance of meetings of our board of directors), make any equity awards or non-equity awards to, or pay any other compensation to any of our non-employee directors. Dr. Colella, who is our Chief Executive Officer, receives no compensation for his service as a director. The compensation received by Dr. Colella as an employee is described in “Executive Compensation—2013 Summary Compensation Table.”

On February 24, 2014, our compensation committee approved options to purchase 25,000 shares of our Class B common stock pursuant to our 2014 Equity Incentive Plan, which were granted on the pricing date of our offering to each of our non-employee directors with an exercise price per share equal to the initial public offering price in this offering. Each option award has a vesting commencement date of the pricing date of our initial public offering and shall vest in equal monthly installments over 12 months. On February 28, 2014, our compensation committee approved an additional option to purchase 35,000 shares of Class B common stock, which was granted to Mr. Michel with an exercise price per share equal to the initial public offering price in this offering. The option award is fully vested as of the pricing date of our initial public offering.

We have adopted a policy with respect to the compensation payable to our non-employee directors, which will become effective upon the closing of this offering. Under this policy, each non-employee director will be eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards. Our non-employee directors will receive the following annual retainers for their service:

Position	Retainer
Board Member	$30,000
Audit Committee Chair	16,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	6,000
Audit Committee Member	8,000
Compensation Committee Member	5,000
Nominating and Corporate Governance Committee Member	3,000
Lead Independent Director, if any	15,000
Independent Board Chair	30,000

Equity awards for non-employee directors will consist of (i) an initial equity award consisting of options to purchase 50,000 shares of our Class B common stock, upon first appointment to our board of directors, and (ii) annual equity awards consisting of options to purchase 25,000 shares of our Class B common stock. The stock option awards will be granted with an exercise price equal to the fair market value of our Class B common stock on the date of grant.

Initial option awards will vest in equal monthly installments over 36 months after the grant date, subject to continued service as a director. Annual option awards will vest in equal monthly installments over 12 months, subject to continued service as a director.

Directors may be reimbursed for travel, food, lodging and other expenses directly related to their service as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our current certificate of incorporation and bylaws, as well as the certificate of incorporation and bylaws that will become effective upon the completion of this offering.

EXECUTIVE COMPENSATION

Overview

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. For the year ended December 31, 2013, our named executive officers are:

•	Giovanni M. Colella, our founder and Chief Executive Officer;

•	Dena Bravata, our Chief Medical Officer and Head of Products;

•	John C. Doyle, our Chief Financial Officer;

•	Michele K. Law, our Chief Revenue Officer; and

•	Randall J. Womack, our Chief Operating Officer.

We refer to these individuals in this section as our “named executive officers.”

2013 Summary Compensation Table

The following table sets forth information regarding the total compensation for services rendered in all capacities that was awarded to, earned by and paid to our named executive officers for the year ended December 31, 2013.

Name and Principal Position	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Giovanni M. Colella Chief Executive Officer	200,000	30,542	220,000	11,119	(3)	461,661
Dena Bravata Chief Medical Officer and Head of Products	241,650	283,681	84,578	—		697,410
John C. Doyle Chief Financial Officer, Vice President, Treasurer	250,000	567,666	96,250	—		1,001,411
Michele K. Law Chief Revenue Officer	23,526	3,252,979	—	—		3,276,505
Randall J. Womack Chief Operating Officer, Vice President	250,000	155,103	165,000	25,921	(4)	746,025

(1)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the named executive officers during 2013, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 13 to the audited consolidated financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the named executive officers upon exercise of the options.
(2)

The amount reported in the Non-Equity Incentive Plan Compensation column represents the cash incentive bonus paid to Dr. Colella, Dr. Bravata, Mr. Doyle and Mr. Womack under our incentive bonus plan for executive officers. Each of Dr. Collela, Dr. Bravata, Mr. Doyle and Mr. Womack was eligible to receive incentive cash bonuses, based on our achievement of strategic objectives relating to customer acquisition and retention, health plan relationships and customer savings and engagement metrics, as determined by the compensation committee. Based on our achievement of the above objectives, the compensation committee approved a bonus to Dr. Collela of 110% of base salary. Dr. Bravata’s target bonus was 35%

of base salary, Mr. Doyle’s target bonus was 35% of base salary and Mr. Womack’s target bonus was 60% of base salary. Based on our achievement of the above objectives, the compensation committee approved payment of 100% of Dr. Bravata’s target bonus, 110% of Mr. Doyle’s target bonus and 110% of Mr. Womack’s target bonus. Ms. Law was not a participant in the bonus plan because she did not become a full-time employee until January 2014.

(3)	The amounts reported in the All Other Compensation column represents (i) reimbursement of $3,360 for expenses in connection with attendance at a company event; (ii) a reimbursement of $5,194 for housing rental payments, following Dr. Colella’s relocation to San Francisco from New York; and (iii) tax payment reimbursements of $2,564 in connection with Dr. Colella’s housing rental payments described in clause (ii).
(4)	The amounts reported in the All Other Compensation column represents (i) reimbursement of $7,721 for expenses in connection with attendance at a company event and (ii) value of $18,200 received by Mr. Womack while staying in the Corporate Apartment equal to the rental and utility payments for 2013, prorated for the number of days that Mr. Womack used the Corporate Apartment.

Employment Agreements

We have entered into offer letters with each of our named executive officers, except for Dr. Colella. The offer letters generally provide for at-will employment, the initial terms and conditions of employment of each named executive officer, including base salary, target annual bonus opportunity , an initial stock option grant, and eligibility to participate in our employee benefit plans. None of the offer letters provide for cash severance payments upon the named executive officer’s termination of employment with us. Each of these arrangements was negotiated on our behalf by our CEO and the Compensation Committee. The material terms of these offer letters are summarized below. These summaries are qualified in their entirety by reference to the actual text of the offer letters, which are filed as exhibits to the registration statement of which this prospectus is a part. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment or a change in control of us are further described below in “—Potential Payments upon Termination or Change in Control.”

Dr. Bravata

Dr. Bravata joined us as our Clinical Content Manager in April 2009. Pursuant to an offer letter dated January 27, 2010, Dr. Bravata became our Chief Medical Officer. Dr. Bravata’s offer letter sets forth the principal terms and conditions of her employment, including her annual base salary of $200,000 (for the period beginning June 1, 2010). In addition, her offer letter provides for the grant of a time-based stock option to purchase 461,486 shares of our Class A common stock under our Amended and Restated 2008 Stock Incentive Plan. The option was granted with an exercise price equal to the fair value of our common stock on the date of grant and is subject to a four-year vesting schedule as described in more detail in “—2013 Outstanding Equity Awards at Fiscal Year-End Table” below.

Mr. Doyle

Pursuant to an offer letter dated September 6, 2012, Mr. Doyle serves as our Chief Financial Officer. Mr. Doyle’s offer letter sets forth the principal terms and conditions of his employment, including his initial annual base salary of $250,000, an annual target cash bonus opportunity of 35% of his base salary (which is earned based on our achievement of specified performance goals and objectives, as well as Mr. Doyle’s performance relative to one or more performance objectives established by Mr. Doyle and our CEO, the achievement of which is evaluated by us). In addition, Mr. Doyle was offered a loan of up to $250,000. The disbursement of the loan was not requested by the date set forth in the offer letter and therefore the lending arrangement was not entered into between Mr. Doyle and us. Mr. Doyle’s offer letter also provides for the grant of a time-based stock option to purchase 870,000 shares of our Class A common stock under our 2008 Stock Incentive Plan. The option was granted with an exercise price equal to the fair value of our common stock on the date of grant and vests over four years as described in more detail in “—2013 Outstanding Equity Awards at Fiscal Year-End Table” below.

Ms. Law

Pursuant to an offer letter dated September 6, 2013, Ms. Law serves as our Chief Revenue Officer. Ms. Law’s offer letter sets forth the principal terms and conditions of her employment, including an initial annual base salary of $250,000, an annual target cash bonus opportunity of 60% of her base salary (which is earned based on our achievement of specified performance goals and objectives, as well as Ms. Law’s performance relative to one or more performance objectives established by her and our COO, the achievement of which is evaluated by us). In addition, Ms. Law’s offer letter provides for the grant of (i) a time-based stock option to purchase 810,000 shares of our Class A common stock under our 2008 Stock Incentive Plan and (ii) a performance-based stock option to purchase 90,000 shares of our Class A common stock under our 2008 Stock Incentive Plan. Ms. Law’s time-based stock option was granted with an exercise price equal to the fair market value of our common stock on the date of grant and vests over four years as described in more detail in “—2013 Outstanding Equity Awards at Fiscal Year-End Table” below.

Mr. Womack

Pursuant to an offer letter dated September 28, 2010, Mr. Womack serves as our Chief Operating Officer. Mr. Womack’s offer letter sets forth the principal terms and conditions of his employment, including an initial annual base salary of $250,000 and a target annual cash bonus opportunity of up to 60% of his base salary (based on the achievement of specified milestones established by our board of directors). In addition, Mr. Womack’s offer letter provides for the grant of (i) a time-based stock option to purchase 1,264,864 shares of our Class A common stock under our 2008 Stock Incentive Plan and (ii) a performance-based stock option grant to purchase up to 158,108 shares of our Class A common stock under our 2008 Stock Incentive Plan. Mr. Womack’s time-based stock option was granted with an exercise price equal to the fair value of our common stock on the date of grant and is subject to a four-year vesting schedule as described in more detail in “—2013 Outstanding Equity Awards at Fiscal Year-End Table” below.

Potential Payments upon Termination or Change in Control

Under the terms of our 2008 Stock Incentive Plan, each named executive officer who is terminated other than for cause may exercise any previously-vested stock options that he or she held at the time of termination for a period of three months following the termination date. If a named executive officer is terminated for cause, all options held by such officer terminate as of the date of termination. For more information about the named executive officers’ outstanding equity awards as of December 31, 2013, see “—2013 Outstanding Equity Awards at Fiscal Year-End Table” below.

In October 2009, the board of directors approved a double trigger acceleration policy applicable to all employee stock options, including options granted to the named executive officers. Under the double trigger acceleration policy, if any named executive officer’s employment is terminated without good cause or if the named executive officer resigns for good reason (each as defined in the policy) within three months before or twelve months following the consummation of a change of control (as defined in the policy), any unvested stock options held by such named executive officer will vest as to 100% of the unvested shares of our Class A common stock subject to the options.

2013 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the named executive officers, information regarding outstanding stock options held as of December 31, 2013.

Name	Grant Date	Vesting Commencement Date	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date
Giovanni M. Colella	7/12/12	7/12/12	46,500	—		1.09	7/11/22
	4/9/13	4/9/13	48,000	—		1.12	4/8/23
Dena Bravata	10/23/09	10/15/09	15,105	—		0.32	10/22/19
	2/10/10	2/1/10	298,043	19,229	(1)	0.32	2/09/20
	2/14/11	2/14/11	200,972	93,787	(2)	0.80	2/13/21
	4/9/13	4/1/13		56,000	(3)	1.12	4/8/23
	9/25/13	4/9/13	26,666	133,334	(2)	1.29	9/24/23
John C. Doyle	2/12/13	11/15/12	188,502	681,498	(3)	1.12	2/11/23
Michele K. Law	10/25/13	10/7/13		810,000	(3)	2.35	10/24/23
	10/25/13	(4)		90,000	(4)	2.35	10/24/23
Randall J. Womack	11/9/10	11/8/10	974,999	289,865	(1)	0.79	11/8/20
	11/9/10	(5)	158,108			0.79	11/8/20
	2/12/13	1/31/13		230,000	(6)	1.12	2/11/23

(1)	This stock option vests with respect to 25% of the underlying shares of our Class A common stock on the one-year anniversary of the holder’s vesting commencement date and, with respect to the remaining underlying shares, the holder’s right to exercise his or her stock option vests in thirty-six substantially equal installments upon the completion of each additional consecutive month of service thereafter.
(2)	This stock option vests with respect to 2.0833% of the underlying shares of our Class A common stock in forty-eight substantially equal installments upon the completion of each consecutive month of service following the vesting commencement date.
(3)	This stock option vests (a) with respect to 20% of the underlying shares of our Class A common stock on the one-year anniversary of the holder’s vesting commencement date, (b) during the second year following the commencement date, in twelve installments each consisting of 1.667% of the underlying shares of our Class A common stock upon the holder’s completion of each additional consecutive month of service and (c) with respect to the remaining underlying shares, in 24 substantially equal installments upon the completion of each additional consecutive month of service thereafter.
(4)	This stock option vests on January 31 of each year beginning in 2015, subject to a determination by us of the holder’s achievement of new bookings and customer retention objectives for the immediately prior fiscal year, based on the operation plan for such year, as approved by our board of directors, as follows (i) 25% of the underlying shares will vest if actual new bookings and customer retention in the prior fiscal year equal or exceed 100% of the Operation Plan; or (ii) 12.5% of the underlying shares will vest if actual new bookings and customer retention in the prior fiscal year equal or exceed 90% of the Operation Plan; or (iii) 0% of the underlying shares will vest if actual new bookings and customer retention in the prior fiscal year are less than 90% of the Operation Plan.
(5)	This stock option vests immediately as to (i) 50% of the underlying shares of our Class A common stock if we achieve $25 million in total bookings prior to January 1, 2015 and (ii) the remaining 50% of the underlying shares if we achieve $50 million in total bookings prior to January 1, 2015. The Compensation Committee determined that effective December 31, 2013, the performance obligation was met.
(6)	This stock option vests with respect to 4.1667% of the underlying shares of our Class A common stock in 24 substantially equal installments upon the completion of each consecutive month of service following the second anniversary of the vesting commencement date.

On February 24, 2014, our compensation committee approved the following options to purchase shares of our Class B common stock pursuant to our 2014 Equity Incentive Plan with an exercise price per share equal to the initial public offering price in this offering, which were granted on the pricing date of our offering: 450,000 shares of our Class B common stock to Dr. Colella, 150,000 shares of our Class B common stock to Dr. Bravata, 200,000 shares of our Class B common stock to Mr. Doyle and 120,000 shares of our Class B common stock to Mr. Womack. The vesting commencement date of each of these options is the pricing date of our initial public offering and shall vest in equal monthly installments over 12 months.

Employee Benefit Plans

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life and accidental death and dismemberment insurance plans, short-term and long-term disability insurance, flexible spending accounts, in each case, on the same basis as all of our other U.S. employees. We do not provide perquisites or personal benefits to our named executive officers.

401(k) Plan

We sponsor a retirement savings plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. U.S. employees are generally eligible to participate in the plan on the first day of the calendar month following the employees’ date of hire. Participants may make pre-tax and certain after-tax (Roth) deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax elective deferrals under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her pre-tax deferrals is 100% vested when contributed. The plan permits all eligible Plan participants to contribute between 1% and 90% of eligible compensation, on a pre-tax or Roth basis, into their accounts.

Pension Benefits

We do not maintain any pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Equity Incentive Plans

The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.

Amended and Restated 2008 Stock Incentive Plan

Our 2008 Stock Incentive Plan was adopted by our board of directors and approved by our stockholders on April 3, 2008 and was last amended on October 25, 2013. The 2008 Stock Incentive Plan provides for the grant of both incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Code, and nonstatutory stock options, as well as for the issuance of shares of restricted stock. We may grant incentive stock options only to our employees. We may grant nonstatutory stock options to our employees, directors and consultants. The exercise price of each stock option must be at least equal to the fair market value of our Class A common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our Class A common stock on the date of grant. The maximum permitted term of options granted under our 2008 Stock Incentive Plan is 10 years, except that the maximum permitted term of incentive stock options granted to 10% stockholders is five years. In the event of our merger or consolidation, the 2008 Stock Incentive Plan provides that awards may be assumed, substituted or cashed-out. Our board of directors, in its sole discretion, may provide in any option agreement for the full vesting of such options. All unexercised options shall terminate upon the consummation of the merger or consolidation if they are not assumed or substituted. In addition, in October 2009, the board of directors approved a double trigger acceleration policy applicable to all employee stock options, including options granted to the named executive officers. Under the double trigger acceleration policy, if any employee’s employment is terminated without good cause or if the employee resigns for good reason (each as defined in the policy) within three months before or twelve months following the consummation of a change of control (as defined in the policy), any unvested stock options held by such employee will vest as to 100% of the unvested shares of our Class A common stock subject to the options.

As of December 31, 2013, we had reserved 23,321,062 shares of our Class A common stock for issuance under our 2008 Stock Incentive Plan. As of December 31, 2013, options to purchase 5,108,627 of these shares had been exercised (of which 347,887 shares have been repurchased and returned to the pool of shares reserved for issuance under the 2008 Stock Incentive Plan), options to purchase 16,455,404 of these shares remained outstanding and 2,104,918 of these shares remained available for future grant. The options outstanding as of December 31, 2013 had a weighted-average exercise price of $1.22 per share. We will cease issuing awards under our 2008 Equity Incentive Plan upon the implementation of our 2014 Equity Incentive Plan. Our 2014 Equity Incentive Plan will be effective on the date immediately prior to the date of this prospectus. As a result, we will not grant any additional options under the 2008 Stock Incentive Plan following that date, and the 2008 Stock Incentive Plan will terminate at that time. However, any outstanding options granted under the 2008 Equity Incentive Plan will remain outstanding, subject to the terms of our 2008 Stock Incentive Plan and stock option agreements, until such outstanding options are exercised or until they terminate or expire by their terms. Options granted under the 2008 Stock Incentive Plan have terms similar to those described below with respect to options to be granted under our 2014 Equity Incentive Plan.

2014 Equity Incentive Plan

We adopted a 2014 Equity Incentive Plan that became effective on the date immediately prior to the date of this prospectus and serves as the successor to our 2008 Stock Incentive Plan. We reserved 15,000,000 shares of our Class B common stock to be issued under our 2014 Equity Incentive Plan. The number of shares reserved for issuance under our 2014 Equity Incentive Plan will increase automatically on January 1 of each of 2015 through 2024 by the number of shares equal to 5% of the aggregate number of outstanding shares of our Class A and Class B common stock as of the immediately preceding December 31. However, our board of directors may reduce the amount of the increase in any particular year. In addition, the following shares will again be available for grant and issuance under our 2014 Equity Incentive Plan:

•	shares subject to options or stock appreciation rights granted under our 2014 Equity Incentive Plan that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or stock appreciation right;

•	shares subject to awards granted under our 2014 Equity Incentive Plan that are subsequently forfeited or repurchased by us at the original issue price;

•	shares subject to awards granted under our 2014 Equity Incentive Plan that otherwise terminate without shares being issued;

•	shares surrendered, cancelled or exchanged for cash or a different award (or combination thereof);

•	shares of Class A common stock reserved but not issued or subject to outstanding grants under our 2008 Stock Incentive Plan on the date of this prospectus will be available for grant and issuance under our 2014 Equity Incentive Plan as shares of Class B common stock;

•	shares of Class A common stock issuable upon the exercise of options or subject to other awards under our 2008 Stock Incentive Plan prior to the date of this prospectus that cease to be subject to such options or other awards by forfeiture or otherwise after the date of this prospectus will be available for grant and issuance under our 2014 Equity Incentive Plan as shares of Class B common stock;

•	shares of Class A common stock issued under our 2008 Stock Incentive Plan that are forfeited or repurchased by us after the date of this prospectus will be available for grant and issuance under our 2014 Equity Incentive Plan as shares of Class B common stock; and

•	shares of Class A common stock subject to awards under our 2008 Stock Incentive Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award will be available for grant and issuance under our 2014 Equity Incentive Plan as shares of Class B common stock.

Our 2014 Equity Incentive Plan authorizes the award of stock options, restricted stock awards (RSAs), stock appreciation rights (SARs), restricted stock units (RSUs), performance awards and stock bonuses. No person is eligible to receive more than 5,000,000 shares in any calendar year under our 2014 Equity Incentive Plan other than a new employee of ours, who will be eligible to receive no more than 10,000,000 shares under the plan in the calendar year in which the employee commences employment. No more than 55,000,000 shares will be issued pursuant to the exercise of incentive stock options.

Our 2014 Equity Incentive Plan is administered by our compensation committee, all of the members of which are outside directors as defined under applicable federal tax laws, or by our board of directors acting in place of our compensation committee. The compensation committee has the authority to construe and interpret our 2014 Equity Incentive Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan.

Our 2014 Equity Incentive Plan provides for the grant of awards to our employees, directors, consultants, independent contractors and advisors, provided the consultants, independent contractors, directors and advisors are natural persons that render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of stock options must be at least equal to the fair market value of our Class B common stock on the date of grant.

We anticipate that in general, options will vest over a four-year period. Options may vest based on time or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2014 Equity Incentive Plan is ten years.

An RSA is an offer by us to sell shares of our Class B common stock subject to restrictions, which may vest based on time or achievement of performance conditions. The price (if any) of an RSA will be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

SARs provide for a payment, or payments, in cash or shares of our Class B common stock, to the holder based upon the difference between the fair market value of our Class B common stock on the date of exercise and the stated exercise price up to a maximum amount of cash or number of shares. SARs may vest based on time or achievement of performance conditions.

RSUs represent the right to receive shares of our Class B common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve certain performance conditions. If an RSU has not been forfeited, then on the date specified in the

RSU agreement, we will deliver to the holder of the restricted stock unit whole shares of our Class B common stock (which may be subject to additional restrictions), cash or a combination of our Class B common stock and cash.

Performance shares are performance awards that cover a number of shares of our Class B common stock that may be settled upon achievement of the pre-established performance conditions in cash or by issuance of the underlying shares. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve the performance conditions. No participant will be eligible to receive more than $10,000,000 in performance awards in any calendar year.

Stock bonuses may be granted as additional compensation for service or performance and, therefore, will not be issued in exchange for cash.

In the event there is a specified type of change in our capital structure without our receipt of consideration, such as a stock split, appropriate adjustments will be made to the number of shares reserved under our 2014 Equity Incentive Plan, the maximum number of shares that can be granted in a calendar year and the number of shares and exercise price, if applicable, of all outstanding awards under our 2014 Equity Incentive Plan.

Awards granted under our 2014 Equity Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise permitted by our compensation committee, stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our 2014 Equity Incentive Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us, for a period of 12 months in the case of death or for a period of six months in the case of disability, or such longer period as our compensation committee may provide. Options generally terminate immediately upon termination of employment for cause.

In the event of a merger or consolidation, any and all outstanding awards may be assumed or replaced by the successor corporation. In the alternative, the successor corporation may substitute equivalent awards or provide substantially similar consideration to participants as was provided to stockholders. Outstanding awards that are not assumed, substituted or cashed out will accelerate in full upon the merger or consolidation. In addition, in the event of specified change in control transactions, our compensation committee may accelerate the vesting of awards (a) immediately upon the occurrence of the transaction, whether or not the award is continued, assumed or substituted by a surviving corporation or its parent in the transaction, or (b) in connection with a termination of a participant’s service following such a transaction. In addition, if any employee, including any named executive officer, is subject to a termination of employment without cause or if the employee resigns for good reason (each as defined in our 2014 Equity Incentive Plan) within three months before or twelve months following the consummation of a corporate transaction (as defined in our 2014 Equity Incentive Plan), any unvested time-based stock options, RSAs, SARs, or RSUs held by such employee will vest as to 100% of the unvested shares of our Class B common stock subject to such award. In the event of a merger or consolidation, the vesting of all awards granted to non-employee directors shall accelerate and such awards shall become exercisable in full.

Our 2014 Equity Incentive Plan will terminate ten years from the date our board of directors adopts the plan, unless it is terminated earlier by our board of directors. Our board of directors may amend or terminate our 2014 Equity Incentive Plan at any time. Our board of directors generally may amend our 2014 Equity Incentive Plan, without stockholder approval unless required by applicable law.

2014 Employee Stock Purchase Plan

We adopted a 2014 Employee Stock Purchase Plan that became effective on the date immediately prior to the date of this prospectus that enables eligible employees to purchase shares of our Class B common stock at a discount following the date of this offering. Purchases will be accomplished through participation in discrete offering periods. Our 2014 Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. We initially reserved 6,000,000 shares of our Class B common stock for issuance under our 2014 Employee Stock Purchase Plan. The number of shares reserved for issuance under our 2014 Employee Stock Purchase Plan will increase automatically on the first day of each of the first nine calendar years following the first offering date by the number of shares equal to 1% of the total outstanding shares of the aggregate number of outstanding shares of our Class A and Class B common stock as of the immediately preceding December 31st (rounded down to the nearest whole share). However, our board of directors may reduce the amount of the increase in any particular year. The aggregate number of shares issued over the term of our 2014 Employee Stock Purchase Plan will not exceed 36,000,000 shares of our Class B common stock.

Our compensation committee administers our 2014 Employee Stock Purchase Plan. Our employees generally are eligible to participate in our 2014 Employee Stock Purchase Plan; our compensation committee may in its discretion elect to exclude employees who work less than 20 hours per week or less than five months in a calendar year. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in our 2014 Employee Stock Purchase Plan, are ineligible to participate in our 2014 Employee Stock Purchase Plan. We may impose additional restrictions on eligibility. Under our 2014 Employee Stock Purchase Plan, eligible employees are able to acquire shares of our Class B common stock by accumulating funds through payroll deductions. Our eligible employees are able to select a rate of payroll deduction between 1% and 15% of their base cash compensation. We also have the right to amend or terminate our 2014 Employee Stock Purchase Plan at any time. Our 2014 Employee Stock Purchase Plan will terminate on the tenth anniversary of the last day of the first purchase period, unless it is terminated earlier by our board of directors.

When an initial purchase period commences, our employees who meet the eligibility requirements for participation in that purchase period will automatically be granted a nontransferable option to purchase shares in that purchase period. For subsequent purchase periods, new participants will be required to enroll in a timely manner. Once an employee is enrolled, participation will be automatic in subsequent purchase periods. An employee’s participation automatically ends upon termination of employment for any reason.

The first offering period will begin on a date approved by our board of directors or compensation committee. Each subsequent purchase period will be for six months (commencing each May 1 and November 1).

No participant will have the right to purchase our shares in an amount, when aggregated with purchase rights under all our employee stock purchase plans that are also in effect in the same calendar year(s), that has a fair market value of more than $25,000, determined as of the first day of the applicable purchase period, for each calendar year in which that right is outstanding. In addition, no participant will be permitted to purchase more than 2,000 shares during any one purchase period or such lesser amount determined by our compensation committee. The purchase price for shares of our Class B common stock purchased under our 2014 Employee Stock Purchase Plan will be 85% of the lesser of the fair market value of our Class B common stock on (i) the first trading day of the applicable offering period and (ii) the last trading day of each purchase period in the applicable offering period.

If we experience a change in control transaction each outstanding right to purchase shares under our 2014 Employee Stock Purchase Plan will be assumed or an equivalent option substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute the outstanding purchase rights, any offering period that commenced prior to the closing of the proposed change in control transaction will be shortened and terminated on a new purchase date. The new purchase date will occur prior to the closing of the proposed change in control transaction and our 2014 Employee Stock Purchase Plan will then terminate on the closing of the proposed change in control.

Our 2014 Employee Stock Purchase Plan will terminate ten years from the first purchase date under the plan, unless it is terminated earlier by our board of directors. Our board of directors may amend or terminate our 2014 Employee Stock Purchase Plan at any time. Our board of directors generally may amend our 2014 Employee Stock Purchase Plan, without stockholder approval unless required by applicable law.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation that will become effective upon the closing of this offering contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our restated bylaws that will become effective upon the closing of this offering require us to indemnify our directors and officers to the maximum extent not prohibited by the Delaware General Corporation Law and allow us to indemnify other employees and agents as set forth in the Delaware General Corporation Law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our restated bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties fines and settlement amounts actually and reasonably incurred by such director, officer or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation,” below we describe transactions since January 1, 2011 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Series D Convertible Preferred Stock Financing

In April 2012, we sold an aggregate of 16,565,721 shares of our Series D convertible preferred stock at a purchase price of $6.03656 per share for an aggregate purchase price of approximately $100 million. Each share of our Series D preferred stock will convert automatically into one share of our Class A common stock upon the completion of this offering.

The purchasers of our Series D convertible preferred stock are entitled to specified registration rights. For additional information, see “Description of Capital Stock—Registration Rights.” The following table summarizes the Series D convertible preferred stock purchased by members of our board of directors and persons who hold more than 5% of our outstanding capital stock.

Name of Stockholder	Shares of Series D Convertible Preferred Stock	Total Purchase Price
Entities affiliated with Fidelity Investment(1)	7,322,048	$44,199,982
The Wellcome Trust	1,656,572	9,999,996
Oak Investment Partners XII, L.P.(2)	345,064	2,083,000
Maverick Fund II, Ltd(3)	345,064	2,083,000
Entities affiliated with Venrock(4)	345,064	2,083,000

(1)	Consists of shares purchased by (i) Variable Insurance Products Fund IV: Health Care Portfolio, (ii) Fidelity Central Investment Portfolios LLC: Fidelity Health Care Central Fund, (iii) Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund, (iv) Fidelity Select Portfolios: Health Care Portfolio, (v) Fidelity Selected Portfolios: Medical Equipment and Systems Portfolio, (vi) Fidelity Contrafund: Fidelity Advisor New Insights Fund and (vii) Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund.
(2)	Ann Lamont, a member of our board of directors, is a Managing Partner of Oak Investment Partners, which has voting and dispositive power with regard to shares held by Oak Investment Partners XII, L.P. The terms of the purchase by Oak Investment Partners XII, L.P. were the same as those made available to unaffiliated purchasers.
(3)	David B. Singer, a member of our board of directors, is a managing director of MCL California, Inc., an affiliate of Maverick Capital Ltd., which has voting and dispositive power with regard to shares held by Maverick Fund II, Ltd. The terms of the purchase by Maverick Fund II, Ltd. were the same as those made available to unaffiliated purchasers.
(4)	Consists of shares purchased by (i) Venrock Associates V, L.P., (ii) Venrock Entrepreneurs Fund V, L.P. and (iii) Venrock Partners V, L.P. Bryan Roberts, a member of our board of directors, is a member of the general partners of Venrock Associates V, L.P., Venrock Entrepreneurs Fund V, L.P. and Venrock Partners V, L.P., and as such, he may be deemed to have voting and dispositive power with regard to the shares held by such entities. The terms of the purchases by the Venrock entities were the same as those made available to unaffiliated purchasers.

Investors’ Rights Agreement

We have entered into our Amended and Restated Investors’ Rights Agreement, dated as of April 26, 2012, or investors’ rights agreement, with certain holders of our convertible preferred stock, including entities with which certain of our directors are affiliated. These stockholders are entitled to rights with respect to the registration of their shares following this offering under the Securities Act. For a description of these registration rights, see “Description of Capital Stock—Registration Rights.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our restated bylaws will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see “Executive Compensation—Limitations on Liability and Indemnification Matters.”

Equity Grants to Executive Officers and Directors

We have granted stock options to our executive officers and directors, as more fully described in the sections entitled “Executive Compensation” and “Management—Director Compensation,” respectively.

Review, Approval or Ratification of Transactions with Related Parties

Our policy and the charters of our audit committee and our nominating and governance committee to be effective upon the closing of this offering, require that any transaction with a related party that must be reported under applicable rules of the SEC (other than compensation-related matters) must be reviewed and approved or ratified by the audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by the nominating and governance committee. These committees have not adopted policies or procedures for review of, or standards for approval of, related party transactions but intend to do so in the future.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2013, and as adjusted to reflect the sale of Class B common stock offered by us in this offering, for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership prior to this offering is based on 75,469,707 shares of Class A common stock and no shares of Class B common stock outstanding as of December 31, 2013 and assumes the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 64,475,633 shares of our Class A common stock. Applicable percentage ownership after this offering is based on 75,469,707 shares of Class A common stock and 11,100,000 shares of Class B common stock outstanding immediately after the closing of this offering (assuming no exercise of the underwriters’ option to purchase additional shares of Class B common stock). We have assumed that exercisable stock options as of December 31, 2013 will be exercisable for Class A common stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding (as shares of Class A common stock) all shares of common stock subject to options held by that person or entity that were exercisable on December 31, 2013 or that would have become exercisable within 60 days of December 31, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Castlight Health, Inc., Two Rincon Center, 121 Spear Street, Suite 300, San Francisco, California 94105.

	Shares Beneficially Owned Prior to this Offering				% of Total Voting Power Before this Offering(18)	Shares Beneficially Owned After this Offering				% of Total Voting Power After this Offering(18)
	Class A		Class B			Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%		Shares	%	Shares	%
Named Executive Officers and Directors
Giovanni M. Colella(1)	6,216,023	8.2	—	—	8.2	6,216,023	8.2	—	—	7.2
Dena Bravata(2)	804,354	1.1	—	—	1.1	804,354	1.1	—	—	*
John C. Doyle(3)	217,508	*	—	—	*	217,508	*	—	—	*
Michele K. Law(4)	—	—	—	—	—	—	—	—	—	—
Randall J. Womack(5)	1,267,015	1.7	—	—	1.7	1,267,015	1.7	—	—	1.4
David Ebersman(6)	256,922	*	—	—	*	256,922	*	—	—	*
Robert Kocher(7)	214,715	*	—	—	*	214,715	*	—	—	*
Ann Lamont (8)	11,917,744	15.8	—	—	15.8	11,917,744	15.8	—	—	13.8
Christopher P. Michel(9)	362,904	*	—	—	*	362,904	*	—	—	*
Bryan Roberts(10)	15,568,571	20.6	—	—	20.6	15,568,571	20.6	—	—	18.0
David B. Singer(11)	—	—	—	—	—	—	—	—	—	—
All executive officers and directors as a group (11 persons)(12)	36,825,756	47.2	—	—	47.2	36,825,756	47.2	—	—	41.3

	Shares Beneficially Owned Prior to this Offering				% of Total Voting Power Before this Offering(18)	Shares Beneficially Owned After this Offering				% of Total Voting Power After this Offering(18)
	Class A		Class B			Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%		Shares	%	Shares	%
5% Stockholders
Entities affiliated with Venrock(13)	15,568,571	20.6	—	—	20.6	15,568,571	20.6	—	—	18.0
Oak Investment Partners XII, L.P.(14)	11,917,744	15.8	—	—	15.8	11,917,744	15.8	—	—	13.8
Entities affiliated with Maverick Capital(15)	7,733,386	10.2	—	—	10.2	7,733,386	10.2	—	—	8.9
Entities affiliated with Fidelity Investments(16)	7,412,898	9.8	—	—	9.8	7,412,898	9.8	—	—	8.6
The Wellcome Trust Limited as Trustee of the Wellcome Trust(17)	6,568,646	8.7	—	—	8.7	6,568,646	8.7	—	—	7.6

*	Less than 1%
(1)	Consists of (a) 5,954,856 shares of Class A common stock held directly by the Colella Revocable Living Trust, of which Dr. Colella is a co-trustee, (b) 166,667 shares of Class A common stock held directly by Dr. Colella and (c) 94,500 shares of Class A common stock issuable to Dr. Colella upon exercise of stock options exercisable within 60 days after December 31, 2013. On February 6, 2014, the Colella Revocable Living Trust transferred 850,000 shares to Dr. Colella. 600,000 such shares were then subsequently transferred to The Giovanni Matteo Colella Grantor Retained Annuity Trust - I, of which Mr. Colella is trustee and sole beneficiary and 250,000 such shares were simultaneously transferred to The Giovanni Matteo Colella Grantor Retained Annuity Trust - II, of which Dr. Colella is trustee and sole beneficiary. Following these transfers, Dr. Colella retains voting and investment power over these shares. On February 6, 2014, the Colella Revocable Living Trust also transferred 850,000 shares to Dr. Colella’s spouse, which shares were then subsequently transferred to grantor retained annuity trusts that Dr. Colella’s spouse is trustee and sole beneficiary. Following these transfers, Dr. Colella does not retain voting power or investment power over these shares. The share numbers in the above table do not reflect these transfers.
(2)	Consists of (a) 216,976 shares of Class A common stock held directly by Dr. Bravata, (b) 7,298 shares of Class A common stock held directly by The Bravata-Petterson Family Trust, of which Dr. Bravata is a trustee, and (c) 580,080 shares of Class A common stock issuable to Dr. Bravata upon exercise of stock options exercisable within 60 days after December 31, 2013. Dr. Bravata also holds 263,056 stock options which are subject to vesting conditions not expected to occur within 60 days of December 31, 2013.
(3)	Consists of 217,508 shares of Class A common stock issuable to Mr. Doyle upon exercise of stock options exercisable within 60 days after December 31, 2013. Mr. Doyle also holds 652,492 stock options which are subject to vesting conditions not expected to occur within 60 days of December 31, 2013.
(4)	Ms. Law holds 900,000 stock options which are subject to vesting conditions not expected to occur within 60 days of December 31, 2013.
(5)	Consists of (a) 81,205 shares of Class A common stock held directly by Mr. Womack and (b) 1,185,810 shares of Class A common stock issuable to Mr. Womack upon exercise of stock options exercisable within 60 days after December 31, 2013. Mr. Womack also holds 467,162 stock options which are subject to vesting conditions not expected to occur within 60 days of December 31, 2013.
(6)	Consists of (a) 28,571 shares of Class A common stock held directly by Mr. Ebersman and (b) 228,351 shares of Class A common stock issuable to Mr. Ebersman upon exercise of stock options exercisable within 60 days after December 31, 2013. Mr. Ebersman also holds 32,622 stock options which are subject to vesting conditions not expected to occur within 60 days of December 31, 2013.
(7)	Consists of (a) 40,733 shares of Class A common stock held directly by Mr. Kocher and (b) 173,982 shares of Class A common stock issuable to Mr. Kocher upon exercise of stock options exercisable within 60 days after December 31, 2013. Mr. Kocher also holds 86,991 stock options which are subject to vesting conditions not expected to occur within 60 days of December 31, 2013.
(8)	Consists of 11,917,744 shares of Class A common stock held directly by Oak Investment Partners XII, L.P., as reflected in note 14 below. Ms. Lamont is a Managing Partner of Oak Investment Partners.
(9)	Consists of (a) 285,515 shares of Class A common stock held directly by Mr. Michel (b) 1,000 shares of Class A common stock held directly by Nautilus Ventures LLC, and (c) 76,389 shares of Class A common stock issuable to Mr. Michel upon exercise of stock options exercisable within 60 days after December 31, 2013. Mr. Michel is the Managing Director of Nautilus Ventures, and as such, he may be deemed to have voting and investment power with respect to these shares.
(10)	Consists of (a) 14,047,522 shares of Class A common stock, held directly by Venrock Associates V, L.P., (b) 330,053 shares of Class A common stock, held directly by Venrock Entrepreneurs Fund V, L.P. and (c) 1,190,996 shares of Class A common stock, held directly by Venrock Partners V, L.P., in each case as reflected in note 13 below. Dr. Roberts is a member of the general partners of Venrock Associates V, L.P., Venrock Entrepreneurs Fund V, L.P. and Venrock Partners V, LP, and as such, he may be deemed to have voting and investment power with respect to these shares.
(11)	Maverick Fund II, Ltd. holds 1,147,800 shares of Class A common stock, Maverick Fund Private Investments, Ltd. holds 2,252,252 shares of Class A common stock and Maverick USA Private Investments, LLC holds 4,333,334 shares of Class A common stock. Mr. Singer is a Managing Director at MCL California, Inc., an affiliate of Maverick Capital Ltd., which is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. While Maverick Capital Ltd. may be deemed to have investment discretion over the shares held by Maverick Fund Private Investments, Ltd. and Maverick USA Private Investments, LLC. in each case as reflected in note 15 below, Mr. Singer does not have voting and dispositive power with regard to these shares.
(12)	Includes 2,556,620 shares of Class A common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2013.

(13)	Consists of (a) 14,047,522 shares of Class A common stock, held directly by Venrock Associates V, L.P., (b) 330,053 shares of Class A common stock, held directly by Venrock Entrepreneurs Fund V, L.P. and (c) 1,190,996 shares of Class A common stock, held directly by Venrock Partners V, L.P. Dr. Roberts is a member of the general partners of Venrock Associates V, L.P., Venrock Entrepreneurs Fund V, L.P. and Venrock Partners V, LP, and as such, he may be deemed to have voting and investment power with respect to these shares. The address of the entities affiliated with Venrock is 3340 Hillview Avenue, Palo Alto, CA 94304.
(14)	Consists of 11,917,744 shares of Class A common stock held directly by Oak Investment Partners XII, L.P. Ann H. Lamont, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Iftikar A. Ahmed, Grace A. Ames, Gerald R. Gallagher and Warren B. Riley collectively serve as Managing Members of Oak Associates XII, LLC, the General Partner of Oak Investment Partners XII, L.P. Such Managing Members have shared voting and investment control over all of the shares held by Oak Investment Partners XII, L.P. The address of Oak Investment Partners XII, L.P. is Three Pickwick Plaza, Suite 302, Greenwich, CT 06830.
(15)	Consists of (a) 1,147,800 shares of Class A common stock held directly by Maverick Fund II, Ltd. (b) 2,252,252 shares of Class A common stock held directly by Maverick Fund Private Investments, Ltd. and (c) 4,333,334 shares of Class A common stock held directly by Maverick USA Private Investments, LLC. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the shares held by Maverick Fund II., Ltd, Maverick Fund Private Investments, Ltd. and Maverick USA Private Investments, LLC through the investment discretion it exercises over these accounts. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC who possesses sole investment discretion, including the ability to vote and dispose of the shares, pursuant to Maverick Capital Management, LLC’s regulations. The address for the entities affiliated with Maverick Capital, Ltd. is 300 Crescent Court, 18th Floor, Dallas, TX 75201.
(16)	Consists of (a) 336,800 shares of Class A common stock held directly by Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund, (b) 700,500 shares of Class A common stock held directly by Fidelity Central Investment Portfolios LLC: Fidelity Health Care Central Fund, (c) 1,325,100 shares of Class A common stock held directly by Fidelity Contrafund: Fidelity Advisor New Insights Fund, (d) 2,070,648 shares of Class A common stock held directly by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (e) 1,875,650 shares of Class A common stock held directly by Fidelity Select Portfolios: Health Care Portfolio, (f) 999,300 shares of Class A common stock held directly by Fidelity Select Portfolios: Medical Equipment and Systems Portfolio, and (g) 104,900 shares of Class A common stock held directly by Variable Insurance Products Fund IV: Health Care Portfolio. The address for the entities affiliated with Fidelity Investments, or the Fidelity Entities, is 82 Devonshire Street, V13H, Boston, MA 02109. Fidelity Management & Research Company, or FMRC, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of all of the shares owned by the Fidelity Entities as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of FMRC, and each of the Fidelity Entities, has sole power to dispose of all of the shares owned by such entity. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Entities, which power resides with the Fidelity Entities’ Boards of Trustees. FMRC carries out the voting of the shares under written guidelines established by the Fidelity Entities’ Boards of Trustees.
(17)	Consists of 6,568,646 shares of Class A common stock held directly by The Wellcome Trust Limited as Trustee of the Wellcome Trust. William Castell, Damon Buffini, Alan Brown, Kay Davies, Michael Ferguson, Richard Hynes, Anne Johnson, Eliza Manningham-Buller, Peter Rigby and Peter Smith collectively serve as the Board of Governors of The Wellcome Trust Limited. The Board of Governors have shared voting and investment control over all of the shares held by The Wellcome Trust Limited. The address of The Wellcome Trust is 215 Euston Road, London NW1 2BE, United Kingdom.
(18)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Generally, the holders of our Class B common stock and Class A common stock are entitled to one vote per share. However, holders of our Class A common stock are entitled to ten votes per share in certain circumstances. For more information about the voting rights of our Class A and Class B common stock, see “Description of Capital Stock—Common Stock.”

DESCRIPTION OF CAPITAL STOCK

Upon the closing of this offering and the filing of our restated certificate of incorporation, our authorized capital stock will consist of 200,000,000 shares of Class A common stock, $0.0001 par value per share, 800,000,000 shares of Class B common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Pursuant to the provisions of our certificate of incorporation all of our outstanding convertible preferred stock will automatically convert into Class A common stock, effective immediately prior to the completion of this offering. Assuming the conversion of all outstanding shares of our convertible preferred stock into shares of our Class A common stock, which will occur immediately prior to the completion of this offering, as of December 31, 2013, there were 75,469,707 shares of our Class A common stock outstanding, held by 131 stockholders of record, no shares of our Class B common stock outstanding and no shares of our preferred stock outstanding. Our board of directors is authorized, without stockholder approval, to issue additional shares of our capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A and Class B common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See “Dividend Policy” above.

Voting Rights

Each share of Class A common stock and each share of Class B common stock has one vote per share, except on the following matters (in which each share of Class A common stock has ten votes per share and each share of Class B common stock has one vote per share):

•	adoption of a merger or consolidation agreement involving our company;

•	a sale, lease or exchange of all or substantially all of our property and assets;

•	a dissolution or liquidation of our company; or

•	every matter, if and when any individual, entity or “group” (as such term is used in Regulation 13D of the Exchange Act) has, or has publicly disclosed (through a press release or a filing with the SEC) an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of Class A common stock and Class B common stock, combined.

In addition, the approval of the holders of a majority of our Class A common stock, voting as a separate class, will be required for any amendment to our certificate of incorporation, other than an amendment for the purpose of increasing the authorized number of shares of Class B common stock.

The holders of our Class A common stock and Class B common stock vote together as a single class, except as set forth above, or unless otherwise required by law. Delaware law could require either holders of our Class A common stock or our Class B common stock to vote separately as a single class in the following circumstances:

•	If we were to seek to amend our restated certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

•	If we were to seek to amend our restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation. Accordingly, holders of a majority of the shares of our common stock will be able to elect all of our directors, except in the circumstances specified above pursuant to which Class A holders get 10 votes per share. Our restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions, except for the conversion rights of our Class A common stock discussed below.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion

Each outstanding share of Class A common stock is convertible at any time at the option of the holder into one share of Class B common stock. In addition, each share of Class A common stock will convert automatically into one share of Class B common stock upon any transfer, whether or not for value, except for certain transfers to affiliates of the holder.

Once converted into Class B common stock, a share of Class A common stock may not be reissued.

All the outstanding shares of Class A common stock will convert automatically into shares of Class B common stock upon the earlier of the ten year anniversary of the closing of this offering and the date that the number of shares of Class A common stock then outstanding falls below twenty percent of the number of shares of Class A common stock outstanding as of the closing of this offering.

Preferred Stock

Pursuant to the provisions of our certificate of incorporation, all of our outstanding convertible preferred stock will automatically convert into shares of Class A common stock, with such conversion to be effective immediately prior to the completion of this offering. As a result, each currently outstanding share of convertible preferred stock will be converted into Class A common stock. All series of convertible preferred stock will convert at a ratio of one share of Class A common stock for each share of preferred stock.

Following this offering, no shares of preferred stock will be outstanding. Pursuant to our restated certificate of incorporation, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Class B common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Options

As of December 31, 2013, we had outstanding options to purchase an aggregate of 16,455,404 shares of our Class A common stock, with a weighted-average exercise price of $1.22.

Warrants

As of December 31, 2013, we had an outstanding warrant to purchase an aggregate of 115,000 shares of Class A common stock with an exercise price of $5.00 per share.

Registration Rights

Pursuant to the terms of our investors’ rights agreement, immediately following this offering, the holders of 64,475,633 shares of our Class A common stock will be entitled to rights with respect to the registration of these shares under the Securities Act, as described below. We refer to these shares collectively as registrable securities.

Demand Registration Rights

Beginning 180 days after the completion of this offering, the holders of at least a majority of the then-outstanding registrable securities may make a written request to us for the registration of all or part of the registrable securities under the Securities Act, if the amount of registrable securities to be registered would yield an aggregate offering price to the public of at least $10.0 million. We are only required to file two registration statements that are declared effective upon exercise of these demand registration rights. We may postpone the filing of a registration statement for up to 120 days in a 12-month period if our board of directors determines that the filing would be seriously detrimental to us and our stockholders, provided that we do not register any securities for our own account or any other stockholder during such 120-day period.

Piggyback Registration Rights

In connection with this offering, holders of registrable securities were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their registrable securities in this offering. If we register any of our securities for public sale in another offering, holders of registrable securities will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to employee benefit plans, a registration relating to a corporate reorganization, any registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities or a registration of only common stock issuable upon conversion of debt securities that are also being registered. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine in good faith that marketing factors require limitation, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total amount of securities entitled to be included by each holder, or in a manner mutually agreed upon by the holders. However, in any underwriting not in connection with an initial public offering, the number of shares to be registered by these holders cannot be reduced below 25% of the total shares covered by the registration statement.

Form S-3 Registration Rights

The holders of then-outstanding registrable securities can request that we register all or part of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered, net of any underwriters’ discounts or commissions, is at least $1.0 million. The stockholders may only require us to effect one registration statement on Form S-3 in a 12-month period. We may postpone the filing of a registration statement on Form S-3 once during any 12-month period for a total cumulative period of not more than 120 days if our board of directors determines that the filing would be detrimental to us and our stockholders, provided that we do not register any securities for our own account or any other stockholder during such 120-day period (other than a registration relating to employee benefit plans, a registration relating to a corporate reorganization, any registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities or a registration of only common stock issuable upon conversion of debt securities that are also being registered).

Expenses of Registration Rights

We generally will pay all expenses, other than underwriting discounts and commissions, and the reasonable fees and disbursements of one special counsel for the selling stockholders incurred in connection with the registrations described above, not to exceed $25,000.

Expiration of Registration Rights

The registration rights described above will expire, with respect to any particular holder of these rights, on the earlier of the third anniversary of the closing of this offering or when that holder can sell all of its registrable securities in a three-month period without restriction under Rule 144 of the Securities Act.

Anti-Takeover Provisions

The provisions of Delaware law, our restated certificate of incorporation and our restated bylaws, as we expect they will be in effect upon the completion of this offering, could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

So long as the outstanding shares of our Class A common stock represent a majority of the combined voting power of common stock, the holders of Class A common stock will effectively control any matters requesting approval of a liquidation event that is submitted to our stockholders for a vote, which will have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

After such time as the shares of our Class A common stock no longer represent a majority of the combined voting power of our common stock, the provisions of Delaware law, our restated certificate of incorporation and our restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	The interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	At or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Restated Certificate of Incorporation and Restated Bylaw Provisions

Our restated certificate of incorporation and our restated bylaws, as we expect they will be in effect upon the completion of this offering, include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

•	Dual Class Stock. As described above in “—Common Stock—Voting Rights,” our restated certificate of incorporation provides for a dual class common stock structure, which provides holders of our Class A common stock with ten votes per share and holders of our Class B common stock one vote per share in certain circumstances pertaining to change in control matters, giving holders of our Class A common stock the ability to control the outcome of matters pertaining to change in control matters, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock. As a result, our executive officers, directors and their affiliates will have the ability to exercise significant influence over those matters.

•	Board of Directors Vacancies. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, our restated certificate of incorporation and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•	Classified Board. Our restated certificate of incorporation and restated bylaws will provide that our board is classified into three classes of directors, each with staggered three year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See “Management—Board of Directors—Classified Board of Directors.”

•	Stockholder Action; Special Meetings of Stockholders. Our restated certificate of incorporation will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our restated bylaws further will provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also will specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

•	No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws will not provide for cumulative voting.

•	Directors Removed Only for Cause. Our restated certificate of incorporation will provide that stockholders may remove directors only for cause.

•	Amendment of Charter Provisions. Any amendment of our restated certificate of incorporation would require approval by holders of at least two-thirds of our outstanding common stock. In addition, the approval of the holders of a majority of our Class A common stock, voting as a separate class, will be required for any amendment to our certificate of incorporation, other than an amendment for the purpose of increasing the authorized number of shares of Class B common stock.

•	Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

•	Choice of Forum. Our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our restated certificate of incorporation to be inapplicable or unenforceable in such action.

Listing

We have been approved to list our Class B common stock on the New York Stock Exchange under the symbol “CSLT.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class B common stock will be American Stock Transfer & Trust Company. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219. Our shares of Class B common stock will be issued in uncertificated form only, subject to limited circumstances.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class B common stock, and we cannot predict the effect, if any, that market sales of shares of our Class B common stock or the availability of shares of our Class B common stock for sale will have on the market price of our Class B common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our Class B common stock, including shares issued upon exercise of outstanding options, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon the closing of this offering, we will have outstanding 75,469,707 shares of our Class A common stock and 11,100,000 shares of our Class B common stock, based on the number shares outstanding as of December 31, 2013. This includes 11,100,000 shares of Class B common stock that we are selling in this offering, which shares may be resold in the public market immediately, and assumes no additional exercise of outstanding options other than as described elsewhere in this prospectus. Of these outstanding shares, all of the 11,100,000 shares of Class B common stock sold in this offering are freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the Rule 144 limitations described below.

The remaining 75,469,707 shares of our Class A common stock will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. In addition, all of our security holders have entered into market standoff agreements with us or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for at least 180 days following the date of this prospectus, as described below. As a result of these agreements and the provisions of our investors’ rights agreement described above under “Description of Capital Stock—Registration Rights,” subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•	Beginning on the date of this prospectus, all of the shares sold in this offering are immediately available for sale in the public market; and

•	Beginning 181 days after the date of this prospectus, 75,469,707 additional shares will become eligible for sale in the public market, of which 34,269,136 shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

Lock-Up and Market Stand-Off Agreements

We, all of our directors and officers and substantially all of our security holders are, or will be, subject to lock-up agreements that, subject to exceptions described in the section entitled “Underwriting” below, prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock, options to acquire shares of our common stock or any security or instrument related to our common stock, option or warrant, or entering into any swap, hedge or other arrangement that transfers to another any of the economic consequences of ownership of the common stock, for a period of 180 days following the date of this prospectus without the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC. See “Underwriting.”

In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with certain security holders, including our investors’ rights agreement and our standard form of stock option agreement, that contain certain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell, or transfer our equity securities for a period of 180 days following the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up and market standoff agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our Class B common stock then outstanding, which will equal approximately 111,000 shares immediately after this offering; or

•	the average weekly trading volume of our Class B common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Stock Options

As soon as practicable after the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act covering all of the shares of our common stock subject to outstanding options and the shares of our Class B common stock reserved for issuance under our stock plans. In addition, we intend to file a registration statement on Form S-8 or such other form as may be required under the Securities Act for the resale of shares of our common stock issued upon the exercise of options that were not granted under Rule 701. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market standoff agreements to which they are subject.

Registration Rights

We have granted demand, piggyback and Form S-3 registration rights to certain of our stockholders to sell our common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. For a further description of these rights, see “Description of Capital Stock—Registration Rights.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF OUR CLASS B COMMON STOCK

This section summarizes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our Class B common stock by “non-U.S. holders” (as defined below) pursuant to this offering. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended (the Code), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service (IRS), might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our Class B common stock could differ from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, the potential application of the Medicare contribution tax, or tax considerations arising under U.S. federal gift and estate tax laws, except to the limited extent provided below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	corporations that accumulates earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations or tax-qualified retirement plans;

•	real estate investment trusts or regulated investment companies;

•	controlled foreign corporations or passive foreign investment companies;

•	persons who acquired our Class B common stock as compensation for services;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our Class B common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our Class B common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•	persons deemed to sell our Class B common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our Class B common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax considerations applicable to partnerships that hold our Class B common stock, and partners in such partnerships should consult their tax advisors.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS B COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP OR DISPOSITION OF OUR CLASS B COMMON STOCK UNDER ANY FOREIGN, STATE OR LOCAL LAWS OR UNDER ANY APPLICABLE TAX TREATIES.

Non-U.S. Holder Defined

For purposes of this summary, a “non-U.S. holder” is any holder of our Class B common stock, other than a partnership, that is not:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state therein or the District of Columbia;

•	a trust if it (i) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate whose income is subject to U.S. income tax regardless of source.

If you are a non-U.S. citizen that is an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our Class B common stock.

Dividends

We do not expect to declare or make any distributions on our Class B common stock in the foreseeable future. If we do pay dividends on shares of our Class B common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our Class B common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our Class B common stock. See “—Sale of Class B Common Stock.”

Any dividend paid to a non-U.S. holder on our Class B common stock that is not effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a Form W-8BEN (or any successor form) or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are not subject to U.S. withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at graduated tax rates, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Sale of Class B Common Stock

Subject to the discussion below regarding the Foreign Account Tax Compliance Act, non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our Class B common stock unless:

•	the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our Class B common stock and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States); or

•	the rules of the Foreign Investment in Real Property Tax Act (FIRPTA) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of our Class B common stock if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, a “U.S. real property holding corporation,” or USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of the value of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our Class B common stock is regularly traded on an established securities market, such Class B common stock will be treated as U.S. real property interests only if beneficially owned by a non-U.S. holder that actually or constructively owned more than 5% of our outstanding Class B common stock at some time within the five-year period preceding the disposition.

If any gain from the sale, exchange or other disposition of our Class B common stock, (i) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individuals, a fixed base) maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax.” The branch profits tax rate is 30%, although an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence might provide for a lower rate.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Class B common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign, provided they establish such exemption.

Payments to non-U.S. holders of dividends on Class B common stock generally will not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of Class B common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its nonresident status (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described under “—Dividends” will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our Class B common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our Class B common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our Class B common stock through a non-U.S. office of a broker that is:

•	a U.S. person (including a foreign branch or office of such person);

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of Class B common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, will impose a U.S. federal withholding tax of 30% on certain “withholdable payments” (including U.S. source dividends and the gross proceeds from the sale or other disposition of U.S. stock) to foreign financial institutions and other non-U.S. entities that fail to comply with certain certification and information reporting requirements. The obligation to withhold under FATCA is currently expected to apply to, among other items, (i) dividends on our Class B common stock that are paid after June 30, 2014 and (ii) gross proceeds from the disposition of our Class B common stock paid after December 31, 2016.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR CLASS B COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter will severally agree to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	4,107,000
Morgan Stanley & Co. LLC	3,885,000
Allen & Company LLC	1,110,000
Stifel, Nicolaus & Company, Incorporated	888,000
Canaccord Genuity Inc.	555,000
Raymond James & Associates, Inc.	555,000

Total	11,100,000

The underwriters will be committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters will have an option to buy up to an additional 1,665,000 shares from us. They may exercise this option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,665,000 additional shares.

Paid by Us	No Exercise	Full Exercise
Per Share	$1.12	$1.12
Total	$12,432,000	$14,296,800

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.672 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed with the underwriters that for a period of 180 days after the date of this prospectus, we will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any class of our common stock or any of our securities that are substantially similar to our common stock, including but not limited to any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of the representatives; provided, however, that these restrictions do not apply to:

(i)	the shares of our Class B common stock sold in this offering;

(ii)	our issuance of shares of our Class A or Class B common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus;

(iii)	our issuance of shares of our Class A or Class B common stock or other securities convertible into or exercisable for shares of our Class A or Class B common stock, in each case pursuant to our employee benefit or equity incentive plans described in this prospectus;

(iv)	the filing of a registration statement on Form S-8 or any successor form thereto with respect to the registration of securities to be offered under any of our employee benefit or equity incentive plans; or

(v)	the issuance of shares of our Class A or Class B common stock or other securities convertible into or exercisable for shares of our Class A or Class B common stock in connection with transactions that include a commercial relationship (including without limitation, joint ventures, marketing or distribution arrangements, collaboration agreements or intellectual property license agreements) or any acquisition by us or any of our subsidiaries of the securities, business, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by us in connection with such acquisition, and the issuance of any such securities pursuant to any such agreement; provided that, in the case of this clause (v), the aggregate number of shares issued shall not exceed 5% of the total aggregate number of outstanding shares of our Class A and Class B common stock immediately following the closing of this offering and we shall cause each recipient of such securities to execute and deliver to the underwriters, on or prior to the issuance of such securities, a lock-up letter, and enter stop transfer instructions with our transfer agent and registrar on such securities, which we will not waive or amend without the prior written consent of the representatives, in their sole discretion.

In addition, our officers, directors and holders of substantially all of our common stock, and securities convertible into or exchangeable for our common stock, have agreed with the underwriters that for a period of 180 days after the date of this prospectus, they will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of (or engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of), or publicly disclose an intention to take any such actions with respect to, any shares of any class of our common stock, or any options or warrants to purchase any shares of any class of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of any class of our common stock (including without limitation shares of our Class A common stock), whether now owned or hereinafter acquired, owned directly or with respect to which the director, officer or stockholder has beneficial ownership within the rules and regulations of the SEC. Notwithstanding the foregoing, these officers, directors and stockholders may transfer shares of any class of our common stock or securities convertible into or exchangeable for shares of any class of our common stock:

(i)	as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the lock-up restrictions;

(ii)	to any member of their immediate family or any trust for their or their immediate family’s direct or indirect benefit, provided that the transferee agrees to be bound in writing by the lock-up restrictions, and provided further that any such transfer shall not involve a disposition for value;

(iii)	in transactions relating to shares of our common stock or securities convertible into or exercisable for shares of common stock acquired in open market transactions after the completion of this offering;

(iv)	in connection with the exercise of options, warrants or other rights to acquire shares of our common stock or any security convertible into or exercisable for shares of our common stock in accordance with their terms (including the settlement of restricted stock units and including, in each case, by way of net exercise and/or to cover withholding tax obligations in connection with such exercise, but for the avoidance of doubt, excluding all manners of exercise that would involve a sale of any securities, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise) pursuant to an employee benefit plan, option, warrant or other right disclosed in this prospectus, provided that any such shares issued upon exercise of such option, warrant or other right shall be subject to the lock-up restrictions;

(v)	by will or intestate succession upon the death of the director, officer or stockholder, provided that the legatee, heir or other transferee, as the case may be, agrees to be bound in writing by the lock-up restrictions;

(vi)	pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union, provided that the transferee agrees to be bound in writing by the lock-up restrictions;

(vii)	to us pursuant to agreements under which we have the option to repurchase such shares or a right of first refusal with respect to transfers of such shares upon termination of service of the director, officer or stockholder;

(viii)	the conversion of our outstanding shares of preferred stock into shares of our common stock, provided that the shares of common stock received upon conversion shall be subject to the lock-up restrictions; and

(ix)	with the prior written consent of the representatives on behalf of the underwriters;

provided that in the case of clauses (i) through (vi) above, no filing under the Exchange Act, or any other public filing or disclosure of such transfer by or on behalf of the director, officer or stockholder shall be required or voluntarily made during the 180-day period (other than a filing on a Form 5 made after the expiration of the 180-day period and, with respect to clause (vi), other than a filing required to be made on a Form 4). In addition:

(x)	such directors, officers and stockholders may establish a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that (A) such plan does not provide for the transfer of their shares during the 180-day period, (B) no public filing or disclosure of such transfer by or on behalf of them shall be required or voluntarily made during the first 120 days following the date of this prospectus and (C) to the extent a public announcement or filing regarding the establishment of such plan shall be made during the last 60 days of the 180-day period, such public announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the 180-day period; and

(xi)	any stockholder that is a corporation, partnership, limited liability company or other business entity may transfer its shares to (A) a direct or indirect affiliate (within the meaning set forth in Rule 405 as promulgated by the SEC under the Securities Act, including any wholly-owned subsidiary or parent entity) and (B) limited partners, members or stockholders of the stockholder; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of the lock-up agreement and there shall be no further transfer of such capital stock except in accordance with the lock-up agreement, and provided further that any such transfer shall not involve a disposition for value.

At least two business days before the release or waiver of any lock-up restriction on the transfer of our shares by any of our directors or officers, the representatives will notify us of the impending release or waiver and we will announce the impending release or waiver through a major news service, except where the release or waiver is effected solely to permit a transfer of securities that is not for consideration and where the transferee has agreed in writing to be bound by the same lock-up agreement terms in place for the transferor.

Prior to the offering, there has been no public market for the shares. The initial public offering price was negotiated among us and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were our historical performance, estimates of the our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have been approved to list our Class B common stock on the New York Stock Exchange under the symbol “CSLT.”

In connection with the offering, the underwriters may purchase and sell shares of our Class B common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class B common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our Class B common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class B common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class B common stock. As a result, the price of our Class B common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $4.0 million. We have agreed to reimburse the underwriters for certain FINRA-related and other expenses incurred by them in connection with this offering in an amount up to $40,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities that we have relationships with. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Prospectus Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by our company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospectus Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to our company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospectus Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospectus Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospectus Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the shares of Class B common stock offered by this prospectus will be passed upon for us by Fenwick & West LLP, Mountain View, California. Certain legal matters relating to the offering will be passed upon for the underwriters by Cooley LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Castlight Health, Inc. at December 31, 2012 and 2013, and for each of the three years in the period ended December 31, 2013, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class B common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and our Class B common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that website is www.sec.gov.

We currently do not file periodic reports with the SEC. Upon the closing of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

We also maintain a website at www.castlighthealth.com. Upon completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

CASTLIGHT HEALTH, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Castlight Health, Inc.

We have audited the accompanying consolidated balance sheets of Castlight Health, Inc. as of December 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Castlight Health, Inc. at December 31, 2012 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Francisco, California

February 7, 2014

CASTLIGHT HEALTH, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,		Pro Forma Stockholders’ Equity as of December 31, 2013
	2012	2013
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,534	$25,154
Marketable securities	77,612	42,017
Accounts receivable, net	2,362	5,065
Deferred commissions	1,807	3,648
Prepaid expenses and other current assets	1,331	1,583

Total current assets	125,646	77,467

Property and equipment, net	1,136	2,631
Restricted cash, noncurrent	101	101
Deferred commissions, noncurrent	1,244	1,821
Other assets	21	1,497

Total assets	$128,148	$83,517

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,223	$2,536
Accrued expenses and other current liabilities	783	4,998
Accrued compensation	5,648	8,064
Deferred revenue	1,603	6,925

Total current liabilities	10,257	22,523

Deferred revenue, noncurrent	2,602	4,548
Other liabilities, noncurrent	254	373

Total liabilities	13,113	27,444

Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 64,475,662 shares authorized as of December 31, 2012 and 2013; 64,475,633 shares issued and outstanding as of December 31, 2012 and 2013 with liquidation preference of $181,000 as of December 31, 2012 and 2013; no shares authorized or issued and outstanding pro forma (unaudited)	180,423	180,423	$—

CASTLIGHT HEALTH, INC.

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(In thousands, except share and per share data)

	As of December 31,		Pro Forma Stockholders’ Equity as of December 31, 2013
	2012	2013
			(unaudited)
Stockholders’ equity (deficit):
Class A common stock, $0.0001 par value; 88,000,000 and 95,000,000 shares authorized as of December 31, 2012 and 2013; 9,897,997 and 10,994,074 shares issued and outstanding as of December 31, 2012 and 2013 (including 887,626 and 185,000 shares subject to repurchase, legally issued and outstanding as of December 31, 2012 and 2013); 95,000,000 shares authorized pro forma (unaudited); 75,469,707 shares issued and outstanding pro forma (unaudited) (including 185,000 shares subject to repurchase)	1	1	7
Class B common stock, $0.0001 par value; 88,000,000 and 95,000,000 shares authorized as of December 31, 2012 and 2013; no shares issued and outstanding as of December 31, 2012 and 2013; no shares authorized or issued and outstanding pro forma (unaudited)	—	—	—
Additional paid-in capital	3,631	6,885	187,302
Accumulated other comprehensive income	34	—	—
Accumulated deficit	(69,054)	(131,236)	(131,236)

Total stockholders’ equity (deficit)	(65,388)	(124,350)	56,073

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$128,148	$83,517	$

See Notes to Consolidated Financial Statements.

CASTLIGHT HEALTH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2011	2012	2013

Revenue:
Subscription	$1,569	$3,395	$11,655
Professional services	306	759	1,318

Total revenue	1,875	4,154	12,973

Cost of revenue:
Cost of subscription(1)	1,210	3,242	6,246
Cost of professional services(1)	1,068	5,286	11,058

Total cost of revenue	2,278	8,528	17,304

Gross loss	(403)	(4,374)	(4,331)

Operating expenses:
Sales and marketing(1)	5,978	15,829	33,742
Research and development(1)	10,157	9,718	15,219
General and administrative(1)	3,563	5,212	9,047

Total operating expenses	19,698	30,759	58,008

Operating loss	(20,101)	(35,133)	(62,339)

Other income, net	181	129	157

Net loss	$(19,920)	$(35,004)	$(62,182)

Net loss per share, basic and diluted	$(3.27)	$(4.44)	$(6.28)

Weighted-average shares used to compute basic and diluted net loss per share	6,093	7,885	9,895

Pro forma net loss per share, basic and diluted (unaudited)			$(0.84)

Weighted-average shares used to compute basic and diluted pro forma net loss per share (unaudited)			74,371

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2011	2012	2013

Cost of revenue:
Cost of subscription	$3	$2	$5
Cost of professional services	9	105	120
Sales and marketing	335	551	919
Research and development	302	242	603
General and administrative	333	411	780

See Notes to Consolidated Financial Statements.

CASTLIGHT HEALTH, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2011	2012	2013

Consolidated Statement of Comprehensive Loss:
Net loss	$(19,920)	$(35,004)	$(62,182)
Other comprehensive income (loss):
Net change in unrealized gains (loss) on available-for-sale marketable securities	10	27	(34)
Reclassification adjustments for net realized gains on available-for-sale marketable securities	(8)	—	—

Other comprehensive income (loss)	2	27	(34)

Comprehensive loss	$(19,918)	$(34,977)	$(62,216)

See Notes to Consolidated Financial Statements.

CASTLIGHT HEALTH, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of January 1, 2011	47,909,912	$80,572	8,099,237	$1	$747	$(14,130)	$5	$(13,377)
Vesting of early exercised stock options and restricted common stock	—	—	—	—	4	—	—	4
Exercise of stock options	—	—	719,771	—	243	—	—	243
Stock-based compensation	—	—	—	—	982	—	—	982
Comprehensive loss:	—	—	—	—	—	(19,920)	2	$(19,918)

Balances as of December 31, 2011	47,909,912	$80,572	8,819,008	$1	$1,976	$(34,050)	$7	$(32,066)
Issuance of Series D preferred stock for cash, net of issuance costs	16,565,721	99,851	—	—	—	—	—	—
Vesting of early exercised stock options and restricted common stock, net	—	—	—	—	112	—	—	112
Issuance of restricted stock	—	—	22,727	—	—	—	—	—
Exercise of stock options, net	—	—	1,056,262	—	232	—	—	232
Stock-based compensation	—	—	—	—	1,311	—	—	1,311
Comprehensive loss:	—	—	—	—	—	(35,004)	27	(34,977)

Balances as of December 31, 2012	64,475,633	$180,423	9,897,997	$1	$3,631	$(69,054)	$34	$(65,388)
Vesting of early exercised stock options and restricted common stock	—	—	—	—	128	—	—	128
Exercise of stock options, net	—	—	1,036,077	—	564	—	—	564
Early exercise of warrant issued to third party			60,000	—	—	—	—	—
Stock-based compensation	—	—	—	—	2,427	—	—	2,427
Expense related to issuance of warrant					135			135
Comprehensive loss:	—	—	—	—	—	(62,182)	(34)	(62,216)

Balances as of December 31, 2013	64,475,633	$180,423	10,994,074	$1	$6,885	$(131,236)	$—	$(124,350)

See Notes to Consolidated Financial Statements.

CASTLIGHT HEALTH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2011	2012	2013

Operating activities:
Net loss	$(19,920)	$(35,004)	$(62,182)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	179	231	633
Stock-based compensation	982	1,311	2,427
Amortization of deferred commissions	—	10	2,541
Accretion and amortization of marketable securities	766	558	714
Gain on sale of marketable securities	(8)	—	—
Expense related to issuance of warrant	—	—	135
Changes in operating assets and liabilities:
Accounts receivable	(134)	(2,228)	(2,703)
Deferred commissions	(12)	(3,048)	(4,959)
Prepaid expenses and other current assets	(98)	(696)	(252)
Other assets	(6)	5	(109)
Accounts payable	239	1,075	868
Accrued expenses and other current liabilities	(205)	397	2,892
Deferred revenue	815	3,340	7,268
Accrued compensation	963	4,619	2,544
Other liabilities, noncurrent	(169)	105	119

Net cash used in operating activities	(16,608)	(29,325)	(50,064)

Investing activities:
Restricted cash	—	129	—
Purchase of property and equipment, net	(139)	(458)	(2,587)
Purchase of marketable securities	(33,841)	(103,552)	(42,288)
Sales of marketable securities	23,861	19,181	5,000
Maturities of marketable securities	39,321	33,196	72,135

Net cash provided by (used in) investing activities	29,202	(51,504)	32,260

Financing activities:
Proceeds from the exercise of stock options and warrants	243	232	864
Payments of deferred offering costs	—	—	(440)
Proceeds from issuance of convertible preferred stock	—	99,851	—

Net cash provided by financing activities	243	100,083	424

Net increase (decrease) in cash and cash equivalents	12,837	19,254	(17,380)
Cash and cash equivalents at beginning of period	10,443	23,280	42,534

Cash and cash equivalents at end of period	$23,280	$42,534	$25,154

Noncash investing and financing activity:
Vesting of early exercised stock options and restricted common stock	$(4)	$(112)	$(128)
Purchase of property and equipment, accrued but not paid	—	(581)	(122)
Deferred offering costs accrued but not paid	—	—	(927)

See Notes to Consolidated Financial Statements.

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Description of Business

Castlight Health, Inc. (Castlight) is a pioneer in a new category of cloud-based software that enables enterprises to gain control over their rapidly escalating health care costs. Our Enterprise Healthcare Cloud allows our customers to conquer the complexity of the existing health care system by providing personalized, actionable information to their employees, implementing technology-enabled benefit designs and integrating disparate systems and applications. Our comprehensive technology offering aggregates complex, large-scale data and applies sophisticated analytics to make health care cost and quality data transparent and useful. We were incorporated in the State of Delaware in January 2008 as Maria Health, Inc. In November 2008, we changed our name to Ventana Health Services, and in April 2010, we changed our name to Castlight Health, Inc. Our principal executive offices are located in San Francisco, California.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The consolidated financial statements include the results of Castlight and its wholly owned U.S. subsidiary.

On December 30, 2013, our board of directors and stockholders authorized a one-for-one exchange of all outstanding Class B common stock to Class A common stock. The Class B common stock is designated for issuance as part of our initial public offering. All share, per share and related information presented in these financial statements and accompanying footnotes have been retroactively adjusted to reflect the impact of this exchange.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires us to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. These estimates include, but are not limited to, the determination of the relative selling prices for our services and certain assumptions used in the valuation of our common stock and equity awards. Actual results could differ from those estimates, and such differences could be material to our consolidated financial position and results of operations.

Unaudited Pro Forma Stockholders’ Equity and Net Loss Per Share

In November 2013, our board of directors approved the filing of a registration statement relating to an initial public offering of our Class B common stock. Upon the effectiveness of the Registration Statement, all of the outstanding shares of convertible preferred stock (Preferred Stock) will automatically convert into shares of Class A common stock. The December 31, 2013 unaudited pro forma stockholders’ equity data has been prepared assuming the conversion of the Preferred Stock outstanding into 64,475,633 shares of Class A common stock. Unaudited pro forma net loss per share for the year ended December 31, 2013 has been computed to give effect to the automatic conversion of the Preferred Stock (using the if-converted method) into Class A common stock as though the conversion had occurred on the original dates of issuance.

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Segment Information

Our chief operating decision maker, our CEO, reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating our financial performance. Accordingly, we have determined that we operate in a single reporting segment, cloud applications.

Revenue Recognition

We derive our revenue from sales of cloud-based subscription service contracts, including support, and professional services contracts. We sell subscriptions to our cloud-based subscription service through contracts that are generally three years in length.

Our cloud-based subscription service contracts do not provide customers with the right to take possession of the software supporting the cloud-based service and, as a result, are accounted for as service contracts.

We commence revenue recognition for our cloud-based subscription service and professional services when all of the following criteria are met:

•	there is persuasive evidence of an arrangement;

•	the service has been provided to the customer;

•	collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the customer is fixed or determinable.

Our subscription and professional service arrangements do not contain refund provisions for fees earned related to services performed.

Subscription Revenue.    Subscription revenue recognition commences on the date that our cloud-based service is made available to the customer, which is considered the launch date, provided all of the other criteria described above are met. Revenue is recognized based on the terms in our customer contracts, which can provide for (a) a variable periodic fee based upon the actual or contractual number of users that is recognized to revenue based on the actual or contractual number of users or (b) a fixed fee that is recognized to revenue on a straight-line basis over the contractual term of the arrangement.

Certain of our cloud-based subscription arrangements include performance incentives that are generally based upon employee engagement. Fees for performance incentives are considered contingent revenue, and are recognized over the remaining term of the related subscription arrangement commencing at the time they are earned.

Professional Services Revenue.    Professional services revenue is comprised of implementation services related to our cloud-based subscription service, as well as follow-on professional services to assist our customers in further adopting our cloud-based subscription service, and communications services. Nearly all of our professional services contracts are sold on a fixed-fee basis. We do not have standalone value for our implementation services. Accordingly, we recognize implementation services revenue in the same manner as the associated cloud-based subscription service, beginning on the launch date, provided all other criteria described above have been met. For follow-on professional services that are sold separately from the cloud-based subscription service, we recognize revenue as the services are delivered. Communication services revenue is recognized over the contractual term, generally one year, commencing when the revenue recognition criteria have been met.

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Multiple Deliverable Arrangements.    To date, we have generated substantially all our revenue from multiple deliverable arrangements consisting of multi-year cloud-based subscription services and professional services, including implementation services and communication services. For arrangements with multiple deliverables, we evaluate whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, we account for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables do not have standalone value upon delivery, the deliverables that do not have standalone value are generally combined with our cloud-based subscription service, and revenue for the combined unit is recognized over the remaining term of the cloud-based subscription service.

Our deliverables have standalone value if we or any other vendor sells a similar service separately. We have concluded that we have standalone value for our cloud-based subscription service as we sell these services separately through renewals and for our communication services as other vendors sell similar services separately. Conversely, we have concluded that our implementation services do not have standalone value, as we and others do not yet sell these services separately. Accordingly, we consider the separate units of accounting in our multiple deliverable arrangements to be the communication services and a combined deliverable comprised of cloud-based subscription services and implementation services.

When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling price. Multiple deliverable arrangements accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. Vendor-specific objective evidence, or VSOE, of selling price, based on the price at which the item is regularly sold by the vendor on a standalone basis, should be used if it exists. If VSOE of selling price is not available, third-party evidence, or TPE, of selling price is used to establish the selling price if it exists. If TPE does not exist, we estimate the best estimated selling price, or BESP. VSOE does not currently exist for any of our deliverables. Additionally, we do not believe TPE is a practical alternative due to differences in our cloud-based subscription service compared to other parties and the availability of relevant third-party pricing information for our cloud-based subscription service and our other services. Accordingly, for arrangements with multiple deliverables that can be separated into different units of accounting, we allocate the arrangement fee to the separate units of accounting based on our BESP. The amount of arrangement fee allocated is limited by contingent revenue, if any.

We determine BESP for our deliverables by considering our overall pricing objectives and market conditions. This includes evaluating our pricing practices, our list prices, the size of our transactions, historical standalone sales and our go-to-market strategy. The determination of BESP is made through consultation with and approval by management. For financial statement presentation purposes, we allocate the fees from our combined units of accounting to subscription and professional services based upon their relative selling price.

Costs of Revenue

Costs of revenue primarily consist of data fees, employee-related expenses (including salaries, benefits and stock-based compensation) related to hosting costs of our cloud-based service, cost of subcontractors, expenses for service delivery (which includes call center support), allocated overhead, the costs of data center capacity and depreciation of owned computer equipment and software.

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less from the date of purchase. Our cash and cash equivalents generally consist of investments in money market funds, U.S. treasury securities and U.S. government-issued obligations. Cash and cash equivalents are stated at fair value.

Marketable Securities

Our marketable securities consist of U.S. agency obligations, U.S. treasury securities and money market funds, with maturities at the time of purchase of greater than three months. Marketable securities with remaining maturities in excess of one year are classified as noncurrent. We classify our marketable securities as available-for-sale at the time of purchase based on our intent and are recorded at their estimated fair value. Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive loss. We evaluate our investments to assess whether those with unrealized loss positions are other than temporarily impaired. We consider impairments to be other than temporary if they are related to deterioration in credit risk or if it is likely we will sell the securities before the recovery of their cost basis. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and are reported in other income, net in the consolidated statements of operations.

Restricted Cash

Restricted cash consists of collateral for corporate credit cards. Funds held that are related to restrictions in excess of one year are reported as noncurrent.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on our assessment of the collectability of accounts. We regularly review the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. For all periods presented, the allowance for doubtful accounts activity was not significant.

Deferred Commissions

Deferred commissions are the incremental costs that are directly associated with the noncancelable portion of cloud-based subscription service contracts with customers and consist of sales commission paid to our direct sales force. The commissions are deferred and amortized over the noncancelable terms of the related contracts. The deferred commissions amounts are recoverable through the future revenue streams under the noncancelable customer contracts. Amortization of deferred commissions is included in sales and marketing expense in the consolidated statements of operations.

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective asset as follows:

Software	3–5 years
Computer equipment	3 years
Furniture and equipment	5–7 years
Leasehold improvements	Shorter of the lease term or the estimated useful lives of the improvements

Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of operations for the period realized.

Deferred Revenue

Deferred revenue primarily consists of professional services and cloud-based subscription services that have been billed in advance of revenue being recognized or the services have not been delivered. Additionally, deferred revenue consists of professional services that have been billed and delivered but the revenue is being deferred and recognized together with a cloud-based subscription contract as a single unit of accounting. We invoice our customers for our cloud-based subscription services based on the terms of the contract, which can be annual, quarterly or monthly installments. We invoice our customers for our professional services and the first year of communication services generally at contract execution. Deferred revenue that is anticipated to be recognized during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent.

Internal-Use Software

For our development costs related to our cloud-based service, we capitalize costs incurred during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. We did not incur qualifying costs during the application development stage in any of the periods presented.

Stock-based Compensation

All stock-based compensation to employees is measured based on the grant-date fair value of the awards and recognized in our consolidated statements of operations over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the award). We estimate the fair value of stock options granted using the Black-Scholes option valuation model. Compensation expense is recognized over the vesting period of the applicable award using the straight-line method.

Compensation expense for non-employee stock options is calculated using the Black-Scholes option-pricing model and is recorded as the options vest. Options subject to vesting are required to be periodically revalued over their service period, which is generally the same as the vesting period.

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Income Taxes

We account for income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the future tax consequences attributable to differences between the financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and tax credit and net operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.

We assess the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

We recognize and measure uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions. We evaluate our uncertain tax positions on a regular basis. Our evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audit and effective settlement of audit issues.

Warranties and Indemnification

Our cloud-based service is generally warranted to be performed in a professional manner and in a manner that will comply with the terms of the customer agreements.

Our arrangements generally include certain provisions for indemnifying customers against liabilities if there is a breach of a customer’s data or if our service infringes a third party’s intellectual property rights. To date, we have not incurred any material costs as a result of such indemnifications and have not accrued any liabilities related to such obligations in the financial statements. We have entered into service-level agreements with certain customers warranting defined levels of performance and response and permitting those customers to receive credits for prepaid amounts related to subscription services in the event that we fail to meet those levels. To date, we have not experienced any significant failures to meet defined levels of performance and response as a result of those agreements, and accordingly, we have not accrued any liabilities in the financial statements.

We have also agreed to indemnify our directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by us, arising out of that person’s services as our director or officer or that person’s services provided to any other company or enterprise at our request. We maintain director and officer insurance coverage that would generally enable us to recover a portion of any future amounts paid. We may also be subject to indemnification obligation by law with respect to the actions of our employees under certain circumstances and in certain jurisdictions.

Advertising Expenses

Advertising is expensed as incurred. Advertising expense was $45,000, $92,000 and $437,000 for the years ended December 31, 2011, 2012 and 2013, respectively.

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Concentrations of Risk and Significant Customers

Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable. Although we deposit our cash with multiple financial institutions, our deposits, at times, may exceed federally insured limits.

Revenue from significant customers, those representing 10% or more of total revenue for the respective dates, is summarized as follows:

	Year Ended December 31,
	2011	2012	2013
Revenue:
Customer A	80%	30%	*
Customer B	16%	*	*
Customer C	*	13%	*
Customer D	*	10%	*
Customer E	*	*	16%

*	Less than 10%

During the years ended December 31, 2011, 2012 and 2013, all of our revenue was generated by customers located in the United States.

Accounts receivable from significant customers, those representing 10% or more of total accounts receivable for the respective periods, is summarized as follows:

	As of December 31,
	2012	2013
Accounts Receivable:
Customer E	*	10%
Customer F	37%	17%
Customer G	12%	*

*	Less than 10%

We serve our customers and users from outsourced data center facilities located in Texas, Colorado and Arizona. We have internal procedures to restore all our services in the event of disasters at the Arizona facility. Procedures utilizing currently deployed hardware, software and services at our disaster recovery location allow our cloud-based service to be restored within 48 hours without significant interruptions during the implementation of the procedures to restore services.

Recently Issued and Adopted Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (FASB) issued guidance regarding the presentation of unrecognized tax benefits when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. The new guidance requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward when settlement in this manner is available under the tax law. This guidance is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years,

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

beginning after December 15, 2013. Retrospective and early adoption is permitted. We expect to adopt this guidance in our first quarter of 2014. We do not believe the adoption of this guidance will have a material impact on our consolidated financial statements.

In February 2013, the FASB issued guidance on disclosure requirements for items reclassified out of accumulated other comprehensive income. This new guidance requires entities to present (either on the face of the statement of operations or in the notes to the financial statements) the effects on the line items in the statement of operations for amounts reclassified out of accumulated other comprehensive income. The new guidance will be effective for us beginning in the first quarter of 2014. The adoption of the guidance will impact our financial statement presentation and/or our disclosures but will not impact our financial position, results of operations or cash flows.

Note 3. Marketable Securities

At December 31, 2012 and 2013, respectively, marketable securities consisted of the following (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2012
U.S. agency obligations	$66,559	$29	$—	$66,588
U.S. treasury securities	11,019	5	—	11,024
Money market mutual funds	35,406	—	—	35,406

	112,984	34	—	113,018
Included in cash and cash equivalents	35,406	—	—	35,406

Included in marketable securities	$77,578	$34	$—	$77,612

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2013
U.S. agency obligations	$35,996	$6	$(7)	$35,995
U.S. treasury securities	6,020	2	—	6,022
Money market mutual funds	18,082	—	—	18,082

	60,098	8	(7)	60,099
Included in cash and cash equivalents	18,082	—	—	18,082

Included in marketable securities	$42,016	$8	$(7)	$42,017

Note 4. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of December 31,
	2012	2013

Prepaid expenses and advances	$900	$1,242
Security deposit	230	165
Interest receivable on marketable securities	193	156
Other current assets	8	20

Total	$1,331	$1,583

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 5. Property and Equipment

Property and equipment consisted of the following (in thousands):

	As of December 31,
	2012	2013

Leasehold improvements	$867	$924
Computer equipment	359	2,024
Software	179	263
Furniture and equipment	184	257

Total	1,589	3,468
Accumulated depreciation	(453)	(837)

Property and equipment, net	$1,136	$2,631

Depreciation expense for the years ended December 31, 2011, 2012 and 2013, was $0.2 million, $0.2 million and $0.6 million, respectively, which is recorded on a straight-line basis.

Note 6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of December 31,
	2012	2013

Accrued expenses	$725	$3,845
Other	58	1,153

Total	$783	$4,998

Note 7. Accrued Compensation

Accrued compensation consisted of the following (in thousands):

	As of December 31,
	2012	2013

Accrued bonuses and commissions	$5,427	$6,800
Other benefits payable	93	1,243
Liability for stock options exercised prior to vesting and restricted Class A common stock subject to repurchase	128	21

Total	$5,648	$8,064

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 8. Deferred Revenue

Deferred revenue consisted of the following (in thousands):

	As of December 31,
	2012	2013

Subscription	$803	$3,810
Professional services—implementation	671	1,835
Professional services—communications	129	1,280

Total current	1,603	6,925

Subscription services	958	1,489
Professional services—implementation	1,267	2,443
Professional services—communications	377	616

Total noncurrent	2,602	4,548

Total	$4,205	$11,473

Note 9. Other Liabilities, Noncurrent

Other long-term liabilities consisted of the following (in thousands):

	As of December 31,
	2012	2013

Deferred rent—noncurrent	$233	$352
Other	21	21

Total	$254	$373

Note 10. Fair Value Measurements

We measure our financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires that we maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs that are supported by little or no market activity.

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The fair value of marketable securities included in the Level 2 category is based on observable inputs, such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly. These values were obtained from a third-party pricing service and were evaluated using pricing models that vary by asset class and may incorporate available trade, bid and other market information and price quotes from well-established third party pricing vendors and broker-dealers. There have been no changes in valuation techniques in the periods presented. We have no financial assets or liabilities measured using Level 3 inputs. There were no significant transfers between Levels 1 and 2 assets as of December 31, 2012 and 2013. The following tables present information about our assets that are measured at fair value on a recurring basis using the above input categories (in thousands):

	Level 1	Level 2	Total
December 31, 2012
Cash equivalents:
Money market mutual funds	$35,406	$—	$35,406
Marketable securities:
U.S. agency obligations	—	66,588	66,588
U.S. treasury securities	—	11,024	11,024

	$35,406	$77,612	$113,018

	Level 1	Level 2	Total
December 31, 2013
Cash equivalents:
Money market mutual funds	$18,082	$—	$18,082
Marketable securities:
U.S. agency obligations	—	35,995	35,995
U.S. treasury securities	—	6,022	6,022

	$18,082	$42,017	$60,099

Gross unrealized gains and losses for cash equivalents and marketable securities as of December 31, 2012 and 2013 were not material. We do not believe the unrealized losses represent other-than-temporary impairments based on our evaluation of available evidence as of December 31, 2013.

Sales of available-for-sale securities resulted in a gain of $8,000 in the year ended December 31, 2011 and no gains or losses during the years ended December 31, 2012 and 2013. All of our marketable securities as of December 31, 2012 and 2013 mature within one year. Marketable securities on the balance sheets consist of securities with original or remaining maturities at the time of purchase of greater than three months, and the remainder of the securities are reflected in cash and cash equivalents.

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 11.	Commitments and Contingencies

Leases and Contractual Obligations

We lease office space under noncancelable operating leases in San Francisco, California, Norwell, Massachusetts and Charleston, South Carolina. Contractual obligations relate to our service agreements for our data centers in Colorado and Arizona and other third party service providers. As of December 31, 2013, the future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

	Operating Leases	Contractual Obligations
2014	$1,021	$1,769
2015	1,042	369
2016	1,075	243
2017	600	—
2018 and later	—	—

	$3,738	$2,381

All of the total future minimum lease payments relate to facilities space. The facility lease agreements generally provide for rental payments on a graduated basis and for options to renew, which could increase future minimum lease payments if exercised. We recognize rent expense on a straight-line basis over the lease period and have accrued for rent expense incurred but not paid. Rent expense for the years ended December 31, 2011, 2012 and 2013 was $0.6 million, $0.9 million and $1.0 million, respectively.

Legal Matters

We may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. In addition, we may receive letters alleging infringement of patents or other intellectual property rights. We are not a party to any material legal proceedings, nor are we aware of any pending or threatened litigation that would have a material adverse effect on our business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Note 12.Convertible	Preferred Stock

At December 31, 2013, our Preferred Stock consisted of the following:

	Shares Authorized	Shares Outstanding	Liquidation Preference
Series A	8,000,000	8,000,000	$1,000,000
Series A-1	10,000,000	10,000,000	3,000,000
Series B	15,315,314	15,315,314	17,000,000
Series C	14,594,598	14,594,598	60,000,000
Series D	16,565,750	16,565,721	100,000,000

	64,475,662	64,475,633	$181,000,000

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2013, the significant terms applicable to our Series A through Series D Preferred Stock were as follows:

Dividend Rights

The holders of Preferred Stock shall be entitled to receive noncumulative dividends, pari passu and prior and in preference to any dividend on the Class A and Class B common stock, at the rate of 8% of the respective original purchase price for each such series of Preferred Stock per annum, when, as and if declared by our board of directors. Any remaining dividends shall be paid to the holders of Preferred Stock and the Class A and Class B common stock on an as-converted basis. We have not declared dividends to date.

Conversion Rights

The holders of Preferred Stock shall have the right to convert at any time into shares of Class A common stock initially at a one-to-one ratio. All shares of the Preferred Stock shall be automatically converted (i) into shares of Class A common stock upon approval of the holders of a majority of the outstanding shares of Preferred Stock (voting as a single class on an as-converted basis) or (ii) into shares of Class A common stock immediately prior to the closing of a firmly underwritten public offering of at least $50 million (Qualified IPO). The conversion price for each series of Preferred Stock will be subject to an adjustment to reduce dilution in the event that we issue additional equity securities (other than certain excluded issuances) at a purchase price less than the applicable conversion price for such series of Preferred Stock. The conversion price for each series of Preferred Stock will initially be equal to the original purchase price for each such series of Preferred Stock.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of our company (Liquidation Event), first, the holders of Series D Preferred Stock shall be entitled to receive in preference to the holders of the other series of Preferred Stock and Class A and Class B common stock an amount for each share equal to its original purchase price, plus any declared but unpaid dividends. Next, the holders of Series C Preferred Stock shall be entitled to receive in preference to the holders of the other series of Preferred Stock and Class A and Class B common stock an amount for each share equal to its original purchase price, plus any declared but unpaid dividends. Thereafter, remaining assets shall be distributed to the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock pari passu with each such holder and in preference to the holders of Class A and Class B common stock, in an amount equal to the respective original purchase price for each such share of Preferred Stock, plus any declared but unpaid dividends. Thereafter, remaining assets will be distributed to the holders of Class A and Class B common stock and Preferred Stock pro rata on an as-converted basis until such time as each series of Preferred Stock has received an aggregate of three times the original purchase price for each such series of Preferred Stock, with any remaining assets distributed to the Class A and Class B common stock. Unless waived by holders of a majority of the outstanding shares of Preferred Stock, a merger, acquisition, or sale of voting control in which our stockholders do not own a majority of the outstanding shares of the surviving corporation or sale of substantially all of the assets shall be deemed to be a Liquidation Event.

Although Preferred Stock is not mandatorily redeemable, a Liquidation Event would constitute a redemption event outside our management’s control. Therefore, all shares of Preferred Stock have been presented outside of permanent stockholders’ equity.

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Voting Rights

For all matters other than for the Board, protective provisions, and Liquidation Events, the Preferred Stock votes with the Class A and Class B common stock on an as-converted basis. Immediately upon a Qualified IPO and for so long as at least 25% of shares of Class A common stock outstanding immediately prior to the Qualified IPO are still held by the original holders (or their affiliates), each share of Class A common stock shall be entitled to ten votes with respect to any Liquidation Event and one vote with respect to any other matter, and each share of Class B common stock to be issued by us in and following the Qualified IPO shall be entitled to one vote with respect to any matter.

For so long as 2,500,000 shares of Series A Preferred Stock and Series A-1 Preferred Stock remain outstanding, the Series A Preferred Stock and Series A-1 Preferred stock, voting together as a single class, are entitled to elect one director until a Qualified IPO. For so long as 2,500,000 shares of Series B Preferred Stock remain outstanding, the Series B Preferred Stock is entitled to elect one director until a Qualfied IPO. For so long as 2,500,000 shares of Series C Preferred Stock remain outstanding, the Series C Preferred Stock is entitled to elect one director until a Qualified IPO. Class A and Class B common stock (voting as one class) are entitled to elect one director. The Series D Preferred Stock does not have a separate right voting as a class to elect a director. Preferred Stock, Class A common stock and Class B common stock, voting as a single class on an as-converted basis, are entitled to elect two independent directors.

“Pay-to-Play” Provision

If a holder of Preferred Stock fails to fully participate in a Mandatory Offering (as defined below) on a pro rata basis, then such holder will have a percentage of each series of Preferred Stock held converted to shares of Class A common stock at the then-applicable conversion price. The percentage converted will equal the percentage of such holder’s pro rata share of the Mandatory Offering not acquired. This pay-to-play feature terminates upon a Qualified IPO or Liquidation Event. A “Mandatory Offering” is any equity offering that our board of directors determines must be purchased pro rata by holders of Preferred Stock. No shares of Preferred Stock have been converted to Class A common stock as a result of this provision, as it has not been enacted to date nor is it anticipated to be enacted.

Protective Provisions

If 2,500,000 shares of Preferred Stock remain outstanding, consent of a majority of Preferred Stock, voting as a single class on an as-converted basis, is required to (i) adversely change the rights, preferences, or privileges of the Preferred Stock; (ii) authorize or issue any new class or series of equity security senior to or on a parity with the Preferred Stock; (iii) declare any dividend or distribution; (iv) consummate a Liquidation Event; (v) redeem, purchase, or acquire any shares of Class A and Class B common stock or Preferred Stock (other than (A) pursuant to certain agreements to repurchase such shares at cost or (B) pursuant to the exercise of a right of first refusal); (vi) increase or decrease the authorized number of shares of Class A and Class B common stock or Preferred Stock; or (vii) amend our Certificate of Incorporation

Redemption

The Preferred Stock is not redeemable.

CASTLIGHT HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 13. Class A and Class B Common Stock and Stockholders’ Equity (Deficit)

Class A and Class B Common Stock

We may issue both Class A common stock and Class B common stock, subject to approval by our board of directors of any issuance of Class B common stock. The directors that are elected by the Series A Preferred Stock (voting as a single class), Series B Preferred Stock (voting as a single class) and Series C Preferred Stock (voting as a single class) each must affirmatively vote in favor of such issuance of Class B common stock. Upon a Qualified IPO and for so long as at least 25% of shares of Class A common stock outstanding immediately prior to the Qualified IPO are still held by the original holders (or their respective affiliates), each share of Class A common stock shall be entitled to ten votes with respect to any Liquidation Event and one vote on any other matter, and each share of Class B common stock shall be entitled to one vote on any matter. Each share of Class A common stock is automatically converted into one share of Class B common stock upon any transfer, assignment, sale or other disposition (other than transfers to affiliates).

In May 2012, our board of directors approved for an institutional investor to sell 500,000 shares of Class A common stock. These shares were accordingly converted to Class B common stock. On December 30, 2013, our board of directors and stockholders authorized a one-for-one exchange of all outstanding Class B common stock for Class A common stock. Therefore, as of December 31, 2012 and 2013 there were no outstanding shares of our Class B common stock. Please refer to Note 2 of these Notes to the Consolidated Financial Statements for more details.

Restricted Class A Common Stock Purchased by the Founders

In September 2009, one of our founders purchased 1,500,000 shares of Class A common stock from us for a total aggregate purchase price of $255,000. These shares were restricted and are subject to our repurchase right at the original purchase price. The repurchase right lapses ratably over a 24-month vesting period that commenced in February 2012. We have the right to exercise the repurchase right upon termination of services of the founder.

The consideration received for the purchase of restricted Class A common stock is considered to be a deposit of the purchase price, and the related dollar amount is recorded as a liability. The related liability is reclassified into equity as the repurchase right expires. For the years ended December 31, 2011, 2012 and 2013, $1,000, $107,000 and $128,000 of the related liability were reclassified into equity upon vesting, respectively. As of December 31, 2012 and 2013, we had a liability of $149,000 and $21,000, respectively, related to 875,000 and 125,000 shares of restricted Class A common stock, respectively, which are subject to a repurchase right held by us. We recognize compensation expense related to the vesting of shares of Class A common stock over the vesting period.

Stock Plan and Stock Options

The Amended and Restated 2008 Stock Incentive Plan (the Plan) provides for the issuance of incentive and nonstatutory options and restricted stock to our employees and non-employees. Options issued under our stock option plan generally are exercisable for periods not to exceed ten years, generally vest over four years and are generally issued at the fair value of the shares of Class A common stock on the date of grant as determined by our Board, which obtains periodic third-party valuations to assist their determination process.

The Plan provides for the early exercise of stock options for certain individuals as determined by the Board. Any stock options exercised prior to vesting may be repurchased by us at the original option

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exercise price in the event of the employee’s termination. The right to repurchase unvested shares lapses at the rate of the vesting schedule.

Activity under the Plan is as follows (in thousands, except share and per share amounts and years):

	Shares Available for Grant	Number of Shares Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Balance at January 1, 2011	1,967,107	7,266,989	$0.43	9.2	$2,688
Increase in Plan authorized shares	756,755	—
Stock option grants	(2,866,043)	2,866,043	$0.82
Stock options exercised	—	(719,771)	$0.34
Stock options cancelled	380,762	(380,762)	$0.71

Balance at December 31, 2011	238,581	9,032,499	$0.55	8.6	$2,981
Increase in Plan authorized shares	4,404,308
Restricted stock issued	(22,727)
Stock option grants	(4,422,412)	4,422,412	$1.03
Stock options exercised	—	(1,056,262)	$0.28
Stock options cancelled	991,039	(991,039)	$0.57

Balance at December 31, 2012	1,188,789	11,407,610	$0.76	8.3	$4,125
Increase in Plan authorized shares	7,000,000
Stock option grants	(8,283,513)	8,283,513	$1.71
Stock options exercised	—	(1,036,077)	$0.60
Stock options cancelled	2,199,642	(2,199,642)	$0.96

Balance at December 31, 2013	2,104,918	16,455,404	$1.22	8.4	$91,192

Vested or expected to vest December 31, 2013		13,751,550	$1.18	8.2	$76,786

Exercisable as of December 31, 2013		5,925,756	$0.70	7.0	$35,926

The total grant-date fair value of stock options granted during the years ended December 31, 2011, 2012 and 2013, was $1.4 million, $2.7 million and $17.0 million, respectively. The total grant-date fair value of stock options vested during the years ended December 31, 2011, 2012 and 2013 was $1.0 million and $1.0 million and $1.7 million, respectively. The total intrinsic value of the options exercised during the years ended December 31, 2011, 2012 and 2013, was $0.4 million, $0.9 million and $1.8 million, respectively. The intrinsic value is the difference of the current fair value of the stock and the exercise price of the stock option.

Stock-Based Compensation to Employees

All stock-based payments to employees are measured based on the grant-date fair value of the awards and are generally recognized in our statement of operations over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the

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award). We estimate the fair value of stock options granted using the Black-Scholes option-valuation model. Compensation cost is generally recognized over the vesting period of the applicable award using the straight-line method.

Given the absence of a public trading market, our board of directors considered numerous objective and subjective factors to determine the fair value of our Class A common stock at each grant date. These factors included, but were not limited to, (i) contemporaneous valuations of Class A common stock performed by unrelated third-party specialists; (ii) the prices for our Preferred Stock sold to outside investors; (iii) the rights, preferences and privileges of our Preferred Stock relative to our Class A common stock; (iv) the lack of marketability of our Class A common stock; (v) developments in the business; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our Company, given prevailing market conditions.

The assumptions used in the Black-Scholes option-valuation model were determined as follows:

Volatility.    Since we do not have a trading history for our Class A common stock, the expected volatility was derived from the historical stock volatilities of several unrelated public companies within our industry that we consider to be comparable to our business over a period equivalent to the expected term of the stock option grants.

Risk-Free Interest Rate.    The risk-free rate that we used is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

Expected Life.    The expected term represents the period that our stock-based awards are expected to be outstanding. The expected term assumptions were determined based on the vesting terms, exercise terms and contractual lives of the options.

Dividend Yield.    We have never declared or paid any cash dividends and do not plan to pay cash dividends in the foreseeable future, and therefore, we use an expected dividend yield of zero.

Forfeiture rate.    We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-valuation model with the following assumptions and fair value per share:

	Year Ended December 31,
	2011	2012	2013
Volatility	60%	60%-63%	58%-60%
Expected life (in years)	5.0-6.2	5.0-6.5	5.0-7.2
Risk-free interest rate	1.5%-2.7%	0.6%-1.1%	0.7%-2.0%
Dividend yield	—	—	—
Weighted-average fair value of underlying common stock	$ 0.83	$ 1.05	$ 3.02

As of December 31, 2013, we had $13.2 million in unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a weighted-average period of approximately 3.4 years.

Warrants

On December 11, 2013, we issued a warrant to purchase an aggregate of 175,000 shares of Class A common stock at an exercise price of $5.00 per share to a third-party service provider. The

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warrant provides for an early exercise right, has a 10 year term with 70% vesting on March 31, 2014 and the remaining 30% on December 31, 2014. Expense for the warrants is calculated using the Black-Scholes-Merton option-pricing model and is recorded over the service performance period, which is the same as the vesting period. We recorded $0.1 million in expense associated with this warrant. In December 2013, we issued 60,000 shares of our Class A common stock to this third party upon early exercise of a portion of this warrant, and this amount of $300,000 is classified in short-term other accrued liabilities.

Note 14. Income Taxes

The components of loss from continuing operations before income taxes were generated solely in the United States as follows (in thousands):

	Year Ended December 31,
	2011	2012	2013
United States	$(19,920)	$(35,004)	$(62,182)

As a result of our history of net operating losses and full valuation allowance against our deferred tax assets, there was no current or deferred income tax provision for the years ended December 31, 2011, 2012 and 2013.

Reconciliations of the statutory federal income tax rate and our effective tax rate consist of the following (in thousands):

	Year Ended December 31,
	2011	2012	2013
Tax at federal statutory rate	$(6,772)	$(11,901)	$(21,142)
State statutory rate (net of federal benefit)	(1,162)	(2,193)	(1,921)
Non-deductible stock compensation	260	485	619
Change in valuation allowance	7,647	13,384	22,184
Other	27	225	260

	$—	$—	$—

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Significant components of our deferred tax assets and liabilities were as follows (in thousands):

	As of December 31,
Deferred tax assets:	2012	2013
Net operating loss carryforwards	$24,762	$45,744
Accrued expenses	67	239
Deferred rent	86	160
Accrued bonus	617	583
Accrued compensation	409	638
Stock-based compensation	162	533
Other reserves and accruals	8	2
Property and equipment	69	88
Deferred revenue	122	616

	26,302	48,603
Valuation allowance	(26,302)	(48,603)

Net deferred tax assets	$—	$—

We have provided a full valuation allowance for our deferred tax assets at December 31, 2012 and 2013, due to the uncertainty surrounding the future realization of such assets. Therefore, no benefit has been recognized for the net operating loss carryforwards and other deferred tax assets.

The valuation allowance increased by $13.3 million and $22.3 million during the years ended December 31, 2012 and 2013, respectively. For the years ended December 31, 2012 and 2013, we recorded no tax benefits related to stock-based compensation.

As of December 31, 2013, we have approximately $120.7 million of federal and $97.8 million of state net operating loss carryforwards available to offset future taxable income. If not utilized, the federal and state net operating loss carryforwards begin to expire in 2028.

The deferred tax asset related to our net operating losses include no amounts relating to the tax benefit of stock option exercises, which, when realized, will be recorded as a credit to additional paid-in capital. As of December 31, 2013, we also had approximately $2.1 million and $2.3 million of research and development tax credit carryforwards available to reduce future taxable income if any, for federal and California purposes, respectively. The federal credit carryforwards expire beginning in 2028 and the California research credits do not expire and may be carried forward indefinitely.

Our ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restrictions in the event of past or future ownership changes as defined in Section 382 of the Internal Revenue Code and similar state tax laws. In the event we should experience an ownership change, as defined, utilization of our net operating loss carryforwards and tax credits could be limited.

The American Taxpayer Relief Act of 2012, or the Act, was signed into law on January 2, 2013. The Act retroactively restored several expired business tax provisions, including the federal research tax credit. Because a change in tax law is accounted for in the period of enactment, the retroactive effect of the Act on our U.S. federal research tax credits for 2012 was recognized in the first quarter of 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We evaluate tax positions for recognition using a more-likely-than-not recognition threshold, and those tax positions eligible for recognition are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon the effective settlement with a taxing authority that has full knowledge of all relevant information.

A reconciliation of the beginning and ending amount of the gross unrecognized tax benefit is as follows (in thousands):

	Year Ended December 31,
	2011	2012	2013
Gross unrecognized tax benefits at the beginning of the fiscal year	$799	$1,823	$2,445
Increases for tax positions of prior years	5	27	—
Decreases for tax positions of prior years	(4)	(8)	—
Increases for tax positions related to the current year	1,023	603	2,068

Gross unrecognized tax benefits at the end of the fiscal year	$1,823	$2,445	$4,513

At December 31, 2013, all unrecognized tax benefits are subject to a full valuation allowance and, if recognized, will not affect our tax rate.

We do not anticipate that the total amounts of unrecognized tax benefits will significantly increase or decrease in the next 12 months.

Our policy is to include interest and penalties related to unrecognized tax benefits within our provision for income taxes. Due to our net operating loss position, we have not recorded an accrual for interest or penalties related to uncertain tax positions for the years ended December 31, 2011, 2012 or 2013.

Our primary tax jurisdiction is the United States. All of our tax years are open to examination by U.S. federal and state tax authorities.

Note 15. Net Loss per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including Preferred Stock and outstanding stock options and warrants, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock outstanding would have been anti-dilutive.

When shares of both Class A and Class B common stock are outstanding, net loss is allocated based on the contractual participation rights of the Class A and Class B common stock as if the earnings for the year have been distributed. As the liquidation and dividend rights are identical, the net loss is allocated on a proportionate basis. As of December 31, 2011, 2012 and 2013, only shares of Class A common stock were outstanding and therefore no net loss was allocated.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the calculation of basic and diluted net loss per share for our common stock (in thousands, except per share data):

	Year Ended December 31,
	2011	2012	2013
Net loss	$(19,920)	$(35,004)	$(62,182)

Weighted-average shares used to compute basic and diluted net loss per share	6,093	7,885	9,895

Basic and diluted net loss per share	$(3.27)	$(4.44)	$(6.28)

The following securities were excluded from the calculation of diluted net loss per share for common stock because their effect would have been anti-dilutive for the periods presented (in thousands):

	Year Ended December 31,
	2011	2012	2013
Convertible preferred stock	47,910	64,476	64,476
Stock options and restricted common stock	10,856	12,295	16,687
Warrants	—	—	175

	58,766	76,771	81,338

Unaudited Pro Forma Net Loss per Share

Pro forma basic and diluted net loss per share were computed to give effect to the conversion of the Preferred Stock into Class A common stock using the if-converted method as though the conversion and reclassification had occurred as of the beginning of the first period presented or the original date of issuance, if later.

The following table presents the calculation of basic and diluted pro forma net loss per share (in thousands, except per share data):

Year Ended December 31,
2013
Pro forma net loss	$(62,182)

Shares:
Weighted-average shares used to compute basic net loss per share	9,895
Pro forma adjustment to reflect assumed conversion of convertible preferred stock into Class A common stock to occur upon consummation of our expected initial public offering	64,476

Weighted-average shares used to compute basic and diluted pro forma net loss per share	74,371

Pro forma basic and diluted net loss per share	$(0.84)

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Note 16. 401(k) Plan

We have a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code covering eligible employees. To date, we have not made any matching contributions to this plan.

Note 17. Subsequent Events

For our consolidated financial statements for the year ended and as of December 31, 2013, we evaluated subsequent events through February 7, 2014, which is the date the financial statements were available to be issued.

Note 18. Subsequent Events (unaudited)

In February 2014 our board of directors established the 2014 Equity Incentive Plan, to be effective on the date immediately prior to the date the Company’s prospectus is declared effective by the SEC, and reserved 15,000,000 shares of our Class B common stock for issuance related to this plan. Additionally, in February 2014 our board of directors established the 2014 Employee Stock Purchase Plan, to be effective on the date immediately prior to the date the Company’s prospectus is declared effective by the SEC, and reserved 6,000,000 shares of our Class B common stock for issuance related to this plan.

11,100,000 Shares

Class B Common Stock

Goldman, Sachs & Co.	Morgan Stanley

Allen & Company LLC

Stifel	Canaccord Genuity	Raymond James

Through and including April 7, 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in those securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.